         As filed with the Securities and Exchange Commission on April 22, 2005
                                              Securities Act File No. 333-61831
                                      Investment Company Act File No. 811-05410

-------------------------------------------------------------------------------
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                            ------------------

                                 FORM N-2

                    (CHECK APPROPRIATE BOX OR BOXES)

         Registration Statement Under The Securities Act Of 1933           /X/

                      Pre-Effective Amendment No.                          / /

                    Post-Effective Amendment No. 13                        /X/

                                and/or

      Registration Statement Under The Investment Company Act Of 1940      /X/

                            Amendment No. 59                               /X/
                   (Check appropriate box or boxes)

                          ING PRIME RATE TRUST
             (Exact Name of Registrant Specified in Charter)
                     7337 E. Doubletree Ranch Road
                         Scottsdale, AZ 85258
             (Address of Principal Executive Offices)
    Registrant's Telephone Number, Including Area Code:  (800) 992-0180


       Huey P. Falgout, Jr.                         With copies to:
       ING Investments, LLC                     Jeffrey S. Puretz, Esq.
   7337 E. Doubletree Ranch Road                     Dechert LLP
      Scottsdale, AZ 85258                        1775 I Street, NW
(Name and Address of Agent for Service)         Washington, DC  20006

                            ------------------

APPROXIMATE DATE OF PROPOSED OFFERING:
As soon as practical after the effective date of this Registration Statement

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment
plan, check the following box.   /X/

It is proposed that this filing will become effective:

/X/ When declared effective pursuant to Section 8(c) of the Securities Act of 1933.

                       ING PRIME RATE TRUST ("REGISTRANT")

                          Supplement dated July 1, 2005
         To the Prime Rate Trust $25 million and $5 million Prospectuses
                               Dated July 1, 2005

The following is added to the current Prospectuses of the above listed
Registrant;

INFORMATION REGARDING TRADING OF ING'S U.S. MUTUAL FUNDS

ING Investments, LLC ("Investments"), the adviser to the ING Funds, has reported to the Boards of Directors/Trustees (the "Board") of the ING Funds that, like many U.S. financial services companies, Investments and certain of its U.S. affiliates have received informal and formal requests for information since September 2003 from various governmental and self-regulatory agencies in connection with investigations related to mutual funds and variable insurance products. Investments has advised the Board that it and its affiliates have cooperated fully with each request.

In addition to responding to regulatory and governmental requests, Investments reported that management of U.S. affiliates of ING Groep N.V., including Investments (collectively, "ING"), on their own initiative, have conducted, through independent special counsel and a national accounting firm, an extensive internal review of trading in ING insurance, retirement, and mutual fund products. The goal of this review was to identify any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel. ING's internal review related to mutual fund trading is now substantially completed. ING has reported that, of the millions of customer relationships that ING maintains, the internal review identified several isolated arrangements allowing third parties to engage in frequent trading of mutual funds within ING's variable insurance and mutual fund products, and identified other circumstances where frequent trading occurred, despite measures taken by ING intended to combat market timing. ING further reported that each of these arrangements has been terminated and fully disclosed to regulators. The results of the internal review were also reported to the independent members of the Board.

Investments has advised the Board that most of the identified arrangements were initiated prior to ING's acquisition of the businesses in question in the U.S. Investments further reported that the companies in question did not receive special benefits in return for any of these arrangements, which have all been terminated.

Based on the internal review, Investments has advised the Board that the identified arrangements do not represent a systemic problem in any of the companies that were involved.

More specifically, Investments reported to the Board that, at this time, these instances include the following:

     - ING has identified three arrangements, dating from 1995, 1996 and 1998, under which the administrator to the then-Pilgrim Funds, which subsequently became part of the ING Funds, entered formal and informal arrangements that permitted frequent trading. ING Funds Distributor, LLC ("IFD") has received a notice from the staff of the NASD informing IFD that it has made a preliminary determination to recommend that disciplinary action be brought against IFD and one of its registered persons for violations of the NASD Conduct Rules and certain provisions of the federal securities laws in connection with these arrangements. As permitted under NASD procedures, IFD may respond to the NASD staff before the staff makes a final recommendation.
     - Aeltus Investment Management, Inc. (a predecessor entity to ING Investment Management Co.) has identified two investment professionals who engaged in extensive frequent trading in certain ING Funds. One was subsequently terminated for cause and incurred substantial financial penalties in connection with this conduct and the second has been disciplined.
     - ReliaStar Life Insurance Company ("ReliaStar") entered into agreements seven years ago permitting the owner of policies issued by the insurer to engage in frequent trading and to submit orders until 4pm Central Time. In 2001 ReliaStar also entered into a selling agreement with a broker-dealer that engaged in frequent trading. Employees of ING affiliates were terminated and/or disciplined in connection with these matters.
     - In 1998, Golden American Life Insurance Company entered into arrangements permitting a broker-dealer to frequently trade up to certain specific limits in a fund available in an ING variable annuity product. No employee responsible for this arrangement remains at the company.

For additional information regarding these matters, you may consult the Form 8-K for each of four life insurance companies, ING USA Annuity and Life Insurance Company, ING Life Insurance and Annuity Company, ING Insurance Company of America, and ReliaStar Life Insurance Company of New York, each filed with the Securities and Exchange Commission (the "SEC") on September 9, 2004. These Forms 8-K can be accessed through the SEC's Web site at http://www.sec.gov. Despite the extensive internal review conducted through independent special counsel and a national accounting firm, there can be no assurance that the instances of inappropriate trading reported to the Board are the only instances of such trading respecting the ING Funds.

Investments reported to the Board that ING is committed to conducting its business with the highest standards of ethical conduct with zero tolerance for noncompliance. Accordingly, Investments advised the Board that ING management was disappointed that its voluntary internal review identified these situations. Viewed in the context of the breadth and magnitude of its U.S. business as a whole, ING management does not believe that ING's acquired companies had systemic ethical or compliance issues in these areas. Nonetheless, Investments reported that given ING's refusal to tolerate any lapses, it has taken the steps noted below, and will continue to seek opportunities to further strengthen the internal controls of its affiliates.

     - ING has agreed with the ING Funds to indemnify and hold harmless the ING Funds from all damages resulting from wrongful conduct by ING or its employees or from ING's internal investigation, any investigations conducted by any governmental or self-regulatory agencies, litigation or other formal proceedings, including any proceedings by the Securities and Exchange Commission. Investments reported to the Board that ING management believes that the total amount of any indemnification obligations will not be material to ING or its U.S. business.
     - ING updated its Code of Conduct for employees reinforcing its employees' obligation to conduct personal trading activity consistent with the law, disclosed limits, and other requirements.
     - The ING Funds, upon a recommendation from ING, updated their respective Codes of Ethics applicable to investment professionals with ING entities and certain other fund personnel, requiring such personnel to pre-clear any purchases or sales of ING Funds that are not systematic in nature (i.e., dividend reinvestment), and imposing minimum holding periods for shares of ING Funds.
     - ING instituted excessive trading policies for all customers in its variable insurance and retirement products and for shareholders of the ING Funds sold to the public through financial intermediaries. ING does not make exceptions to these policies.
     - ING reorganized and expanded its U.S. Compliance Department, and created an Enterprise Compliance team to enhance controls and consistency in regulatory compliance.

               PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

[GRAPHIC]

PROSPECTUS


PROSPECTUS


JULY 1, 2005


25,000,000 COMMON SHARES

ING PRIME RATE TRUST


THIS PROSPECTUS SETS FORTH CONCISELY THE INFORMATION ABOUT THE ING PRIME RATE TRUST ("TRUST") THAT A PROSPECTIVE INVESTOR OUGHT TO KNOW BEFORE INVESTING. YOU SHOULD READ IT CAREFULLY BEFORE YOU INVEST, AND KEEP IT FOR FUTURE REFERENCE.

THE TRUST HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") A STATEMENT OF ADDITIONAL INFORMATION DATED JULY 1, 2005 ("SAI") CONTAINING ADDITIONAL INFORMATION ABOUT THE TRUST. THE SAI IS INCORPORATED BY REFERENCE IN ITS ENTIRETY INTO THIS PROSPECTUS. YOU MAY OBTAIN A FREE COPY OF THE SAI BY CONTACTING THE TRUST AT (800) 992-0180 OR BY WRITING TO THE TRUST AT 7337 EAST DOUBLETREE RANCH ROAD, SCOTTSDALE, ARIZONA 85258. IN ADDITION, THE TRUST MAKES AVAILABLE ITS SAI AND ANNUAL AND SEMI-ANNUAL REPORTS, FREE OF CHARGE, ON ITS WEBSITE AT ingfunds.com. THE PROSPECTUS, SAI AND OTHER INFORMATION ABOUT THE TRUST ARE ALSO AVAILABLE ON THE SEC'S WEBSITE (http://www.sec.gov). THE TABLE OF CONTENTS FOR THE SAI APPEARS ON PAGE 30 OF THIS PROSPECTUS.

COMMON SHARES OF THE TRUST TRADE ON THE NEW YORK STOCK EXCHANGE (THE "NYSE") UNDER THE SYMBOL PPR.

MARKET FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT THE TRUST. THERE IS NO GUARANTEE THAT THE TRUST WILL ACHIEVE ITS INVESTMENT OBJECTIVE. INVESTMENT IN THE TRUST INVOLVES CERTAIN RISKS AND SPECIAL CONSIDERATIONS, INCLUDING RISKS ASSOCIATED WITH THE TRUST'S USE OF LEVERAGE. SEE "RISK FACTORS AND SPECIAL CONSIDERATIONS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF ANY FACTORS THAT MAKE INVESTMENT IN THE TRUST SPECULATIVE OR HIGH RISK.


NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[ING LOGO]

                                                                   WHAT'S INSIDE
--------------------------------------------------------------------------------

[GRAPHIC]

OBJECTIVE

[GRAPHIC]

INVESTMENT STRATEGY

This Prospectus describes the Trust's objective, investment strategy and risks.

[GRAPHIC]

RISKS

You'll also find:

[GRAPHIC]

WHAT YOU PAY TO INVEST

WHAT YOU PAY TO INVEST.

A list of the fees and expenses you pay -- both directly and indirectly -- when you invest in the Trust.

Introduction to the Trust                                                      1
Prospectus Synopsis                                                            2
What You Pay To Invest -- Trust Expenses                                       6
Financial Highlights                                                           8
Trading and NAV Information                                                   10
Investment Objective and Policies                                             11
The Trust's Investments                                                       13
Risk Factors and Special Considerations                                       15
Transaction Policies                                                          20
Plan of Distribution                                                          21
Use of Proceeds                                                               22
Dividends and Distributions                                                   22
Investment Management and Other
   Service Providers                                                          23
Description of the Trust                                                      25
Description of Capital Structure                                              27
Tax Matters                                                                   28
More Information                                                              29
Statement of Additional Information
   Table of Contents                                                          30

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                                       INTRODUCTION TO THE TRUST
--------------------------------------------------------------------------------

THIS PROSPECTUS IS DESIGNED TO HELP YOU MAKE AN INFORMED DECISION ABOUT MAKING AN INVESTMENT IN ING PRIME RATE TRUST. PLEASE READ IT CAREFULLY AND RETAIN IT FOR FUTURE REFERENCE.

Who should invest in the Trust?

ING PRIME RATE TRUST MAY SUIT YOU IF YOU:

   -  are seeking a high level of current income; and
   - are willing to accept the risks associated with an investment in a leveraged portfolio consisting primarily of senior loans that are typically below investment grade credit quality.

DESCRIPTION OF THE TRUST

   The Trust is a diversified, closed-end management investment company that seeks to provide investors with as high a level of current income as is consistent with the preservation of capital. The Trust seeks to achieve this objective by investing in a professionally managed portfolio comprised primarily of senior loans, an investment typically not available directly to individual investors.

   The Trust cannot guarantee that it will achieve its investment objective. In addition, since the senior loans in the Trust's portfolio typically are below investment grade credit quality and the portfolio is leveraged, the Trust has speculative characteristics.

   Common Shares of the Trust trade on the NYSE under the symbol PPR.


   The Trust's investment manager is ING Investments, LLC. The Trust's sub-adviser is ING Investment Management Co.


[SIDENOTE]


Risk is the potential that your investment will lose money or not earn as much as you hope. All funds have varying degrees of risk, depending upon the securities they invest in.

This Trust involves certain risks and special considerations, including risks associated with investing in below investment grade assets and risks associated with the Trust's use of borrowing and other leverage strategies. See "Risk Factors and Special Considerations" beginning on page 15.


Please read this Prospectus carefully to be sure you understand the principal risks and strategies associated with the Trust. You should consult the SAI for a complete list of the risks and strategies.

[GRAPHIC]


If you have any questions about the Trust, please call your investment professional or us at (800) 992-0180.


                [GRAPHIC] If you have any questions, please call (800) 992-0180.

                                                 Introduction to the Trust     1

PROSPECTUS SYNOPSIS
--------------------------------------------------------------------------------

The following synopsis is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus.

DESCRIPTION OF THE TRUST

THE TRUST


The Trust is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"). It was organized as a Massachusetts business trust on December 2, 1987. As of June 15, 2005, the Trust's net asset value ("NAV") per Common Share was $_______.


NYSE LISTED


As of June 15, 2005, the Trust had ______ Common Shares outstanding, which are traded on the NYSE under the symbol PPR. At that date, the last reported sales price of a Common Share of the Trust was $______.


INVESTMENT OBJECTIVE

To provide investors with as high a level of current income as is consistent with the preservation of capital. There is no assurance that the Trust will achieve its investment objective.

INVESTMENT MANAGER/SUB-ADVISER


The Trust's investment manager is ING Investments, LLC ("ING Investments" or "Investment Manager"), an Arizona limited liability company. The Investment Manager had assets under management of over $___ billion as of March 31, 2005.

The Investment Manager is an indirect wholly-owned subsidiary of ING Groep N.V. (NYSE: ING) ("ING Groep"). ING Groep is one of the largest financial services organizations in the world with approximately 113,000 employees. Based in Amsterdam, ING Groep offers an array of banking, insurance and asset management services to both individual and institutional investors.

The Investment Manager receives an annual fee, payable monthly, in an amount equal to 0.80% of the Trust's average daily gross asset value, minus the sum of the Trust's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Trust and the liquidation preference of any outstanding preferred shares) ("Managed Assets"). This definition includes the assets acquired through the Trust's use of leverage.

ING Investment Management Co. ("ING IM" or "Sub-Adviser") serves as sub-adviser to the Trust. See "Investment Management and Other Service Providers -- Sub-Adviser" on page 23. ING IM is an affiliate of the Investment Manager.


DISTRIBUTIONS

Income dividends on Common Shares accrue and are declared and paid monthly. Income dividends may be distributed in cash or reinvested in additional full and fractional shares of the Trust through the Trust's Shareholder Investment Program.

PRIMARY INVESTMENT STRATEGY


The Trust seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in higher yielding, U.S. dollar denominated, floating rate secured senior loans ("Senior Loans"). The Senior Loans are typically rated below investment grade credit quality. The Trust makes its investments in Senior Loans by purchasing a portion of the overall loan, I.E., the Trust becomes one of a number of lenders participating in the loan. The Trust will provide shareholders with at least 60 days' prior notice of any change in this investment policy.


The Trust only invests in Senior Loans made to corporations or other business entities organized under U.S. or Canadian law and which are domiciled in the U.S., Canada or in U.S. territories or possessions. Senior Loans either hold the most senior position in the capital structure of the borrower or hold an equal ranking with other senior debt or have characteristics that the Investment Manager believes justify treatment as senior debt.

2     Prospectus Synopsis

                                                             PROSPECTUS SYNOPSIS
--------------------------------------------------------------------------------

OTHER INVESTMENT STRATEGIES AND POLICIES


Assets not invested in Senior Loans may be invested in unsecured loans, subordinated loans, short-term debt securities, and equities acquired in connection with investments in loans. See "Investment Objective and Policies" on page 11.


Loans in which the Trust invests typically have interest rates which reset at least quarterly and may reset as frequently as daily. The maximum duration of an interest rate reset on any loan in which the Trust may invest is one year. In order to achieve overall reset balance, the Trust will ordinarily maintain a dollar-weighted average time to next interest rate adjustment on its loans of 90 days or less.

Normally at least 80% of the Trust's portfolio will be invested in Senior Loans with maturities of one to ten years. The maximum maturity on any loan in which the Trust may invest is ten years.

To seek to increase the yield on the Common Shares, the Trust may engage in lending its portfolio securities. Such lending will be fully secured by investment grade collateral held by an independent agent.

The Trust may hold a portion of its assets in short-term interest bearing instruments. Moreover, in periods when, in the opinion of the Investment Manager or Sub-Adviser, a temporary defensive position is appropriate, up to 100% of the Trust's assets may be held in cash or short-term interest bearing instruments. The Trust may not achieve its investment objective when pursuing a temporary defensive position.

The Trust may not invest in Senior Loans made to foreign borrowers other than borrowers organized under Canadian law and which are domiciled in the U.S., Canada or in U.S. territories or possessions.

The Trust may engage in executing repurchase and reverse repurchase agreements.

LEVERAGE


To seek to increase the yield on the Common Shares, the Trust employs financial leverage by borrowing money and issuing preferred shares. The timing and terms of leverage will be determined by the Trust's Board of Trustees ("Board") in consultation with the Investment Manager or Sub-Adviser. See "Risk Factors and Special Considerations -- Leverage" on page 15.


BORROWINGS


Under the 1940 Act, the Trust may borrow up to an amount equal to 33 1/3% of its total assets (including the proceeds of the borrowings) less all liabilities other than borrowings. The Trust's obligations to holders of its debt are senior to its ability to pay dividends on, or repurchase, Common Shares and preferred shares, or to pay holders of Common Shares and preferred shares in the event of liquidation.


PREFERRED SHARES

Under the 1940 Act, the Trust may issue preferred shares so long as immediately after any issuance of preferred shares the value of the Trust's total assets (less all Trust liabilities and indebtedness that is not senior indebtedness) is at least twice the amount of the Trust's senior indebtedness plus the involuntary liquidation preference of all outstanding shares.


The Trust is authorized to issue an unlimited number of shares of a class of preferred stock in one or more series. In November 2000, the Trust issued 3,600 shares each of Series M, T, W, Th and F Auction Rate Cumulative Preferred Shares, $0.01 par value, $25,000 liquidation preference per share, for a total issuance of $450 million ("Preferred Shares"). The Trust's obligations to holders of the Preferred Shares are senior to its ability to pay dividends on, or repurchase, Common Shares, or to pay holders of Common Shares in the event of liquidation.


The 1940 Act also requires that the holders of the Preferred Shares, voting as a separate class, have the right to:

   -  elect at least two trustees at all times; and

   - elect a majority of the trustees at any time when dividends on any series of Preferred Shares are unpaid for two full years.

In each case, the holders of Common Shares voting separately as a class will elect the remaining trustees.

                [GRAPHIC] If you have any questions, please call (800) 992-0180.

                                                       Prospectus Synopsis     3

PROSPECTUS SYNOPSIS
--------------------------------------------------------------------------------

DIVERSIFICATION

The Trust maintains a diversified investment portfolio, a strategy which seeks to limit exposure to any one issuer or industry.

As a diversified investment company, the Trust may not make investments in any one issuer (other than the U.S. government) if, immediately after such purchase or acquisition, more than 5% of the value of the Trust's total assets would be invested in such issuer, or the Trust would own more than 25% of any outstanding issue. The Trust will consider a borrower on a loan, including a loan participation, to be the issuer of that loan. This strategy is a fundamental policy that may not be changed without shareholder approval. With respect to no more than 25% of its total assets, the Trust may make investments that are not subject to the foregoing restrictions.

In addition, a maximum of 25% of the Trust's total assets, measured at the time of investment, may be invested in any one industry. This strategy is also a fundamental policy that may not be changed without shareholder approval.

PLAN OF DISTRIBUTION


The Common Shares are offered by the Trust through the Trust's Shareholder Investment Program. The Shareholder Investment Program allows participating shareholders to reinvest all dividends in additional shares of the Trust, and also allows participants to purchase additional Common Shares through optional cash investments in amounts ranging from a minimum of $100 to a maximum of $100,000 per month. The Trust reserves the right to reject any purchase order. Please note that cash, travelers checks, third party checks, money orders and checks drawn on non-US banks (even if payment may be effected through a US bank) generally will not be accepted. Common Shares may be issued by the Trust under the Shareholder Investment Program only if the Trust's Common Shares are trading at a premium to NAV. If the Trust's Common Shares are trading at a discount to NAV, Common Shares purchased under the Shareholder Investment Program will be purchased on the open market. See "Plan of Distribution" on page 22.

Shareholders may elect to participate in the Shareholder Investment Program by telephoning the Trust or submitting a completed Participation Form to DST Systems, Inc. ("DST").

Common Shares also may be offered pursuant to privately negotiated transactions between the Trust or ING Funds Distributor, LLC and individual investors. Common Shares of the Trust issued in connection with privately negotiated transactions will be issued at the greater of (i) NAV per Common Share of the Trust's Common Shares or (ii) at a discount ranging from 0% to 5% of the average daily market price of the Trust's Common Shares at the close of business on the two business days preceding the date upon which Common Shares are sold pursuant to the privately negotiated transaction. See "Plan of Distribution" on page 22.


ADMINISTRATOR


The Trust's administrator is ING Funds Services, LLC ("Administrator"). The Administrator is an affiliate of the Investment Manager. The Administrator receives an annual fee, payable monthly, in a maximum amount equal to 0.25% of the Trust's Managed Assets.


RISK FACTORS AND SPECIAL CONSIDERATIONS

CREDIT RISK ON LOANS


The Trust invests a substantial portion of its assets in below investment grade senior loans and other below investment grade assets. Below investment grade loans involve a greater risk that borrowers may not make timely payment of the interest and principal due on their loans. They also involve a greater risk that the value of such loans could decline significantly. If borrowers do not make timely payments of the interest due on their loans, the yield on the Trust's Common Shares will decrease. If borrowers do not make timely payment of the principal due on their loans, or if the value of such loans decreases, the Trust's NAV will decrease.


4     Prospectus Synopsis

                                                             PROSPECTUS SYNOPSIS
--------------------------------------------------------------------------------

INTEREST RATE RISK


Changes in short-term market interest rates will directly affect the yield on the Trust's Common Shares. If short-term market interest rates fall, the yield on the Trust's Common Shares will also fall. To the extent that the interest rate spreads on loans in the Trust's portfolio experience a general decline, the yield on the Trust's Common Shares will fall and the value of the Trust's assets may decrease, which will cause the Trust's NAV to decrease. Conversely, when short-term market interest rates rise, because of the lag between changes in such short-term rates and the resetting of the floating rates on assets in the Trust's portfolio, the impact of rising rates will be delayed to the extent of such lag.


DISCOUNT FROM NAV

As with any security, the market value of the Common Shares may increase or decrease from the amount that you paid for the Common Shares.

The Trust's Common Shares may trade at a discount to NAV. This is a risk separate and distinct from the risk that the Trust's NAV per Common Share may decrease.

LEVERAGE


The Trust's use of leverage through borrowings and the issuance of Preferred Shares can adversely affect the yield on the Trust's Common Shares. To the extent that the Trust is unable to invest the proceeds from the use of leverage in assets which pay interest at a rate which exceeds the rate paid on the leverage, the yield on the Trust's Common Shares will decrease. In addition, in the event of a general market decline in the value of assets such as those in which the Trust invests, the effect of that decline will be magnified in the Trust because of the additional assets purchased with the proceeds of the leverage. As of June 15, 2005, the Trust had $___ million of borrowings outstanding under __ credit facilities totaling $____, and $__ million of Preferred Shares issued and outstanding.


LIMITED SECONDARY MARKET FOR LOANS

Because of the limited secondary market for loans, the Trust may be limited in its ability to sell loans in its portfolio in a timely fashion and/or at a favorable price.

DEMAND FOR LOANS

An increase in demand for loans may adversely affect the rate of interest payable on new loans acquired by the Trust, and it may also increase the price of loans in the secondary market.

IMPACT OF SHAREHOLDER INVESTMENT PROGRAM AND PRIVATELY NEGOTIATED TRANSACTIONS

The issuance of Common Shares through the Shareholder Investment Program and/or through privately negotiated transactions may have an adverse effect on prices in the secondary market for the Trust's Common Shares by increasing the number of Common Shares available for sale. In addition, the Common Shares may be issued at a discount to the market price for such Common Shares, which may put downward pressure on the market price for Common Shares of the Trust.

                [GRAPHIC] If you have any questions, please call (800) 992-0180.

                                                       Prospectus Synopsis     5

WHAT YOU PAY TO INVEST -- TRUST EXPENSES
--------------------------------------------------------------------------------

The cost you pay to invest in the Trust includes the expenses incurred by the Trust. In accordance with SEC requirements, the table below shows the expenses of the Trust, including interest expense on borrowings, as a percentage of the average net assets of the Trust, and not as a percentage of gross assets or Managed Assets. By showing expenses as a percentage of net assets, expenses are not expressed as a percentage of all of the assets that are invested for the Trust. The Table below assumes that the Trust has issued $450 million of Preferred Shares and has borrowed an amount equal to 25% of its Managed Assets. For information about the Trust's expense ratios if the Trust had not borrowed or issued Preferred Shares, see "Risk Factors and Special Considerations -- Annual Expenses Without Borrowings or Preferred Shares."


SHAREHOLDER TRANSACTION EXPENSES

Shareholder Investment Program Fees                                                             NONE
Privately Negotiated Transactions
   Maximum Sales Load on Your Investment (as a percentage of offering price)                    3.00%

ANNUAL EXPENSES (AS A PERCENTAGE OF NET ASSETS ATTRIBUTABLE TO COMMON SHARES)
Management and Administrative Fees(1)                                                           2.05%
Interest Expense on Borrowed Funds                                                                  %
Other Operating Expenses(2)                                                                         %
Total Annual Expenses(3)                                                                            %


(1) Pursuant to the Investment Management Agreement with the Trust, ING Investments is paid a fee of 0.80% of the Trust's Managed Assets. Pursuant to its Administration Agreement with the Trust, ING Funds Services, LLC, the Trust's Administrator, is paid a fee of 0.25% of the Trust's Managed Assets. See "Investment Management and Other Service Providers -- The Administrator."


(2) "Other Operating Expenses" are based on estimated amounts for the current fiscal year, which, in turn, are based on "other operating expenses" for the fiscal year ended July 1, 2006, and do not include the expenses of borrowing.

(3) If the Total Annual Expenses of the Trust were expressed as a percentage of Managed Assets (assuming the same 25% borrowing), the Total Annual Expense ratio would be ___%.


6     What You Pay to Invest -- Trust Expenses

                                        WHAT YOU PAY TO INVEST -- TRUST EXPENSES
--------------------------------------------------------------------------------

EXAMPLES


The following hypothetical Examples show the amount of the expenses that an investor in the Trust would bear on a $1,000 investment that is held for the different time periods in the table. The examples assume that all dividends and other distributions are reinvested at NAV and that the percentage amounts listed under Total Annual Expenses above remain the same in the years shown. The tables and the assumption in the hypothetical examples of a 5% annual return are required by regulations of the SEC applicable to all investment companies. The assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of the Trust's Common Shares. For more complete descriptions of certain of the Trust's costs and expenses, see "Investment Management and Other Service Providers."


Example #1


The following Example applies to shares issued in connection with the Trust's Shareholder Investment Program. This example does not take into account whether such shares are purchased at a discount or a premium to the Trust's NAV.



                                                            1 YEAR         3 YEARS          5 YEARS          10 YEARS
---------------------------------------------------------------------------------------------------------------------
You would pay the following expenses on a $1,000
investment, assuming a 5% annual return and where
the Trust has borrowed in an amount equal to 25%
of its Managed Assets                                       $              $                $                $

You would pay the following expenses on a $1,000
investment, assuming a 5% annual return and where
the Trust has not borrowed                                  $              $                $                $


Example #2


The following Example applies to shares issued in connection with privately negotiated transactions, which have the maximum front-end sales load of 3%.



                                                            1 YEAR         3 YEARS          5 YEARS          10 YEARS
---------------------------------------------------------------------------------------------------------------------
You would pay the following expenses on a $1,000
investment, assuming a 5% annual return and where
the Trust has borrowed in an amount equal to 25%
of its Managed Assets                                       $              $                $                $

You would pay the following expenses on a $1,000
investment, assuming a 5% annual return and where
the Trust has not borrowed                                  $              $                $                $


The purpose of the above tables is to assist you in understanding the various costs and expenses that an investor in the Trust will bear directly or indirectly.

THE FOREGOING EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF FUTURE EXPENSES, AND ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

                [GRAPHIC] If you have any questions, please call (800) 992-0180.

                                  What You Pay to Invest -- Trust Expenses     7

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS TABLE


The table below sets forth selected financial information which has been derived from the financial statements in the Trust's Annual Report dated as of February 28, 2005. The information in the table below has been audited by KPMG LLP, independent registered public accounting firm. A report of the Trust's independent registered public accounting firm along with the Trust's financial statements is included in the Trust's Annual Report dated as of February 28, 2005. A free copy of the Annual Report may be obtained by calling (800) 992-0180.



                                             YEARS ENDED FEBRUARY 28 OR FEBRUARY 29,
                                      -----------------------------------------------------
                                        2005         2004           2003           2002
                                      --------   ------------   ------------   ------------
PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of year               $       6.73   $       7.20   $       8.09
Net investment income                                    0.46           0.50           0.74
Net realized and unrealized gain
  (loss) on investments                                  0.61          (0.47)         (0.89)
                                      --------   ------------   ------------   ------------
Increase (decrease) in net asset
  value from investment operations                       1.07           0.03          (0.15)
Distributions to Common
  Shareholders from net
  investment income                                     (0.42)         (0.45)         (0.63)
Distribution to Preferred
  Shareholders                                          (0.04)         (0.05)         (0.11)
Reduction in net asset value
  from Preferred Shares
  offerings                                                --             --             --
                                      --------   ------------   ------------   ------------
Net asset value, end of year                     $       7.34   $       6.73   $       7.20
                                      ========   ============   ============   ============
Closing market price at end of
  year                                           $       7.84   $       6.46   $       6.77
TOTAL INVESTMENT RETURN(1)
Total investment return at
  closing market price(2)                               28.77%          2.53%         (9.20)%
Total investment return at net
  asset value(3)                                        15.72%          0.44%         (3.02)%
Ratios/Supplemental Data
Net assets end of year (000's)                   $  1,010,325   $    922,383   $    985,982
Preferred Shares Aggregate
  amount outstanding (000's)                     $    450,000   $    450,000   $    450,000
Borrowings at end of year(000's)                 $    225,000   $    167,000   $    282,000
Liquidation and market value
  per share of Preferred Shares                  $     25,000   $     25,000   $     25,000
Asset coverage per $1,000 of
  debt(6)                                        $      2,500   $      2,500   $      2,350
Average borrowings (000's)                       $    143,194   $    190,671   $    365,126
Ratios to average net assets
  including Preferred Shares(7)
  Expenses (before interest and
    other fees related to
    revolving credit facility)                           1.45%          1.49%          1.57%
  Expenses                                               1.65%          1.81%          2.54%
  Net investment income                                  4.57%          4.97%          6.83%
Ratios to average net assets
  plus borrowing
  Expenses (before interest and
    other fees related to
    revolving credit facility)                           1.84%          1.82%          1.66%
  Expenses                                               2.09%          2.23%          2.70%
  Net investment income                                  5.82%          6.10%          7.24%
Ratios to average net assets
  Expenses (before interest and
    other fees related to
    revolving credit facility)                           2.11%          2.19%          2.25%
  Expenses                                               2.40%          2.68%          3.64%
  Net investment income                                  6.68%          7.33%          9.79%
  Portfolio turnover rate                                  87%            48%            53%
  Common shares outstanding at
    end of year (000's)                               137,638        136,973        136,973


8     Financial Highlights

                                                            FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


                                            YEARS ENDED FEBRUARY 28 OR FEBRUARY 29,
                                            ---------------------------------------
                                                             2001
                                                        --------------
PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of year                      $         8.95
Net investment income                                             0.88
Net realized and unrealized gain
  (loss) on investments                                          (0.78)
                                                        --------------
Increase (decrease) in net asset
  value from investment operations                                0.10
Distributions to Common
  Shareholders from net
  investment income                                              (0.86)
Distribution to Preferred
  Shareholders                                                   (0.06)
Reduction in net asset value
  from Preferred Shares
  offerings                                                      (0.04)
                                                        --------------
Net asset value, end of year                            $         8.09
                                                        ==============
Closing market price at end of
  year                                                  $         8.12
TOTAL INVESTMENT RETURN(1)
Total investment return at
  closing market price(2)                                         9.10%
Total investment return at net
  asset value(3)                                                  0.19%
Ratios/Supplemental Data
Net assets end of year (000's)                          $    1,107,432
Preferred Shares Aggregate
  amount outstanding (000's)                            $      450,000
Borrowings at end of year(000's)                        $      510,000
Liquidation and market value
  per share of Preferred Shares                         $       25,000
Asset coverage per $1,000 of
  debt(6)                                               $        2,150
Average borrowings (000's)                              $      450,197
Ratios to average net assets
  including Preferred Shares(7)
  Expenses (before interest and
    other fees related to
    revolving credit facility)                                    1.62%
  Expenses                                                        3.97%
  Net investment income                                           9.28%
Ratios to average net assets
  plus borrowing
  Expenses (before interest and
    other fees related to
    revolving credit facility)                                    1.31%
  Expenses                                                        3.21%
  Net investment income                                           7.50%
Ratios to average net assets
  Expenses (before interest and
    other fees related to
    revolving credit facility)                                    1.81%
  Expenses                                                        4.45%
  Net investment income                                          10.39%
  Portfolio turnover rate                                           46%
  Common shares outstanding at
    end of year (000's)                                        136,847

                                                              YEARS ENDED FEBRUARY 28 OR FEBRUARY 29,
                                       -------------------------------------------------------------------------------------
                                          2000(4)           1999(4)           1998(4)         1997(4)            1996(9)
                                       -------------     -------------     -------------   -------------     ---------------
PER SHARE OPERATING PERFORMANCE
Net asset value, beginning of year     $        9.24     $        9.34     $        9.45   $        9.61     $          9.66
Net investment income                           0.79              0.79              0.87            0.82                0.89
Net realized and unrealized gain
  (loss) on investments                        (0.30)            (0.10)            (0.13)          (0.02)              (0.08)
                                       -------------     -------------     -------------   -------------     ---------------
Increase (decrease) in net asset
  value from investment operations              0.49              0.69              0.74            0.80                0.81
Distributions to Common
  Shareholders from net
  investment income                            (0.78)            (0.82)            (0.85)          (0.82)              (0.86)
Distribution to Preferred
  Shareholders                                    --              0.03                --              --                  --
Reduction in net asset value
  from Preferred Shares
  offerings                                       --                --                --           (0.14)                 --
                                       -------------     -------------     -------------   -------------     ---------------
Net asset value, end of year           $        8.95     $        9.24     $        9.34   $        9.45     $          9.61
                                       =============     =============     =============   =============     ===============
Closing market price at end of
  year                                 $        8.25     $        9.56     $       10.31   $       10.00     $          9.50
TOTAL INVESTMENT RETURN(1)
Total investment return at
  closing market price(2)                      (5.88)%            1.11%            12.70%          15.04%(8)           19.19%
Total investment return at net
  asset value(3)                                5.67%             7.86%             8.01%           8.06%(8)            9.21%
Ratios/Supplemental Data
Net assets end of year (000's)         $   1,217,339     $   1,202,565     $   1,034,403   $   1,031,089     $       862,938
Preferred Shares Aggregate
  amount outstanding (000's)                      --                --                --              --                  --
Borrowings at end of year(000's)       $     484,000     $     534,000                --              --                  --
Liquidation and market value
  per share of Preferred Shares                   --                --                --              --                  --
Asset coverage per $1,000 of
  debt(6)                              $       3,520     $       3,250                --              --                  --
Average borrowings (000's)             $     524,019     $     490,978     $     346,110   $     131,773                  --
Ratios to average net assets
  including Preferred Shares(7)
  Expenses (before interest and
    other fees related to
    revolving credit facility)                    --                --                --              --                  --
  Expenses                                        --                --                --              --                  --
  Net investment income                           --                --                --              --                  --
Ratios to average net assets
  plus borrowing
  Expenses (before interest and
    other fees related to
    revolving credit facility)                  1.00%(5)          1.05%(5)          1.04%           1.13%                 --
  Expenses                                      2.79%(5)          2.86%(5)          2.65%           1.92%                 --
  Net investment income                         6.12%             6.00%             6.91%           7.59%                 --
Ratios to average net assets
  Expenses (before interest and
    other fees related to
    revolving credit facility)                  1.43%(5)          1.50%(5)          1.39%           1.29%                 --
  Expenses                                      4.00%(5)          4.10%(5)          3.54%           2.20%               1.23%
  Net investment income                         8.77%             8.60%             9.23%           8.67%               9.23%
  Portfolio turnover rate                         71%               68%               90%             82%                 88%
  Common shares outstanding at
    end of year (000's)                      136,036           130,206           110,764         109,140              89,794


(1) Total investment return calculations are attributable to common shareholders.
(2) Total investment return measures the change in the market value of your investment assuming reinvestment of dividends and capital gain distributions, if any, in accordance with the provisions of the dividend reinvestment plan.

(3) Total investment return at NAV has been calculated assuming a purchase at NAV at the beginning of each period and a sale at NAV at the end of each period and assumes reinvestment of dividends and capital gain distributions in accordance with the provisions of the dividend reinvestment plan. This calculation differs from total investment return because it excludes the effects of changes in the market values of the Trust's shares.

(4) The Investment Manager agreed to reduce its fee for a period of three years from the Expiration Date of the November 12, 1996 Rights Offering to 0.60% of the average daily net assets, plus the proceeds of any outstanding borrowings, over $1.15 billion.
(5)  Calculated on total expenses before impact of earnings credits.
(6) Asset coverage represents the total assets available for settlement of Preferred Stockholder's interest and notes payables in relation to the Preferred Shareholder interest and notes payable balance outstanding. The Preferred Shares were first offered November 2, 2000.
(7) Ratios do not reflect the effect of dividend payments to Preferred Shareholders; income ratios reflect income earned on assets attributable to preferred shares.
(8) Calculation of total return excludes the effects of the per share dilution resulting from the rights offering as the total account value of a fully subscribed shareholder was minimally impacted.
(9) Pilgrim Investments, Inc., the Trust's investment manager, acquired certain assets of Pilgrim Management Corporation, the Trust's former investment manager, in a transaction that closed on April 7, 1995.

                [GRAPHIC] If you have any questions, please call (800) 992-0180.

                                                      Financial Highlights     9

TRADING AND NAV INFORMATION
--------------------------------------------------------------------------------

The following table shows for the Trust's Common Shares for the periods indicated: (1) the high and low closing prices as shown on the NYSE Composite Transaction Tape; (2) the NAV per Common Share represented by each of the high and low closing prices as shown on the NYSE Composite Transaction Tape; and (3) the discount from or premium to NAV per Share (expressed as a percentage) represented by these closing prices. The table also sets forth the aggregate number of shares traded as shown on the NYSE Composite Transaction Tape during the respective quarter.


                                                                                        PREMIUM/(DISCOUNT)
                                               PRICE                    NAV                  TO NAV
                                       ----------------------   --------------------   ---------------------      REPORTED
            CALENDAR QUARTER ENDED        HIGH         LOW        HIGH        LOW        HIGH         LOW       NYSE VOLUME
                                       ----------    --------   --------    --------   --------    ---------    -----------
            March 31, 2003             $    6.690    $  6.130   $   6.74    $   6.69      (0.74)%      (8.37)%   16,702,202
            June 30, 2003                   7.240       6.690       6.98        6.74       3.72        (0.74)    19,962,000
            September 30, 2003              7.660       7.000       7.00        7.08       9.43        (1.13)    17,908,200
            December 31, 2003               8.020       7.250       7.27        7.13      10.32         1.68     15,522,226
            March 31, 2004                  8.170       7.710       7.36        7.34      11.01         5.04     18,287,600
            June 30, 2004
            September 30, 2004
            December 31, 2004
            March 31, 2005



On June 15, 2005, the last reported sale price of a Common Share of the Trust's Common Shares on the NYSE was $_____. The Trust's NAV on June 15, 2005 was $_____. See "Transaction Policies -- Net Asset Value." On June 15, 2005 the last reported sale price of a share of the Trust's Common Shares on the NYSE ($____) represented a _____% premium above NAV ($____) as of that date.


The Trust's Common Shares have traded in the market above, at, and below NAV since March 9, 1992, when the Trust's Common Shares were listed on the NYSE. The Trust cannot predict whether its Common Shares will trade in the future at a premium or discount to NAV, and if so, the level of such premium or discount. Shares of closed-end investment companies frequently trade at a discount from NAV.

10    Trading and NAV Information

                                               INVESTMENT OBJECTIVE AND POLICIES
--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE

The Trust's investment objective is to provide investors with as high a level of current income as is consistent with the preservation of capital. The Trust seeks to achieve this investment objective by investing in the types of assets described below:

1. SENIOR LOANS. Under normal circumstances, at least 80% of the Trust's net assets, plus the amount of any borrowings for investment purposes, will be invested in higher yielding, U.S. dollar denominated, floating rate secured senior loans (Senior Loans). The Trust will provide shareholders with at least 60 days' prior notice of any change in this investment policy.


     The Trust only invests in Senior Loans made to corporations or other business entities organized under U.S. or Canadian law and which are domiciled in the U.S., Canada or in U.S. territories or possessions. These Senior Loans are typically below investment grade in quality. The Trust typically makes its investments in Senior Loans by purchasing a portion of the overall loan, I.E., the Trust becomes one of a number of lenders participating in the loan. The Trust may also make its investments in Senior Loans through the use of derivative instruments such as participations, credit-linked notes, credit default swaps and total return swaps as long as the reference obligation for any such instrument is a Senior Loan. Investments through the use of such derivative instruments involve counter party risk, I.E., the risk that the party from which such instrument is purchased will not perform as agreed. The Trust seeks to minimize such counter party risk by purchasing such investments only from large, well established and highly rated counter parties.


     Senior Loans either hold the most senior position in the capital structure of the borrower or hold an equal ranking with other senior debt or have characteristics that the Investment Manager or Sub-Adviser believes justify treatment as senior debt.


     The Trust does not invest in Senior Loans whose interest rates are tied to non-domestic interest rates other than the London Inter-Bank Offered Rate ("LIBOR").

2. OTHER INVESTMENTS. Under normal circumstances the Trust may also invest up to 20% of its total assets in the following types of investments ("Other Investments"):


     -  unsecured loans

     -  subordinated loans

     -  short-term debt securities

     -  equity securities incidental to investment in loans

3. CASH AND SHORT-TERM INSTRUMENTS. Under normal circumstances, the Trust may invest in cash and/or short-term instruments. During periods when, in the opinion of the Investment Manager or Sub-Adviser, a temporary defensive posture in the market is appropriate, the Trust may hold up to 100% of its assets in cash and/or short-term instruments.

FUNDAMENTAL DIVERSIFICATION POLICIES

1. INDUSTRY DIVERSIFICATION. The Trust may invest in any industry. The Trust may not invest more than 25% of its total assets in any single industry.


2. BORROWER DIVERSIFICATION. As a diversified investment company, the Trust may not make investments in any one issuer (other than the U.S. government) if, immediately after such purchase or acquisition, more than 5% of the value of the Trust's total assets would be invested in such issuer, or the Trust would own more than 25% of any outstanding issue. The Trust will consider the borrower on a loan, including a loan participation, to be the issuer of such loan. With respect to no more than 25% of its total assets, the Trust may make investments that are not subject to the foregoing restrictions.


These fundamental diversification policies may only be changed with approval by a majority of all shareholders, including the vote of a majority of the holders of Preferred Shares, and holders of any other preferred shares, voting separately as a class.

INVESTMENT POLICIES

The Investment Manager and Sub-Adviser follow certain investment policies set by the Trust's Board of Trustees. Some of those policies are set forth below. Please refer to the SAI for additional information on these and other investment policies.

1. PAYABLE IN U.S. DOLLARS. All investments purchased by the Trust must be denominated in U.S. dollars.

2. MATURITY. Normally at least 80% of the Trust's total assets will be invested in Senior Loans with maturities of one to ten years. The maximum maturity on any loan in which the Trust can invest is ten years.

3. INTEREST RATE RESETS. Normally, at least 80% of the Trust's total assets will be invested in assets with rates of interest which reset either daily, monthly, or quarterly. The maximum duration of an interest rate reset on any loan investment in which the Trust may invest is one year. In addition, the Trust will ordinarily maintain a dollar-weighted average time until the next interest rate adjustment on its loan investments of 90 days or less.


4. LIMITATIONS ON SUBORDINATED AND UNSECURED LOANS. The Trust may also invest up to 5% of its total assets, measured at the time of investment, in subordinated and unsecured loans. The Trust may acquire a subordinated loan only if, at the time of acquisition, it acquires or holds a Senior Loan from the same borrower. The Trust will acquire unsecured loans only where the Investment Manager or Sub-Adviser believes, at the time of acquisition, that the Trust would have the right to payment upon default that is not subordinate to

                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                                         Investment Objective and Policies    11

INVESTMENT OBJECTIVE AND POLICIES
--------------------------------------------------------------------------------


     any other creditor. The maximum of 5% of the Trust's assets invested in subordinated and unsecured loans will constitute part of the 20% of the Trust's assets that may be invested in "Other Investments" as described above, and will not count toward the 80% of the Trust's assets that are normally invested in Senior Loans.


5. INVESTMENT QUALITY; CREDIT ANALYSIS. Loans in which the Trust invests generally are rated below investment grade credit quality or are unrated. In acquiring a loan, the Investment Manager or Sub-Adviser will consider some or all of the following factors concerning the borrower: ability to service debt from internally generated funds; adequacy of liquidity and working capital; appropriateness of capital structure; leverage consistent with industry norms; historical experience of achieving business and financial projections; the quality and experience of management; and adequacy of collateral coverage. The Investment Manager or Sub-Adviser performs its own independent credit analysis of each borrower. In so doing, the Investment Manager or Sub-Adviser may utilize information and credit analyses from agents that originate or administer loans, other lenders investing in a loan, and other sources. The Investment Manager or Sub-Adviser also may communicate directly with management of the borrowers. These analyses continue on a periodic basis for any Senior Loan held by the Trust. See "Risk Factors and Special Considerations -- Credit Risk on Senior Loans."

6. USE OF LEVERAGE. The Trust may borrow money and issue preferred shares to the fullest extent permitted by the 1940 Act. See "Policy on Borrowing" and "Policy on Issuance of Preferred Shares" below.

7. SHORT-TERM INSTRUMENTS. Short-term instruments in which the Trust invests may include (i) commercial paper rated A-1 by Standard and Poor's or P-1 by Moody's Investors Service, Inc., or of comparable quality as determined by the Investment Manager, (ii) certificates of deposit, banker's acceptances, and other bank deposits and obligations, and (iii) securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

8. SECURITIES LENDING. The Trust also may lend portfolio securities on a short-term or long-term basis, an amount equal to up to 33 1/3% of its total assets.

POLICY ON BORROWING

Beginning in May of 1996, the Trust began a policy of borrowing for investment purposes. The Trust seeks to use proceeds from borrowing to acquire loans and other investments which pay interest at a rate higher than the rate the Trust pays on borrowings. Accordingly, borrowing has the potential to increase the Trust's total income available to holders of its Common Shares.

The Trust may issue notes, commercial paper, or other evidences of indebtedness and may be required to secure repayment by mortgaging, pledging, or otherwise granting a security interest in the Trust's assets. The terms of any such borrowings are subject to the provisions of the 1940 Act, and also subject to the more restrictive terms of the credit agreements relating to borrowings and additional guidelines imposed by rating agencies which are more restrictive than the provisions of the 1940 Act. The Trust is permitted to borrow an amount equal to up to 33 1/3%, or such other percentage permitted by law, of its total assets (including the amount borrowed) less all liabilities other than borrowings. See "Risk Factors and Special Considerations -- Leverage" and "Risk Factors and Special Considerations -- Restrictive Covenants and 1940 Act Restrictions."

POLICY ON ISSUANCE OF PREFERRED SHARES

The Trust has a policy of issuing preferred shares for investment purposes. The Trust seeks to use the proceeds from preferred shares to acquire loans and other investments which pay interest at a rate higher than the dividends payable on preferred shares. The terms of the issuance of preferred shares are subject to the 1940 Act and to additional guidelines imposed by rating agencies, which are more restrictive than the provisions of the 1940 Act. Under the 1940 Act, the Trust may issue preferred shares so long as immediately after any issuance of preferred shares the value of the Trust's total assets (less all Trust liabilities and indebtedness that is not senior indebtedness) is at least twice the amount of the Trust's senior indebtedness plus the involuntary liquidation preference of all outstanding shares. In November 2000, the Trust issued 18,000 Preferred Shares for a total of $450 million. See "Risk Factors and Special Considerations -- Leverage."

12    Investment Objective and Policies

                                                         THE TRUST'S INVESTMENTS
--------------------------------------------------------------------------------

As stated above under Investment Objective and Policies, the Trust will invest primarily in Senior Loans. This section contains a discussion of the characteristics of Senior Loans, the manner in which those investments are made and the market for Senior Loans.

SENIOR LOAN CHARACTERISTICS

Senior Loans are loans that are typically made to business borrowers to finance leveraged buy-outs, recapitalizations, mergers, stock repurchases and internal growth. Senior Loans generally hold the most senior position in the capital structure of a borrower and are usually secured by liens on the assets of the borrowers, including tangible assets such as cash, accounts receivable, inventory, property, plant and equipment, common and/or preferred stock of subsidiaries, and intangible assets including trademarks, copyrights, patent rights and franchise value. The Trust may also receive guarantees as a form of collateral.


Senior loans are typically structured to include two or more types of loans within a single credit agreement. The most common structure is to have a revolving loan and a term loan. A revolving loan is a loan that can be drawn upon, repaid fully or partially, and then the repaid portions can be drawn upon again. A term loan is a loan that is fully drawn upon immediately and once repaid it cannot be drawn upon again. Sometimes there may be two or more term loans, and they may be secured by different collateral and have different repayment schedules and maturity dates. In addition to revolving loans and term loans, senior loan structures can also contain facilities for the issuance of letters of credit, and may contain mechanisms for lenders to pre-fund letters of credit through credit-linked deposits.

The Trust typically invests only in the term loan portions of Senior Loan structures, although it does sometimes invest in the revolving loan portions and the pre-funded letters of credit portions.


By virtue of their senior position and collateral, Senior Loans typically provide lenders with the first right to cash flows or proceeds from the sale of a borrower's collateral if the borrower becomes insolvent (subject to the limitations of bankruptcy law, which may provide higher priority to certain claims such as, for example, employee salaries, employee pensions and taxes). This means Senior Loans are generally repaid before unsecured bank loans, corporate bonds, subordinated debt, trade creditors, and preferred or common stockholders.

Senior Loans typically pay interest at least quarterly at rates which equal a fixed percentage spread over a base rate such as LIBOR. For example, if LIBOR were 2.00% and the borrower were paying a fixed spread of 3.00%, the total interest rate paid by the borrower would be 5.00%. Base rates and, therefore, the total rates paid on Senior Loans float, I.E., they change as market rates of interest change.

Although a base rate such as LIBOR can change every day, loan agreements for Senior Loans typically allow the borrower the ability to choose how often the base rate for its loan will change. Such periods can range from one day to one year, with most borrowers choosing monthly or quarterly reset periods. During periods of rising interest rates, borrowers will tend to choose longer reset periods, and during periods of declining interest rates, borrowers will tend to choose shorter reset periods. The fixed spread over the base rate on a Senior Loan typically does not change.

Senior Loans generally are arranged through private negotiations between a borrower and several financial institutions represented by an agent who is usually one of the originating lenders. In larger transactions, it is common to have several agents; however, generally only one such agent has primary responsibility for ongoing administration of a Senior Loan. Agents are typically paid fees by the borrower for their services. The agent is primarily responsible for negotiating the loan agreement which establishes the terms and conditions of the Senior Loan and the rights of the borrower and the lenders. The agent also is responsible for monitoring collateral and for exercising remedies available to the lenders such as foreclosure upon collateral.

Loan agreements may provide for the termination of the agent's agency status in the event that it fails to act as required under the relevant loan agreement, becomes insolvent, enters FDIC receivership or, if not FDIC insured, enters into bankruptcy. Should such an agent, lender or assignor with respect to an assignment interpositioned between the Trust and the borrower become insolvent or enter FDIC receivership or bankruptcy, any interest in the Senior Loan of such person and any loan payment held by such person for the benefit of the Trust should not be included in such person's or entity's bankruptcy estate. If, however, any such amount were included in such person's or entity's bankruptcy estate, the Trust would incur certain costs and delays in realizing payment or could suffer a loss of principal or interest. In this event, the Trust could experience a decrease in NAV.

The Trust acquires Senior Loans from lenders such as banks, insurance companies, finance companies, other investment companies and private investment funds. The Trust may also acquire Senior Loans from U.S. branches of foreign banks that are regulated by the Federal Reserve System or appropriate state regulatory authorities.

INVESTMENT BY THE TRUST


The Trust typically invests in Senior Loans primarily by purchasing an assignment of a portion of a Senior Loan from a third party, either in connection with the original loan transaction (I.E., in the primary market) or after the initial loan transaction (I.E., in the secondary market). When the Trust purchases a Senior Loan in the primary market, it may share in a fee paid to the original lender. When the Trust purchases a Senior Loan in the secondary market, it may pay a fee to, or forego a portion of interest payments from, the lender making


                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                                                   The Trust's Investments    13

THE TRUST'S INVESTMENTS
--------------------------------------------------------------------------------


the assignment. The Trust may also make its investments in Senior Loans through the use of derivative instruments such as participations, credit-linked notes, credit default swaps and total return swaps as long as the reference obligation for any such instrument is a Senior Loan. Investments through the use of such derivative instruments involve counter party risk, I.E., the risk that the party from which such instrument is purchased will not perform as agreed. The Trust seeks to minimize such counter party risk by purchasing such investments only from large, well established and highly rated counter parties.


Except for rating agency guidelines imposed on the Trust's portfolio while it has outstanding Preferred Shares, there is no minimum rating or other independent evaluation of a borrower limiting the Trust's investments and most Senior Loans that the Trust may acquire, if rated, will be rated below investment grade credit quality. See "Risk Factors and Special Considerations -- Credit Risk on Senior Loans."

ASSIGNMENTS. When the Trust is a purchaser of an assignment, it succeeds to all the rights and obligations under the loan agreement of the assigning lender and becomes a lender under the loan agreement with the same rights and obligations as the assigning lender. These rights include the ability to vote along with the other lenders on such matters as enforcing the terms of the loan agreement, E.G., declaring defaults, initiating collection action, etc. Taking such actions usually requires at least a vote of the lenders holding a majority of the investment in the loan, and may require a vote by lenders holding two-thirds or more of the investment in the loan. Because the Trust typically does not hold a majority of the investment in any loan, it will not be able by itself to control decisions that require a vote by the lenders.

ACQUISITION COSTS. When the Trust acquires an interest in a Senior Loan in the primary market, it typically acquires the loan at par less its portion of the fee paid to all originating lenders. When the Trust acquires an interest in a Senior Loan, in the secondary market, it may be at par, but typically the Trust will do so at premium or discount to par.

SENIOR LOAN MARKET

Total U.S. domestic Senior Loan volume has increased dramatically over the last 10 years. This increase has helped improve the liquidity of Senior Loans. However, this increase has also been accompanied by an increase in the number of participants in the Senior Loan market. Currently, the Senior Loan market is experiencing a narrowing of spreads over LIBOR and some relaxation in credit standards due to an insufficient number of loans to satisfy the requirements of all lenders. More loans may become available if the U.S. economy continues to show signs of improvement.

14    The Trust's Investments

                                         RISK FACTORS AND SPECIAL CONSIDERATIONS
--------------------------------------------------------------------------------

RISK IS INHERENT IN ALL INVESTING. THE FOLLOWING DISCUSSION SUMMARIZES SOME OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE DECIDING WHETHER TO INVEST IN THE TRUST. FOR ADDITIONAL INFORMATION ABOUT THE RISKS ASSOCIATED WITH INVESTING IN THE TRUST, SEE "ADDITIONAL INFORMATION ABOUT INVESTMENTS AND INVESTMENT TECHNIQUES" IN THE SAI.

CREDIT RISK ON SENIOR LOANS

The Trust's ability to pay dividends and repurchase its Common Shares is dependent upon the performance of the assets in its portfolio. That performance, in turn, is subject to a number of risks, chief among which is credit risk on the underlying assets.

Credit risk is the risk of nonpayment of scheduled interest or principal payments. In the event a borrower fails to pay scheduled interest or principal payments on a Senior Loan held by the Trust, the Trust will experience a reduction in its income and a decline in the market value of the Senior Loan, which will likely reduce dividends and lead to a decline in the NAV of the Trust's Common Shares. See "The Trust's Investments -- Investment by the Trust."

Senior Loans generally involve less risk than unsecured or subordinated debt and equity instruments of the same issuer because the payment of principal and interest on Senior Loans is a contractual obligation of the issuer that, in most instances, takes precedence over the payment of dividends, or the return of capital, to the issuer's shareholders and payments to bond holders. The Trust generally invests in Senior Loans that are secured with specific collateral. However, the value of the collateral may not equal the Trust's investment when the loan is acquired or may decline below the principal amount of the Senior Loan subsequent to the Trust's investment. Also, to the extent that collateral consists of stock of the borrower or its subsidiaries or affiliates, the Trust bears the risk that the stock may decline in value, be relatively illiquid, or may lose all or substantially all of its value, causing the Senior Loan to be undercollateralized. Therefore, the liquidation of the collateral underlying a Senior Loan may not satisfy the issuer's obligation to the Trust in the event of non-payment of scheduled interest or principal, and the collateral may not be readily liquidated.

In the event of the bankruptcy of a borrower, the Trust could experience delays and limitations on its ability to realize the benefits of the collateral securing the Senior Loan. Among the credit risks involved in a bankruptcy are assertions that the pledge of collateral to secure a loan constitutes a fraudulent conveyance or preferential transfer that would have the effect of nullifying or subordinating the Trust's rights to the collateral.

The Senior Loans in which the Trust invests are generally rated lower than investment grade credit quality, I.E., rated lower than "Baa" by Moody's or "BBB" by S&P, or have been issued by issuers who have issued other debt securities which, if unrated, would be rated lower than investment grade credit quality. Investment decisions will be based largely on the credit analysis performed by the Investment Manager or Sub-Adviser, and not on rating agency evaluation. This analysis may be difficult to perform. Information about a Senior Loan and its issuer generally is not in the public domain. Moreover, Senior Loans are not often rated by any nationally recognized rating service. Many issuers have not issued securities to the public and are not subject to reporting requirements under federal securities laws. Generally, however, issuers are required to provide financial information to lenders and information may be available from other Senior Loan participants or agents that originate or administer Senior Loans.


PRE-PAYMENT RISK

If a senior loan in which the Trust invests is paid off sooner than scheduled, and interest rates are falling, the Trust will be forced to reinvest this money at lower yields.


INTEREST RATE RISK

During normal market conditions, changes in market interest rates will affect the Trust in certain ways. The principal effect will be that the yield on the Trust's Common Shares will tend to rise or fall as market interest rates rise and fall. This is because almost all of the assets in which the Trust invests pay interest at rates which float in response to changes in market rates. However, because the interest rates on the Trust's assets reset over time, there will be an imperfect correlation between changes in market rates and changes to rates on the portfolio as a whole. This means that changes to the rate of interest paid on the portfolio as a whole will tend to lag behind changes in market rates.

Market interest rate changes may also cause the Trust's NAV to experience moderate volatility. This is because the value of a loan asset in the Trust is partially a function of whether it is paying what the market perceives to be a market rate of interest for the particular loan, given its individual credit and other characteristics. If market interest rates change, a loan's value could be affected to the extent the interest rate paid on that loan does not reset at the same time. As discussed above, the rates of interest paid on the loans in which the Trust invests have a weighted average reset period that typically is less than 90 days. Therefore, the impact of the lag between a change in market interest rates and the change in the overall rate on the portfolio is expected to be minimal.


To the extent that changes in market rates of interest are reflected not in a change to a base rate such as LIBOR but in a change in the spread over the base rate which is payable on loans of the type and quality in which the Trust invests, the Trust's NAV could also be adversely affected. This is because the value of a loan asset in the Trust is partially a function of whether it is paying what the market perceives to be a market rate of interest for the particular loan, given its individual credit and other characteristics. However, unlike changes in market rates of interest for which there is only a temporary lag before the portfolio reflects those changes, changes in a loan's value based on changes in the market spread on loans in the Trust's portfolio may be of longer duration.


                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                                   Risk Factors and Special Considerations    15

RISK FACTORS AND SPECIAL CONSIDERATIONS
--------------------------------------------------------------------------------

Finally, substantial increases in interest rates may cause an increase in loan defaults as borrowers may lack the resources to meet higher debt service requirements.

CHANGES TO NAV

The NAV of the Trust is expected to change in response to a variety of factors, primarily in response to changes in the creditworthiness of the borrowers on the loans in which the Trust invests. See "Credit Risk on Senior Loans" above. Changes in market interest rates may also have a moderate impact on the Trust's NAV. See "Interest Rate Risk." Another factor which can affect the Trust's NAV is changes in the pricing obtained for the Trust's assets. See "Transaction Policies -- Valuation of the Trust's Assets."

DISCOUNT FROM NAV

The Trust's Common Shares have traded in the market above, at, and below NAV since March 9, 1992, when the Trust's shares were listed on the NYSE. The reasons for the Trust's Common Shares trading at a premium to or discount from NAV are not known to the Trust, and the Trust cannot predict whether its Common Shares will trade in the future at a premium to or discount from NAV, and if so, the level of such premium or discount. Shares of closed-end investment companies frequently trade at a discount from NAV. The possibility that Common Shares of the Trust will trade at a discount from NAV is a risk separate and distinct from the risk that the Trust's NAV may decrease.

LEVERAGE

The Trust may borrow an amount equal to up to 33 1/3% (or such other percentage permitted by law) of its total assets (including the amount borrowed) less all liabilities other than borrowings. Under the 1940 Act, the Trust may issue preferred shares so long as immediately after any issuance of preferred shares the value of the Trust's total assets (less all Trust liabilities and indebtedness that is not senior indebtedness) is at least twice the amount of the Trust's senior indebtedness plus the involuntary liquidation preference of all outstanding shares. In November 2000, the Trust issued 18,000 Preferred Shares for a total of $450 million. Borrowings and the issuance of preferred shares are referred to in this Prospectus collectively as "leverage." The Trust may use leverage for investment purposes, to finance the repurchase of its Common Shares, and to meet other cash requirements. The use of leverage for investment purposes increases both investment opportunity and investment risk.

Capital raised through leverage will be subject to interest and other costs, and these costs could exceed the income earned by the Trust on the proceeds of such leverage. There can be no assurance that the Trust's income from the proceeds of leverage will exceed these costs. However, the Investment Manager or Sub-Adviser seeks to use leverage for the purposes of making additional investments only if they believe, at the time of using leverage, that the total return on the assets purchased with such funds will exceed interest payments and other costs on the leverage. In addition, the Investment Manager or Sub-Adviser intends to reduce the risk that the costs of the use of leverage will exceed the total return on investments purchased with the proceeds of leveraging by utilizing leverage mechanisms whose interest rates float (or reset frequently). In the event of a default on one or more loans or other interest-bearing instruments held by the Trust, the use of leverage would increase the loss to the Trust and may increase the effect on the Trust's NAV. The Trust's lenders and Preferred shareholders have priority to the Trust's assets over the Trust's Common shareholders.


The Trust currently uses leverage by borrowing money on a floating rate basis and by the issuance of Preferred Shares. The current rate on the borrowings (as of June 15, 2005) is ___%. The current dividend rate on the Preferred Shares (as of June 15, 2005) is ___%. To cover the annual interest and dividends on the borrowings and the Preferred Shares for the current fiscal year (assuming that the current interest and dividend rates remain in effect for the entire fiscal year and assuming that the Trust borrows an amount equal to 25% of its Managed Assets and the current Preferred Shares remain outstanding), the Trust would need to earn ___% on its amount of Managed Assets as of June 15, 2005.


The Trust's leveraged capital structure creates special risks not associated with unleveraged funds having similar investment objectives and policies. The funds borrowed pursuant to the credit facilities or obtained through the issuance of Preferred Shares, or any other preferred shares, constitute a substantial lien and burden by reason of their prior claim against the income of the Trust and against the net assets of the Trust in liquidation.

16    Risk Factors and Special Considerations

                                         RISK FACTORS AND SPECIAL CONSIDERATIONS
--------------------------------------------------------------------------------

The Trust is not permitted to declare dividends or other distributions, including dividends and distributions with respect to Common Shares or Preferred Shares, or to purchase Common Shares or, Preferred Shares unless (i) at the time thereof the Trust meets certain asset coverage requirements and (ii) there is no event of default under any credit facility program that is continuing. See "Risk Factors and Special Considerations -- Restrictive Covenants and 1940 Act Restrictions" below. In the event of a default under a credit facility program, the lenders have the right to cause a liquidation of the collateral (I.E., sell Senior Loans and other assets of the Trust) and, if any such default is not cured, the lenders may be able to control the liquidation as well.

In addition, the Trust is not permitted to pay dividends on or redeem Common Shares unless all accrued dividends on the Preferred Shares and all accrued interest on borrowings have been paid or set aside for payment.

Because the fee paid to the Investment Manager will be calculated on the basis of Managed Assets, the fee will be higher when leverage is utilized, giving the Investment Manager an incentive to utilize leverage.

The Trust is subject to certain restrictions imposed by lenders to the Trust and by guidelines of one or more rating agencies which issue ratings for the Preferred Shares issued by the Trust. These restrictions impose asset coverage, fund composition requirements and limits on investment techniques, such as the use of financial derivative products, that are more stringent than those imposed on the Trust by the 1940 Act. These covenants or guidelines could impede the Investment Manager or Sub-Adviser from fully managing the Trust's portfolio in accordance with the Trust's investment objective and policies.

ANNUAL EXPENSES WITHOUT BORROWINGS OR PREFERRED SHARES

If the Trust were not to have borrowed or have Preferred Shares outstanding, the remaining expenses, as a percentage of the net assets of the Trust, would be as follows:

ANNUAL EXPENSES WITHOUT BORROWINGS OR PREFERRED SHARES
(AS A PERCENTAGE OF NET ASSETS ATTRIBUTABLE TO COMMON SHARES)


Management and Administrative Fees(1)                                   %
Other Operating Expenses(2)                                             %
Total Annual Expenses                                                   %


(1) Pursuant to the Investment Management Agreement with the Trust, ING Investments is paid a fee of 0.80% of the Trust's Managed Assets. Pursuant to its Administration Agreement with the Trust, ING Funds Services, LLC, the Trust's Administrator, is paid a fee of 0.25% of the Trust's Managed Assets. See "Investment Management and Other Service Providers -- The Administrator."


(2) "Other Operating Expenses" are based on estimated amounts for the current fiscal year, which, in turn, are based on "other operating expenses" for the fiscal year ended February 28, 2005, and does not include the expenses of borrowing.


EFFECT OF LEVERAGE


The following table is designed to illustrate the effect on return to a holder of the Trust's Common Shares of the leverage created by the Trust's use of borrowing, using an assumed initial interest rate of ___%, assuming the Trust has used leverage by borrowing an amount equal to 25% of the Trust's Managed Assets and assuming hypothetical annual returns on the Trust's portfolio of minus 10% to plus 10%. As can be seen, leverage generally increases the return to shareholders when portfolio return is positive and decreases return when the portfolio return is negative. Actual returns may be greater or less than those appearing in the table.



        Assumed Portfolio Return, net of expenses(1)       (10%)    (5%)    0%      5%      10%

        Corresponding Return to Common Shareholders(2)     (__%)   (__%)  (__%)    __%      __%


(1) The Assumed Portfolio Return is required by regulation of the SEC and is not a prediction of, and does not represent, the projected or actual performance of the Trust.

(2) In order to compute the "Corresponding Return to Common Shareholders," the "Assumed Portfolio Return" is multiplied by the total value of the Trust's assets at the beginning of the Trust's fiscal year to obtain an assumed return to the Trust. From this amount, all interest accrued during the year is subtracted to determine the return available to shareholders. The return available to shareholders is then divided by the total value of the Trust's net assets attributable to Common Shares as of the beginning of the fiscal year to determine the "Corresponding Return to Common Shareholders."

                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                                   Risk Factors and Special Considerations    17
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RISK FACTORS AND SPECIAL CONSIDERATIONS
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IMPACT OF SHAREHOLDER INVESTMENT PROGRAM AND PRIVATELY NEGOTIATED TRANSACTIONS

The issuance of Common Shares through the Trust's Shareholder Investment Program may have an adverse effect on the secondary market for the Trust's Common Shares. The increase in the number of the Trust's outstanding Common Shares resulting from issuances pursuant to the Trust's Shareholder Investment Program or pursuant to privately negotiated transactions, and the discount to the market price at which such Common Shares may be issued, may put downward pressure on the market price for Common Shares of the Trust. Common Shares will not be issued pursuant to the Trust's Shareholder Investment Program at any time when Common Shares are trading at a price lower than the Trust's NAV per Common Share.

LIMITED SECONDARY MARKET FOR LOANS

Although the resale, or secondary, market for loans is growing, it is currently limited. There is no organized exchange or board of trade on which loans are traded. Instead, the secondary market for loans is an unregulated inter-dealer or inter-bank re-sale market.

Loans usually trade in large denominations (typically in $1 million or larger) and trades can be infrequent. The market has limited transparency so that information about actual trades may be difficult to obtain. Accordingly, some or many of the loans in which the Trust invests will be relatively illiquid.

In addition, loans in which the Trust invests may require the consent of the borrower and/or the agent prior to sale or assignment. These consent requirements can delay or impede the Trust's ability to sell loans and can adversely affect the price that can be obtained. The Trust may have difficulty disposing of loans if it needs cash to repay debt, to pay dividends, to pay expenses or to take advantage of new investment opportunities. Although the Trust has not conducted a tender offer since 1992, if it determines to again conduct a tender offer, limitations of a secondary market may result in difficulty raising cash to purchase tendered Common Shares.

These considerations may cause the Trust to sell securities at lower prices than it would otherwise consider to meet cash needs or cause the Trust to maintain a greater portion of its assets in cash equivalents than it would otherwise, which could negatively impact performance. The Trust seeks to avoid the necessity of selling assets to meet such needs by the use of borrowings.

The Trust values its assets daily. However, because the secondary market for loans is limited, it may be difficult to value loans. Reliable market value quotations may not be readily available for some loans and valuation of such loans may require more research than for liquid securities. In addition, elements of judgment may play a greater role in valuation of loans, than for securities with a more developed secondary market, because there is less reliable, objective market value data available. In addition, if the Trust purchases a relatively large portion of a loan to generate extra income sometimes paid to large lenders, the limitations of the secondary market may inhibit the Trust from selling a portion of the loan and reducing its exposure to a borrower when the Investment Manager or Sub-Adviser deems it advisable to do so.

LENDING PORTFOLIO SECURITIES

To generate additional income, the Trust may lend portfolio securities in an amount equal to up to 33 1/3% of total Trust assets to broker-dealers, major banks, or other recognized domestic institutional borrowers of securities. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower default or fail financially. The Trust intends to engage in lending portfolio securities only when such lending is fully secured by investment grade collateral held by an independent agent.

DEMAND FOR LOANS

Although the volume of loans has increased in recent years, demand for loans has also grown. An increase in demand may benefit the Trust by providing increased liquidity for loans and higher sales prices, but it may also adversely affect the rate of interest payable on loans acquired by the Trust, the rights provided to the Trust under the terms of a loan agreement, and increase the price of loans that the Trust wishes to purchase in the secondary market.

UNSECURED LOANS AND SUBORDINATED LOANS


Subject to the 20% of the Trust's assets that may be invested in Other Investments, the Trust may invest up to 5% of its total assets, measured at the time of investment, in unsecured loans and in subordinated loans. Unsecured loans and subordinated loans share the same credit risks as those discussed above under "Credit Risk on Senior Loans" except that unsecured loans are not secured by any collateral of the borrower and subordinated loans are not the most senior debt in a borrower's capital structure. Unsecured loans do not enjoy the security associated with collateralization and may pose a greater risk of nonpayment of interest or loss of principal than do secured loans. The primary additional risk in a subordinated loan is the potential loss in the event of default by the issuer of the loan. Subordinated loans in an insolvency bear an increased share, relative to senior secured lenders, of the ultimate risk that the borrower's assets are insufficient to meet its obligations to its creditors.


SHORT-TERM DEBT SECURITIES

Subject to the 20% of the Trust's assets that may be invested in Other Investments, the Trust may invest in short-term debt securities. Short-term debt securities are subject to the risk of the issuer's inability to meet principal and interest payments on the obligation and also may be subject to price volatility due to such factors as interest rates, market perception of the creditworthiness of the issuer and general market liquidity.

Because short-term debt securities pay interest at a fixed-rate, when interest rates decline, the value of the Trust's short-term debt securities can be expected to rise, and when interest rates rise, the value of those securities can be expected to decline.

18    Risk Factors and Special Considerations
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                                         RISK FACTORS AND SPECIAL CONSIDERATIONS
--------------------------------------------------------------------------------


CALL RISK

During periods of declining interest rates, the issuer of a security may exercise its option to prepay principal earlier than scheduled, forcing the Fund to reinvest in lower yielding securities. This is known as call or prepayment risk. Lower-grade securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem a lower-grade obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer.


INVESTMENTS IN EQUITY SECURITIES INCIDENTAL TO INVESTMENT IN LOANS

Subject to the 20% of the Trust's assets that may be invested in Other Investments, the Trust may acquire equity securities as an incident to the purchase or ownership of a loan or in connection with a reorganization of a borrower or its debt. Investments in equity securities incidental to investment in loans entail certain risks in addition to those associated with investment in loans. The value of these securities may be affected more rapidly, and to a greater extent, by company-specific developments and general market conditions. These risks may increase fluctuations in the Trust's NAV. The Trust may frequently possess material non-public information about a borrower as a result of its ownership of a loan of such borrower. Because of prohibitions on trading in securities of issuers while in possession of such information the Trust might be unable to enter into a transaction in a security of such a borrower when it would otherwise be advantageous to do so.

BORROWINGS UNDER THE CREDIT FACILITY PROGRAM


In May 1996, the Trust began a policy of borrowing to acquire income-producing investments which, by their terms, pay interest at a rate higher than the rate the Trust pays on borrowings. Accordingly, borrowing has the potential to increase the Trust's total income. The Trust currently is a party to ____ credit facilities with financial institutions that permit the Trust to borrow up to an aggregate of $___ million. Interest is payable on the credit facilities by the Trust at a variable rate that is tied to either LIBOR, the federal funds rate, or a commercial paper based rate and includes a facility fee on unused commitments. As of June 15, 2005, the Trust had outstanding borrowings under the credit facilities of approximately $___ million. Collectively, the lenders under the credit facilities have a security interest in all assets of the Trust. Under each of the credit facilities, the lenders have the right to liquidate Trust assets in the event of default by the Trust under such credit facility, and the Trust may be prohibited from paying dividends in the event of certain adverse events or conditions respecting the Trust or Investment Manager or Sub-Adviser until the credit facility is repaid in full or until the event or condition is cured.


RANKING OF SENIOR INDEBTEDNESS

The rights of lenders to receive payments of interest on and repayments of principal of any borrowings made by the Trust under the credit facility program are senior to the rights of holders of Common Shares and Preferred Shares with respect to the payment of dividends or upon liquidation.

RESTRICTIVE COVENANTS AND 1940 ACT RESTRICTIONS

The credit agreements governing the credit facility program (the Credit Agreements) include usual and customary covenants for their respective type of transaction, including limits on the Trust's ability to (i) issue preferred shares, (ii) incur liens or pledge portfolio securities, (iii) change its investment objective or fundamental investment restrictions without the approval of lenders, (iv) make changes in any of its business objectives, purposes or operations that could result in a material adverse effect, (v) make any changes in its capital structure, (vi) amend the Trust documents in a manner which could adversely affect the rights, interests or obligations of any of the lenders,
(vii) engage in any business other than the businesses currently engaged in,
(viii) create, incur, assume or permit to exist certain debt except for certain specified types of debt, and (ix) permit any of its ERISA affiliates to cause or permit to occur an event that could result in the imposition of a lien under the Internal Revenue Code or ERISA. In addition, the Credit Agreements do not permit the Trust's asset coverage ratio (as defined in the credit agreements) to fall below 300% at any time (the Credit Agreement Asset Coverage Test).

Under the requirements of the 1940 Act, the Trust must have asset coverage of at least 300% immediately after any borrowing, including borrowing under the credit facility program. For this purpose, asset coverage means the ratio which the value of the total assets of the Trust, less liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of borrowings represented by senior securities issued by the Trust. The Credit Agreements limit the Trust's ability to pay dividends or make other distributions on the Trust's Common Shares, or purchase or redeem Common Shares, unless the Trust complies with the Credit Agreement Asset Coverage Test. In addition, the Credit Agreements do not permit the Trust to declare dividends or other distributions or purchase or redeem Common Shares or any preferred shares (i) at any time that an event of default under a Credit Agreement has occurred and is continuing; or
(ii) if, after giving effect to such declaration, the Trust would not meet the Credit Agreement Asset Coverage Test set forth in the Credit Agreements.

                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                                   Risk Factors and Special Considerations    19

TRANSACTION POLICIES
--------------------------------------------------------------------------------

NET ASSET VALUE


The NAV per Common Share of the Trust is determined each business day as of the close of regular trading ("market close") on the New York Stock Exchange ("NYSE") (normally 4:00 p.m. Eastern time unless otherwise designated by the NYSE). The Trust is open for business every day the NYSE is open. The NYSE is closed on all weekends and on all national holidays and Good Friday. Trust shares will not be priced on those days. The NAV per Common Share is determined by dividing the value of the Trust's loan assets plus all cash and other assets (including interest accrued but not collected) less all liabilities (including accrued expenses but excluding capital and less the liquidation preference of any outstanding preferred shares) by the number of Common Shares outstanding. The NAV per Common Share is made available for publication.


VALUATION OF THE TRUST'S ASSETS

The assets in the Trust's portfolio are valued daily in accordance with the Trust's Loan Valuation Procedures adopted by the Board of Trustees. A majority of the Trust's assets are valued using quotations supplied by a third party loan pricing service. However, the loans in which the Trust invests are not listed on any securities exchange or board of trade. Some loans are traded by institutional investors in an over-the-counter secondary market that has developed in the past several years. This secondary market generally has fewer trades and less liquidity than the secondary markets for other types of securities. Some loans have few or no trades. Accordingly, determinations of the value of loans may be based on infrequent and dated trades. Because there is less reliable, objective market value data available, elements of judgment may play a greater role in valuation of loans than for other types of securities. For further information, see "Risk Factors and Special Considerations -- Limited Secondary Market for Loans."

Loans are normally valued at the mean of the means of one or more bid and asked quotations obtained from a pricing service or other sources believed to be reliable. Loans for which reliable market value quotations are not readily available from a pricing service may be valued with reference to another loan or a group of loans for which reliable market value quotations are readily available and whose characteristics are comparable to the loan being valued. Under this approach, the comparable loan or loans serve as a proxy for changes in value of the loan being valued. The Trust has engaged an independent pricing service to provide quotations from dealers in loans and to calculate values under this proxy procedure.

It is expected that most of the loans held by the Trust will be valued with reference to quotations from the independent pricing service or with reference to the proxy procedure described above. The Investment Manager or Sub-Adviser may believe that the price for a loan derived from quotations or the proxy procedure described above is not reliable or accurate. Among other reasons, this may be the result of information about a particular loan or borrower known to the Investment Manager or Sub-Adviser that they believe may not be known to the pricing service or reflected in a price quote. In this event, the loan is valued at fair value under procedures established by the Trust's Board of Trustees, and in accordance with the provisions of the 1940 Act.

Under these procedures, fair value is determined by the Investment Manager or Sub-Adviser and monitored by the Trust's Board of Trustees through its Valuation and Proxy Voting Committee. In fair valuing a loan, consideration is given to several factors, which may include, among others, the following:

   - the characteristics of and fundamental analytical data relating to the loan, including the cost, size, current interest rate, period until the next interest rate reset, maturity and base lending rate of the loan, the terms and conditions of the loan and any related agreements, and the position of the loan in the borrower's debt structure;

   - the nature, adequacy and value of the collateral, including the Trust's rights, remedies and interests with respect to the collateral;

   - the creditworthiness of the borrower and the cash flow coverage of outstanding principal and interest, based on an evaluation of its financial condition, financial statements and information about the borrower's business, cash flows, capital structure and future prospects;

   - information relating to the market for the loan, including price quotations for, and trading in, the loan and interests in similar loans and the market environment and investor attitudes towards the loan and interests in similar loans;

   - the reputation and financial condition of the agent of the loan and any intermediate participants in the loans;

   -  the borrower's management; and

   - the general economic and market conditions affecting the fair value of the loan.

Securities for which the primary market is a national securities exchange are stated at the last reported sale price on the day of valuation. Securities reported by NASDAQ National Market System will be valued at the NASDAQ Official Closing Price on the valuation day. Debt and equity securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the mean between the last reported bid and asked price. Valuation of short term cash equivalent investments is at amortized cost. Securities maturing in 60 days or less are valued at amortized cost, which, when combined with accrued interest, approximates market value.

ACCOUNT ACCESS

Unless your Common Shares are held through a third-party fiduciary or in an omnibus registration at your bank or brokerage firm, you may be able to access your account information over the internet at www.ingfunds.com, or via a touch tone telephone by calling (800) 992-0180 and selecting Option 1. Should you wish to speak with a Shareholder Services Representative, you may call the toll-free number listed above and select Option 2.

20    Transaction Policies

                                                            TRANSACTION POLICIES
--------------------------------------------------------------------------------

PRIVACY POLICY


The Trust has adopted a policy concerning investor privacy. To review the privacy policy, contact a Shareholder Services Representative at (800) 992-0180 and select Option 1, obtain a policy over the internet at www.ingfunds.com or see the privacy promise that accompanies this Prospectus.


HOUSEHOLDING

To reduce expenses, we may mail only one copy of the Trust's prospectus and each annual and semi-annual report to those addresses shared by two or more accounts. If you wish to receive individual copies of these documents, please call us at
(800) 992-0180 or your investment professional. We will begin sending you individual copies 30 days after receiving your request.

                                                            PLAN OF DISTRIBUTION
--------------------------------------------------------------------------------

SHAREHOLDER INVESTMENT PROGRAM


The following is a summary of the Shareholder Investment Program ("Program"). Shareholders are advised to review a fuller explanation of the Program contained in the Trust's SAI.

Common Shares are offered by the Trust through the Program. The Program allows participating shareholders to reinvest all dividends ("Dividends") in additional Common Shares of the Trust, and also allows participants to purchase additional Common Shares through optional cash investments in amounts ranging from a minimum of $100 to a maximum of $100,000 per month.


The Trust reserves the right to reject any purchase order. Please note that cash, travelers checks, third party checks, money orders and checks drawn on non-US banks (even if payment may be effected through a US bank) generally will not be accepted.


Common Shares will be issued by the Trust under the Program when the Trust's Common Shares are trading at a premium to NAV. If the Trust's Common Shares are trading at a discount to NAV, Common Shares issued under the Program will be purchased on the open market. Common Shares issued under the Program directly from the Trust will be acquired at the greater of (i) NAV at the close of business on the day preceding the relevant investment date or (ii) the average of the daily market price of the Common Shares during the pricing period minus a discount of 5% for reinvested Dividends and 0% to 5% for optional cash investments. Common Shares issued under the Program when shares are trading at a discount to NAV will be purchased in the market by DST at market price. Shares issued by the Trust under the Program will be issued without a fee or a commission.


Shareholders may elect to participate in the Program by telephoning the Trust or submitting a completed Participation Form to DST, the Program administrator. DST will credit to each participant's account funds it receives from: (a) Dividends paid on Trust shares registered in the participant's name, and (b) optional cash investments. DST will apply all Dividends and optional cash investments received to purchase Common Shares as soon as practicable beginning on the relevant investment date (as described below) and not later than six business days after the relevant investment date, except when necessary to comply with applicable provisions of the federal securities laws. For more information on the Trust's distribution policy, see "Dividends and Distributions."

In order for participants to purchase shares through the Program in any month, the Program administrator must receive from the participant any optional cash investment by the relevant investment date. The relevant investment date will be set in advance by the Trust, upon which optional cash investments are first applied by DST to the purchase of Common Shares. Participants may obtain a schedule of relevant dates, including investments dates, the dates by which optional cash investment payments must be received and the dates which shares will be paid by calling ING's Shareholder Services Department at (800) 992-0180.

Participants will pay a pro rata share of brokerage commissions with respect to DST's open market purchases in connection with the reinvestment of Dividends or purchases made with optional cash investments.

The Program is intended for the benefit of investors in the Trust. The Trust reserves the right to exclude from participation, at any time, (i) persons or entities who attempt to circumvent the Program's standard $100,000 maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Trust.

Currently, persons who are not shareholders of the Trust may not participate in the Program. The Board of Trustees of the Trust may elect to change this policy at a future date, and permit non-shareholders to participate in the Program. Shareholders may request to receive their Dividends in cash at any time by giving DST written notice or by contacting ING's Shareholder Services Department at (800) 992-0180 and selecting Option 2. Shareholders may elect to close their account at any time by giving DST written notice. When a participant closes their account, the participant upon request will receive a certificate for full Common Shares in the account. Fractional Common Shares will be held and aggregated with other fractional Common Shares being liquidated by DST as agent of the Program and paid for by check when actually sold.

The automatic reinvestment of Dividends does not affect the tax characterization of the Dividends (I.E., capital gains and

                [GRAPHIC] If you have any questions, please call (800) 992-0180.

                                                      Transaction Policies    21

PLAN OF DISTRIBUTION
--------------------------------------------------------------------------------

income are realized even though cash is not received). If shares are issued pursuant to the Program's dividend reinvestment provisions or cash purchase provisions at a discount from market price, participants may have income equal to the discount.

Additional information about the Program may be obtained by contacting ING's Shareholder Services Department at (800) 992-0180 and selecting Option 2.

PRIVATELY NEGOTIATED TRANSACTIONS

The Common Shares may also be offered pursuant to privately negotiated transactions between the Trust or ING Funds Distributor, LLC and specific investors. Generally, such investors will be sophisticated institutional investors. The terms of such privately negotiated transactions will be subject to the discretion of the management of the Trust. In determining whether to sell Common Shares pursuant to a privately negotiated transaction, the Trust will consider relevant factors including, but not limited to, the attractiveness of obtaining additional funds through the sale of Common Shares, the purchase price to apply to any such sale of Common Shares and the person seeking to purchase the Common Shares.


Common Shares issued by the Trust in connection with privately negotiated transactions will be issued at the greater of (i) NAV per Common Share of the Trust's Common Shares or (ii) at a discount ranging from 0% to 5% of the average of the daily market price of the Trust's Common Shares at the close of business on the two business days preceding the date upon which Common Shares are sold pursuant to the privately negotiated transaction. The discount to apply to such privately negotiated transactions will be determined by the Trust with regard to each specific transaction. The Trust will not pay any commissions with regard to privately negotiated transactions, but an investor may be subject to a front end sales load of up to 3% paid to or retained by a third party broker-dealer through which such transaction may be effected.


USE OF PROCEEDS
--------------------------------------------------------------------------------

It is expected that 100% of the net proceeds of Common Shares issued pursuant to the Shareholder Investment Program and privately negotiated transactions will be invested in Senior Loans and other securities consistent with the Trust's investment objective and policies. Pending investment in Senior Loans, the proceeds will be used to pay down the Trust's outstanding borrowings under its credit facilities. See "Investment Objective and Policies -- Policy on Borrowing."


As of June 15, 2005, the Trust's outstanding borrowings under its credit facilities was $___ million. By paying down the Trust's borrowings, the Trust can avoid adverse impacts on yields pending investment of such proceeds in Senior Loans. As investment opportunities are subsequently identified, it is expected that the Trust will reborrow amounts previously repaid and invest such amounts in additional Senior Loans.


DIVIDENDS AND DISTRIBUTIONS
--------------------------------------------------------------------------------

DISTRIBUTION POLICY. Income dividends are declared and paid monthly. Income dividends consist of interest accrued and amortization of fees earned less any amortization of premiums paid and the estimated expenses of the Trust, including fees payable to ING Investments. Income dividends are calculated monthly under guidelines approved by the Trustees. Each dividend is payable to shareholders of record on the 10th day of the following month (unless it is a holiday, in which case the next business day is the record date). Accrued amounts of fees received, including facility fees, will be taken in as income and passed on to shareholders as part of dividend distributions. Any fees or commissions paid to facilitate the sale of portfolio Senior Loans in connection with tender offers or other portfolio transactions may reduce the dividend yield. Capital gains, if any, are declared and paid annually. Because the Trust currently has capital loss carry forwards, it is not anticipated that capital gains distributions will be made for the foreseeable future.

DIVIDEND REINVESTMENT. Unless you instruct the Trust to pay you dividends in cash, dividends and distributions paid by the Trust will be reinvested in additional Common Shares of the Trust. You may request to receive dividends in cash at any time by giving DST written notice or by contacting the ING's Shareholder Services Department at (800) 992-0180 and selecting Option 2.

22    Plan of Distribution

                                                 INVESTMENT MANAGEMENT AND OTHER
                                                               SERVICE PROVIDERS
--------------------------------------------------------------------------------

INVESTMENT MANAGER


ING INVESTMENTS, LLC ("Investment Manager" or "ING Investments"), an Arizona limited liability company, serves as investment manager to the Trust and has overall responsibility for the management of the Trust under the general supervision of the Board of Trustees. Its principal business address is 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258.


The Trust and the Investment Manager have entered into an Investment Management Agreement that requires ING Investments to provide all investment advisory and portfolio management services for the Trust. The agreement with ING Investments may be canceled by the Board of Trustees upon 60 days' written notice.


ING Investments is registered with the SEC as an investment adviser. ING Investments is an indirect wholly-owned subsidiary of ING Groep N.V. (NYSE:
ING). ING Groep N.V. is one of the largest financial services organizations in the world with approximately 113,000 employees. ING Investments began investment management in April, 1995, and serves as an investment adviser to registered investment companies as well as structured finance vehicles. As of March 31, 2005, ING Investments had assets under management of over $___ billion.


The Investment Manager bears its expenses of providing the services described above. The Investment Manager currently receives from the Trust an annual fee, paid monthly, of 0.80% of the Trust's Managed Assets.


For more information regarding the basis for the Board's approval of the following investment advisory or sub-advisory relationships, please refer to the SAI.

The SAI provides additional information about each portfolio manager's compensation, other accounts managed by the portfolio manager and each portfolio manager's ownership of securities in the Trust.


SUB-ADVISER


ING Investments has engaged a sub-adviser to provide the day-to-day management of the Trust's portfolio. The sub-adviser has, at least in part, been selected primarily on the basis of its successful application of a consistent, well-defined, long-term investment approach over a period of several market cycles. ING Investments is responsible for monitoring the investment program and performance of the sub-adviser. Under the terms of the sub-advisory agreement, the agreement can be terminated by either ING Investments or the Trust's Board. In the event the sub-advisory agreement is terminated, the sub-adviser may be replaced subject to any regulatory requirements or ING Investments may assume day-to-day investment management of the Trust.


ING INVESTMENT MANAGEMENT CO.


ING Investment Management Co. ("Sub-Adviser" or "ING IM"), a Connecticut corporation serves as Sub-Adviser to the Trust. Founded in 1972, ING IM is registered with the SEC as an investment adviser. ING IM is an indirect wholly-owned subsidiary of ING Groep, N.V., and is an affiliate of ING Investments. ING IM has acted as adviser or sub-adviser to mutual funds since 1994 and has managed institutional accounts since 1972.

As of March 31, 2005, ING IM managed almost $___ billion in assets. Its principal office is located at 230 Park Avenue, New York, NY 10169. For its services, ING IM is entitled to receive a sub-advisory fee of ___%, expressed as an annual rate based on the average daily Managed Assets of the Trust. This sub-advisory fee is paid by ING Investments, not by the Trust.

PORTFOLIO MANAGEMENT. The following individuals share responsibility for the day-to-day management of the Trust's portfolio:


DANIEL A. NORMAN. Mr. Norman is Senior Vice President and Senior Portfolio Manager in the Senior Debt Group, and has served in that capacity since November 1999. Prior to that, Mr. Norman was Senior Vice President and Portfolio Manager in the Senior Debt Group (since April 1995). Mr. Norman also serves as Senior Vice President of the Trust, and he serves as Senior Vice President of ING Senior Income Fund, another closed-end fund sub-advised by ING IM that invests primarily in Senior Loans. Mr. Norman co-manages the Trust with Mr. Bakalar.

JEFFREY A. BAKALAR. Mr. Bakalar is Senior Vice President and Senior Portfolio Manager in the Senior Debt Group, and has served in that capacity since November 1999. Prior to that, Mr. Bakalar was Senior Vice President and Portfolio Manager in the Senior Debt Group (since January 1998). Before joining ING Groep N.V., Mr. Bakalar was Vice President of The First National Bank of Chicago (from 1994 to 1998). Mr. Bakalar also serves as Senior Vice President of the Trust and as Senior Vice President of ING Senior Income Fund, another closed-end fund sub-advised by ING IM that invests primarily in Senior Loans. Mr. Bakalar co-manages the Trust with Mr. Norman.

CURTIS F. LEE. Mr. Lee is Senior Vice President and Chief Credit Officer in the Senior Debt Group and has served in that capacity since August 1999. Prior to joining the Investment Manager, Mr. Lee held a series of positions with Standard Chartered Bank in the credit approval and problem loan management functions (1992 - 1999). Mr. Lee also serves as Senior Vice President and Chief Credit Officer of the Trust (since January 2001), and he serves as Senior Vice President and Chief Credit Officer of ING Senior Income Fund, another closed-end fund sub-advised by ING IM that invests primarily in Senior Loans.


THE ADMINISTRATOR

The Administrator of the Trust is ING Funds Services, LLC ("ING Funds Services"). Its principal business address is 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258. The Administrator is a wholly-owned subsidiary of ING Groep N.V. and the immediate parent company of the Investment Manager.


Under an Administration Agreement between ING Funds Services and the Trust, ING Funds Services administers the

                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                         Investment Management and Other Service Providers    23

INVESTMENT MANAGEMENT AND OTHER
SERVICE PROVIDERS
--------------------------------------------------------------------------------

Trust's corporate affairs subject to the supervision of the Board of Trustees of the Trust. In that connection, ING Funds Services monitors the provisions of the Senior Loan agreements and any agreements with respect to interests in Senior Loans and is responsible for recordkeeping with respect to the Senior Loans in the Trust's repurchase offers portfolio. ING Funds Services also furnishes the Trust with office facilities and furnishes executive personnel together with clerical and certain recordkeeping and administrative services. These services include preparation of annual and other reports to shareholders and to the SEC. ING Funds Services also handles the filing of federal, state and local income tax returns not being furnished by the Custodian or Transfer Agent (as defined below). The Administration Agreement also requires ING Funds Services to assist in managing and supervising all aspects of the general day-to-day business activities and operations of the Trust, including custodial, transfer agency, dividend disbursing, accounting, auditing, compliance and related services. ING Funds Services provides the Trust with office space, equipment and personnel necessary to administer the Trust. The Administrator has authorized all of its officers and employees who have been elected as officers of the Trust to serve in such capacities. All services furnished by the Administrator under the Administration Agreement may be furnished by such officers or employees of the Administrator.

The Trust pays ING Funds Services an administration fee, computed daily and payable monthly. The Administration Agreement states that ING Funds Services is entitled to receive a fee at an annual rate of 0.25% of the Trust's Managed Assets. The Administration Agreement may be canceled by the Board of Trustees upon 60 days' written notice.

TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND REGISTRAR

The transfer agent, dividend disbursing agent and registrar for the Common Shares is DST Systems, Inc., whose principal business address is 816 Wyandotte, Kansas City, Missouri 64105.

CUSTODIAN

The Trust's securities and cash are held and maintained under a Custody Agreement with State Street Bank and Trust Company, whose principal place of business is 801 Pennsylvania Avenue, Kansas City, Missouri 64105.

24    Investment Management and Other Service Providers

                                                        DESCRIPTION OF THE TRUST
--------------------------------------------------------------------------------

The Trust is an unincorporated business trust established under the laws of the Commonwealth of Massachusetts by an Agreement and Declaration of Trust dated December 2, 1987, as amended (Declaration of Trust). The Board of Trustees is responsible for protecting the interests of shareholders. The Trustees are experienced executives who oversee the Trust's activities, review contractual arrangements with companies that provide services to the Trust and review the Trust's performance.


The Declaration of Trust provides that the Trustees of the Trust may authorize separate classes of shares of beneficial interest. The Trustees have authorized an unlimited number of shares of beneficial interest, par value $0.01 per share, all of which were initially classified as Common Shares. The Declaration of Trust also authorizes the creation of an unlimited number of shares of beneficial interest with preference rights, including preferred shares, having a par value of $0.01 per share, in one or more series, with rights as determined by the Board of Trustees, by action of the Board of Trustees without the approval of the shareholders. The following table shows the number of (i) shares authorized, (ii) shares held by the Trust for its own account and (iii) shares outstanding, for each class of authorized securities of the Trust as of June 15, 2005.



                                                  NUMBER HELD BY
                                        NUMBER     TRUST FOR ITS     NUMBER
         TITLE OF CLASS               AUTHORIZED    OWN ACCOUNT   OUTSTANDING
         --------------               ----------  --------------  -----------
Common Shares                          unlimited         0
Preferred Shares, Series M               3,600           0
Preferred Shares, Series T               3,600           0
Preferred Shares, Series W               3,600           0
Preferred Shares, Series Th              3,600           0
Preferred Shares, Series F               3,600           0


The Common Shares outstanding are fully paid and nonassessable by the Trust. Holders of Common Shares are entitled to share equally in dividends declared by the Board of Trustees payable to holders of Common Shares and in the net assets of the Trust available for distribution to holders of Common Shares after payment of the preferential amounts payable to holders of any outstanding Preferred Shares. Neither holders of Common Shares nor holders of Preferred Shares have pre-emptive or conversion rights and Common Shares are not redeemable. Upon liquidation of the Trust, after paying or adequately providing for the payment of all liabilities of the Trust and the liquidation preference with respect to any outstanding preferred shares, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining assets of the Trust among the holders of the Common Shares. Under the rules of the NYSE applicable to listed companies, the Trust is required to hold an annual meeting of shareholders in each year. If the Trust is converted to an open-end investment company or if for any other reason Common Shares are no longer listed on the NYSE (or any other national securities exchange the rules of which require annual meetings of shareholders), the Trust does not intend to hold annual meetings of shareholders.

The Trust is responsible for paying the following expenses, among others: the fees payable to the Investment Manager; the fees payable to the Administrator; the fees and certain expenses of the Trust's custodian and transfer agent, including the cost of providing records to the Administrator in connection with its obligation of maintaining required records of the Trust; the charges and expenses of the Trust's legal counsel, legal counsel to the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act and independent accountants; commissions and any issue or transfer taxes chargeable to the Trust in connection with its transactions; all taxes and corporate fees payable by the Trust to governmental agencies; the fees of any trade association of which the Trust is a member; the costs of share certificates representing Common Shares of the Trust; organizational and offering expenses of the Trust and the fees and expenses involved in registering and maintaining registration of the Trust and its Common Shares with the SEC, including the preparation and printing of the Trust's registration statement and prospectuses for such purposes; allocable communications expenses with respect to investor services, and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports, proxy statements and prospectuses to shareholders; fees for independent loan pricing services; the cost of insurance; and litigation and indemnification expenses and extraordinary expenses not incurred in the ordinary course of the Trust's business.

Under Massachusetts law, shareholders, including holders of Preferred Shares, could under certain circumstances be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

Holders of Common Shares are entitled to one vote for each share held and will vote with the holders of any outstanding Preferred Shares or any other preferred shares on each matter submitted to a vote of holders of Common Shares, except as described under "Description of Capital Structure -- Preferred Shares."

Shareholders are entitled to one vote for each share held. The Common Shares, Preferred Shares and any other preferred shares do not have cumulative voting rights, which means that the holders of more than 50% of the shares of Common Shares, Preferred Shares and any other preferred shares voting for the election of Trustees can elect all of the Trustees standing for election by such holders, and, in such event, the holders of the remaining shares of Common Shares, Preferred Shares and any other preferred shares will not be able to elect any of such Trustees.

                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                                                  Description of the Trust    25

DESCRIPTION OF THE TRUST
--------------------------------------------------------------------------------

So long as any Preferred Shares or any other Preferred Shares are outstanding, holders of Common Shares will not be entitled to receive any dividends of or other distributions from the Trust, unless at the time of such declaration, (1) all accrued dividends on preferred shares or accrued interest on borrowings has been paid and (2) the value of the Trust's total assets (determined after deducting the amount of such dividend or other distribution), less all liabilities and indebtedness of the Trust not represented by senior securities, is at least 300% of the aggregate amount of such securities representing indebtedness and at least 200% of the aggregate amount of securities representing indebtedness plus the aggregate liquidation value of the outstanding preferred shares (expected to equal the aggregate original purchase price of the outstanding preferred shares plus redemption premium, if any, together with any accrued and unpaid dividends thereon, whether or not earned or declared and on a cumulative basis). In addition to the requirements of the 1940 Act, the Trust is required to comply with other asset coverage requirements as a condition of the Trust obtaining a rating of the Preferred Shares from a rating agency. These requirements include an asset coverage test more stringent than under the 1940 Act.

The Trust will send unaudited reports at least semi-annually and audited financial statements annually to all of its shareholders.

The Declaration of Trust further provides that obligations of the Trust are not binding upon Trustees individually but only upon the property of the Trust and that the Trustees will not be liable for errors of judgment or mistakes of fact or law, but nothing in the Declaration of Trust protects a Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

CONVERSION TO OPEN-END FUND

The Trustees may at any time propose conversion of the Trust to an open-end management investment company depending upon their judgment as to the advisability of such action in light of circumstances then prevailing. In considering whether to submit an open-ending proposal to shareholders, the Trustees might consider, among other factors, the differences in operating expenses between open-end and closed-end funds (due to the expenses of continuously selling shares and of standing ready to effect redemptions), the potentially adverse tax consequences to non-redeeming shareholders once a fund is open-ended, and the impact of open-ending on portfolio management policies. Such a conversion would require the approval of both a majority of the Trust's outstanding Common Shares and preferred shares voting together as a single class and a majority of the outstanding preferred shares voting as a separate class on such conversion. Conversion of the Trust to an open-end investment company would require the redemption of all outstanding preferred shares, including the Preferred Shares, which would eliminate the leveraged capital structure of the Trust with respect to the Common Shares. A delay in conversion could result following shareholder approval due to the Trust's inability to redeem the preferred shares. Shareholders of an open-end investment company may require the company to redeem their shares at any time (except in certain circumstances as authorized by or under the 1940 Act) at their next computed NAV less any redemption charge as might be in effect at the time of redemption. If the Trust is converted to an open-end management investment company, it could be required to liquidate portfolio securities to meet requests for redemption, and its shares would no longer be listed on the NYSE. If the Trust were to experience significant redemptions as an open-end fund, the decrease in total assets could result in a higher expense ratio and inefficiencies in portfolio management. In this regard, the Trust could reserve the right to effect redemptions in-kind with portfolio securities, which would subject redeeming shareholders to transaction costs in liquidating those securities.

REPURCHASE OF COMMON SHARES

In recognition of the possibility that the Trust's Common Shares may trade at a discount to their NAV, the Trust may from time to time take action to attempt to reduce or eliminate a market value discount from NAV by repurchasing its Common Shares in the open market or by tendering its Common Shares at NAV. So long as any Preferred Shares are outstanding, the Trust may not purchase, redeem or otherwise acquire any Common Shares unless (1) all accumulated dividends on the Preferred Shares have been paid or set aside for payment through the date of such purchase, redemption or other acquisition and (2) at the time of such purchase, redemption or acquisition asset coverage requirements set forth in the Declaration of Trust and the Trust's Certificate of Designation for Preferred Shares are met. Repurchases of Common Shares may result in the Trust being required to redeem preferred shares to satisfy asset coverage requirements.

FUNDAMENTAL AND NON-FUNDAMENTAL POLICIES OF THE TRUST

The investment objective of the Trust, certain policies of the Trust specified herein as fundamental and the investment restrictions of the Trust described in the SAI are fundamental policies of the Trust and may not be changed without a Majority Vote of the shareholders of the Trust. The term Majority Vote means the affirmative vote of (a) more than 50% of the outstanding shares of the Trust or
(b) 67% or more of the shares present at a meeting if more than 50% of the outstanding shares of the Trust are represented at the meeting in person or by proxy, whichever is less. All other policies of the Trust may be modified by resolution of the Board of Trustees of the Trust.

26    Description of the Trust

                                                DESCRIPTION OF CAPITAL STRUCTURE
--------------------------------------------------------------------------------

COMMON SHARES

The Trust's Declaration of Trust authorizes the issuance of an unlimited number of Common Shares of beneficial interest, par value $.01 per share. All Common Shares have equal rights to the payment of dividends and the distribution of assets upon liquidation. Common Shares will, when issued, be fully paid and non-assessable, and will have no pre-emptive or conversion rights or rights to cumulative voting.

Whenever preferred shares are outstanding, holders of Common Shares will not be entitled to receive any distributions from the Trust, unless at the time of such declaration, (1) all accrued dividends on Preferred Shares or accrued interest on borrowings have been paid and (2) the value of the Trust's total assets (determined after deducting the amount of such dividend or other distribution), less all liabilities and indebtedness of the Trust not represented by senior securities, is at least 300% of the aggregate amount of such securities representing indebtedness and at least 200% of the aggregate amount of securities representing indebtedness plus the aggregate liquidation value of the outstanding preferred shares. In addition to the requirements of the 1940 Act, the Trust is required to comply with other asset coverage requirements as a condition of the Trust obtaining a rating of the preferred shares from a rating agency. These requirements include asset coverage tests more stringent than under the 1940 Act. See "Preferred Shares" below.

BORROWINGS


The Trust's Declaration of Trust authorizes the Trust, without the prior approval of holders of Common Shares, to borrow money. In this connection, the Trust may issue notes or other evidence of indebtedness (including bank borrowings or commercial paper) and may secure any such borrowings by mortgaging, pledging or otherwise granting a security interest in the Trust's assets. See "Risk Factors and Special Considerations -- Leverage."


PREFERRED SHARES

Under the 1940 Act, the Trust is permitted to have outstanding more than one series of preferred shares as long as no single series has priority over another series nor holders of preferred shares have pre-emptive rights to purchase any other preferred shares that might be issued.

The Trust's Declaration of Trust authorizes the issuance of a class of preferred shares (which class may be divided into two or more series) as the Trustees may, without shareholder approval, authorize. The preferred shares have such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Trustee may determine and as are set forth in the Trust's Certificate of Designation establishing the terms of the preferred shares. The number of shares of the preferred class or series authorized is unlimited, and the shares authorized may be represented in part by fractional shares. Under the Trust's Certificate of Designation, the Trustees have authorized the creation of 18,000 Auction Rate Cumulative Preferred Shares, having a par value of $0.01 per share, with a liquidation preference of $25,000 per share, classified as Series M, T, W, Th and F Auction Rate Cumulative Preferred Shares.

Any decision to offer preferred shares is subject to market conditions and to the Board of Trustees' and the Investment Manager's continuing belief that leveraging the Trust's capital structure through the issuance of preferred shares is likely to achieve the benefits to the Common Shares described in this Prospectus for long-term investors. The terms of the preferred shares will be determined by the Board of Trustees in consultation with the Investment Manager (subject to applicable law and the Trust's Declaration of Trust) if and when it authorizes a preferred shares offering.

The Preferred Shares have complete priority over the Common Shares as to distribution of assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, holders of preferred shares will be entitled to receive a preferential liquidating distribution (expected to equal the original purchase price per share plus accumulated and unpaid dividends thereon, whether or not earned or declared) before any distribution of assets is made to holders of Common Shares.

                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                                          Description of Capital Structure    27

TAX MATTERS
--------------------------------------------------------------------------------

The following information is meant as a general summary for U.S. shareholders. Please see the SAI for additional information. Investors should rely on their own tax adviser for advice about the particular federal, state and local tax consequences to them of investing in the Trust.

The federal income tax treatment of the Trust's Preferred Shares is not entirely clear, but the Trust believes, based on the advice of its counsel, that the Preferred Shares will constitute stock of the Trust. It is possible, however, that the IRS might take a contrary position, asserting, for example, that the Preferred Shares constitute debt of the Trust. The discussion below assumes that the Preferred Shares are stock.

The Trust will distribute all or substantially all of its net investment income and net realized capital gains, if any, to its shareholders each year. Although the Trust will not be taxed on amounts it distributes, most shareholders will be taxed on amounts they receive. A particular distribution generally will be taxable as either ordinary income or long-term capital gain. The Trust will allocate a proportionate amount of each type of its income to the Common Shares and to the Preferred Shares. It generally does not matter how long a shareholder has held the Trust's Common Shares or Preferred Shares or whether the shareholder elects to receive distributions in cash or reinvest them in additional Trust's Common Shares or Preferred Shares. For example, if the Trust designates a particular distribution as a long-term capital gains distribution, it will be taxable to a shareholder at his or her long-term capital gains rate. Dividends from the Trust are generally not eligible for the reduced rate of tax that may apply to certain qualifying dividends on corporate stock.

Dividends declared by the Trust in October, November or December and paid during the following January may be treated as having been received by shareholders in the year the distributions were declared.

Each shareholder will receive an annual statement summarizing the shareholder's dividend and capital gains distributions.

If a shareholder invests through a tax-deferred account, such as a retirement plan, the shareholder generally will not have to pay tax on dividends until they are distributed from the account. These accounts are subject to complex tax rules, and shareholders should consult a tax adviser about investment through a tax-deferred account.

There may be tax consequences to a shareholder if the shareholder sells the Trust's Common Shares or Preferred Shares. A shareholder will generally have a capital gain or loss, which will be long-term or short-term, generally depending on how long the shareholder holds those Common Shares or Preferred Shares. If a shareholder exchanges shares, the shareholder may be treated as if he or she sold them. Shareholders are responsible for any tax liabilities generated by their own transactions.

As with all investment companies, the Trust may be required to withhold U.S. federal income tax at the rate of 28% of all taxable distributions payable to a shareholder if the shareholder fails to provide the Trust with his or her correct taxpayer identification number or to make required certifications, or if the shareholder has been notified by the IRS that he or she is subject to backup withholding. Backup withholding is not an additional tax; rather, it is a way in which the IRS ensures it will collect taxes otherwise due. Any amounts withheld may be credited against a shareholder's U.S. federal income tax liability.

28    Tax Matters

                                                                MORE INFORMATION
--------------------------------------------------------------------------------

DISTRIBUTION ARRANGEMENTS


Pursuant to the terms of a Distribution Agreement, ING Funds Distributor, LLC will act as the Trust's distributor for the optional cash investments under the Trust's Shareholder Investment Program and for privately negotiated transactions. The Distribution Agreement provides that ING Fund's Distributor LLC does not receive compensation or commissions from the Trust for such services. In addition, no fees or commissions will be paid by the Trust or its shareholders in connection with the reinvestment of dividends and capital gains distributions. ING Funds Distributor, LLC's principal business address is 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258. ING Funds Distributor, LLC and ING Investments, LLC, the Trust's investment manager, and ING IM, the Trust's Sub-Adviser, are indirect, wholly-owned subsidiaries of ING Groep N.V. See "Plans of Distribution" in the SAI.


The Trust bears the expenses of issuing the Common Shares. These expenses include, but are not limited to, the expense of preparation and printing of the prospectus and SAI, the expense of counsel and auditors, and others.

LEGAL MATTERS

The validity of the Common Shares offered hereby will be passed on for the Trust by Dechert LLP, 1775 I Street, NW, Washington, DC, counsel to the Trust.


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


KPMG LLP serves as the independent registered public accounting firm for the Trust. The auditors' address is 355 South Grand Avenue, Los Angeles, California 90071.

REGISTRATION STATEMENT

The Trust has filed with the SEC a Registration Statement under the Securities Act, relating to the Common Shares offered hereby. For further information with respect to the Trust and its Common Shares, reference is made to such Registration Statement and the exhibits filed therein.

                [GRAPHIC] If you have any questions, please call 1-800-992-0180.

                                                          More Information    29

STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Change of Name
Investment Objective
Investment Restrictions
Additional Information About Investments and Investment Techniques
Trustees and Officers
Compensation Table
Investment Management and Other Service Providers
Plans of Distribution
Code of Ethics
Portfolio Transactions
Net Asset Value
Federal Taxation
Advertising and Performance Data
General Information
Financial Statements


30    Statement of Additional Information

                              ING PRIME RATE TRUST

                         7337 EAST DOUBLETREE RANCH ROAD

                            SCOTTSDALE, ARIZONA 85258
                                 (800) 992-0180

                 25,000,000 COMMON SHARES OF BENEFICIAL INTEREST

--------------------------------------------------------------------------------
                            TRUST ADVISORS AND AGENTS
--------------------------------------------------------------------------------

INVESTMENT MANAGER
ING Investments, LLC

7337 East Doubletree Ranch Road

Scottsdale, AZ 85258

SUB-ADVISER
ING Investment Management Co.

230 Park Avenue
New York, NY 10169


ADMINISTRATOR
ING Funds Services, LLC

7337 East Doubletree Ranch Road

Scottsdale, AZ 85258

CUSTODIAN
State Street Bank and Trust
801 Pennsylvania Avenue

Kansas City, MO 64105

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP
355 South Grand Avenue

Los Angeles, CA 90071


DISTRIBUTOR
ING Funds Distributor, LLC

7337 East Doubletree Ranch Road

Scottsdale, AZ 85258

TRANSFER AGENT
DST Systems, Inc.
816 Wyandotte
Kansas City, MO 64105

LEGAL COUNSEL
Dechert LLP
1775 I Street, NW
Washington, DC 20006

INSTITUTIONAL INVESTORS AND ANALYSTS
Call ING Prime Rate Trust
(800) 336-3436

THE TRUST HAS NOT AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS WHILE THIS PROSPECTUS IS REQUIRED BY LAW TO BE DELIVERED, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED.

WHEN CONTACTING THE SEC, YOU WILL WANT TO REFER TO THE TRUST'S SEC FILE NUMBER. THE FILE NUMBER IS AS FOLLOWS: 1940 Act File No. 811-5410

[ING LOGO]


                                                  PRPRO-UPRT25M (07/05-07/01/05)

                              ING PRIME RATE TRUST

                         7337 East Doubletree Ranch Road

                         Scottsdale, Arizona 85258-2034
                                 (800) 992-0180


                       STATEMENT OF ADDITIONAL INFORMATION


                                  JULY 1, 2005,

         ING Prime Rate Trust ("Trust") is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"). The Trust's investment objective is to provide investors with as high a level of current income as is consistent with the preservation of capital. There is no assurance that the Trust will achieve its investment objective. The Trust is managed by ING Investments, LLC ("ING Investments" or "Investment Manager") and sub-advised by ING Investment Management Co. ("ING IM" or "Sub-Adviser").

         This Statement of Additional Information ("SAI") does not constitute a prospectus, but should be read in conjunction with the Prospectus relating thereto dated July 1, 2005. This SAI does not include all information that a prospective investor should consider before purchasing Common Shares in this offering, and investors should obtain and read the Prospectus prior to purchasing such shares. In addition, the Trust's financial statements and the independent registered public accounting firm's report thereon included in the Annual Report dated February 28, 2005, are incorporated herein by reference. A copy of the Prospectus may be obtained without charge by contacting the Trust at the address and phone number written above.


                                TABLE OF CONTENTS


                                                                            PAGE
CHANGE OF NAME                                                                 3
INVESTMENT OBJECTIVE                                                           3
INVESTMENT RESTRICTIONS                                                        3
ADDITIONAL INFORMATION ABOUT INVESTMENTS AND INVESTMENT TECHNIQUES             5
TRUSTEES AND OFFICERS                                                         12
COMPENSATION TABLE                                                            26
INVESTMENT MANAGEMENT AND OTHER SERVICE PROVIDERS                             28
PLANS OF DISTRIBUTION                                                         28
CODE OF ETHICS                                                                37
PORTFOLIO TRANSACTIONS                                                        39
NET ASSET VALUE                                                               41
FEDERAL TAXATION                                                              41
ADVERTISING AND PERFORMANCE DATA                                              45
GENERAL INFORMATION                                                           48
FINANCIAL STATEMENTS                                                          48


         The Prospectus and SAI omit certain information contained in the registration statement filed with the Securities and Exchange Commission ("Commission" or "SEC"), Washington, DC. The registration statement may be obtained from the Commission upon payment of the fee prescribed, or inspected at the Commission's office for no charge. The registration statement is also available on the Commission's website (www.sec.gov).

                                 CHANGE OF NAME

         The Trust changed its name from Pilgrim Prime Rate Trust to Pilgrim America Prime Rate Trust in April 1996, and then changed its name back to Pilgrim Prime Rate Trust on November 16, 1998. Effective March 1, 2002, the Trust changed its name to ING Prime Rate Trust.

                              INVESTMENT OBJECTIVE

         The Trust's investment objective is to obtain as high a level of current income as is consistent with the preservation of capital. The Trust seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in higher yielding, U.S. dollar denominated, floating rate secured senior loans ("Senior Loans"). These Senior Loans are typically below investment grade credit quality.

         The Trust only invests in Senior Loans made to corporations or other business entities organized under U.S. or Canadian law and which are domiciled in the U.S., Canada or in U.S. territories or possessions. The Trust can also invest up to 20% of its total assets in other investments, including unsecured loans, subordinated loans, short-term debt instruments, equity securities acquired in connection with investments in loans and other instruments as described under "Additional Information About Investments and Investment Techniques." During periods when, in the opinion of the Trust's Investment Manager or Sub-Adviser, a temporary defensive posture in the market is appropriate, the Trust may hold up to 100% of its assets in cash and/or in short-term debt instruments.

                             INVESTMENT RESTRICTIONS

         The Trust has adopted the following restrictions relating to its investments and activities, which may not be changed without a Majority Vote, as defined in the 1940 Act. The Trust may not:

         1. Issue senior securities, except insofar as the Trust may be deemed to have issued a senior security by reason of (i) entering into certain interest rate hedging transactions, (ii) entering into reverse repurchase agreements, or (iii) borrowing money in an amount not exceeding 33 1/3%, or such other percentage permitted by law, of the Trust's total assets (including the borrowed amount) less all liabilities other than borrowings, or (iv) issuing a class or classes of preferred shares in an amount not exceeding 50%, or such other percentage permitted by law, of the Trust's total assets less all liabilities and indebtedness not represented by senior securities.

         2.       Invest more than 25% of its total assets in any industry.

         3. Invest in marketable warrants other than those acquired in conjunction with Senior Loans and such warrants will not constitute more than 5% of its assets.

         4. Make investments in any one issuer other than U.S. government securities if, immediately after such purchase or acquisition, more than 5% of the value of the Trust's total assets would be invested in such issuer, or the Trust would own more than 25% of any outstanding issue, except that up to 25% of the Trust's total assets may be invested without regard to the foregoing restrictions. For the purpose of the foregoing restriction, the Trust will consider the borrower of a Senior Loan to be the issuer of such Senior Loan. In addition, with respect to a Senior Loan under which the Trust does not have privity with the borrower or would not have a direct cause of action against the borrower in the event of the failure of the borrower to pay scheduled principal or interest, the Trust will also separately meet the foregoing requirements and consider each interpositioned bank (a lender from which the Trust acquires a Senior Loan) to be an issuer of the Senior Loan.

         5. Act as an underwriter of securities, except to the extent that it may be deemed to act as an underwriter in certain cases when disposing of its portfolio investments or acting as an agent or one of a group of co-agents in originating Senior Loans.

         6. Purchase or sell equity securities (except that the Trust may, incidental to the purchase or ownership of an interest in a Senior Loan, or as part of a borrower reorganization, acquire, sell and exercise warrants and/or acquire or sell other equity securities), real estate, real estate mortgage loans, commodities, commodity futures contracts, or oil or gas exploration or development programs; or sell short, purchase or sell straddles, spreads, or combinations thereof, or write put or call options.

         7. Make loans of money or property to any person, except that the Trust (i) may make loans to corporations or other business entities, or enter into leases or other arrangements that have the characteristics of a loan; (ii) may lend portfolio instruments; and (iii) may acquire securities subject to repurchase agreements.

         8. Purchase shares of other investment companies, except in connection with a merger, consolidation, acquisition or reorganization.

         9. Make investments on margin or hypothecate, mortgage or pledge any of its assets except for the purpose of securing borrowings as described above in connection with the issuance of senior securities and then only in an amount up to 33 1/3% (50% in the case of the issuance of a preferred class of shares), or such other percentage permitted by law, of the value of the Trust's total assets (including, with respect to borrowings, the amount borrowed) less all liabilities other than borrowings (or, in the case of the issuance of senior securities, less all liabilities and indebtedness not represented by senior securities).

         If a percentage restriction is adhered to at the time of investment, a later increase or decrease in percentage resulting from a change in value of the Trust's investments or amount of total assets will not be considered a violation of any of the foregoing restrictions.

         There is no limitation on the percentage of the Trust's total assets that may be invested in instruments which are not readily marketable or subject to restrictions on resale, and to the extent the Trust invests in such instruments, the Trust's portfolio should be considered illiquid. The extent to which the Trust invests in such instruments may affect its ability to realize the net asset value ("NAV") of the Trust in the event of the voluntary or involuntary liquidation of its assets.

         The Trust has also adopted a non-fundamental policy as required by Rule 35d-1 under the 1940 Act to invest, under normal circumstances, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in higher yielding, U.S. dollar denominated, floating rate secured senior loans. The Trust has also adopted a policy to provide its shareholders with at least 60 days' prior notice of any change in such investment policy. If, subsequent to an investment, the 80% requirement is no longer met, the Trust's future investments will be made in a manner that will bring the Trust into compliance with this policy.

ADDITIONAL INFORMATION ABOUT INVESTMENTS AND INVESTMENT TECHNIQUES

         Some of the different types of securities in which the Trust may invest, subject to its investment objective, policies and restrictions, are described in the prospectus under "Investment Objective and Policies." Additional information concerning certain of the Trust's investments and investment techniques is set forth below.

EQUITY SECURITIES

         In connection with its purchase or holding of interests in Senior Loans, the Trust may acquire (and subsequently sell) equity securities or exercise warrants that it receives. The Trust will acquire such interests only as an incident to the intended purchase or ownership of loans or in connection with a reorganization of a borrower or its debt. The Trust normally will not hold more than 20% of its total assets in equity securities. Equity securities will not be treated as Senior Loans; therefore, an investment in such securities will not count toward the 80% of the Trust's net assets, plus the amount of any borrowings for investment purposes, that normally will be invested in Senior Loans. Equity securities are subject to financial and market risks and can be expected to fluctuate in value.

LEASE PARTICIPATIONS


         Senior Loans that the Trust may acquire include particpation interests in lease fiancings (Lease Participations) where the collateral quality, credit quality of the borrower and the likelihood of payback are believed by the Investment Manager or Sub-Advisert to be the same as those applied to conventional Senior Loans. A Lease Participation is also required to have a floating interest rate that is indexed to a benchmark indicator of prevailing interest rates, such as London Inter-Bank Offered Rate ("LIBOR") or the Prime Rate.

         The credit quality standards and general requirements that the Trust applies to Lease Participations including collateral quality, the credit quality of the borrower and the likelihood of payback are substantially the same as those applied to conventional Senior Loans. A Lease Participation is also required to have a floating interest rate that is indexed to the federal funds rate, LIBOR, or Prime Rate in order to be eligible for investment.


         The Office of the Comptroller of the Currency has established regulations which set forth circumstances under which national banks may engage in lease financings. Among other things, the regulation requires that a lease be a net-full payout lease representing the noncancelable obligation of the lessee, and that the bank make certain determinations with respect to any estimated residual value of leased property relied upon by the bank to yield a full return on the lease. The Trust may invest in lease financings only if the Lease Participation meets these banking law requirements.

INTEREST RATES AND PORTFOLIO MATURITY

         Interest rates on loans in which the Trust invests adjust periodically. The interest rates are adjusted based on a base rate plus a premium or spread over the base rate. The base rate usually is LIBOR, the Federal Reserve federal funds rate, the Prime Rate or other base lending rates used by commercial lenders. LIBOR usually is an average of the interest rates quoted by several designated banks as the rates at which they pay interest to major depositors in the London interbank market on U.S. dollar denominated deposits. The Investment Manager and Sub-Adviser believe that changes in short-term LIBOR rates are closely related to changes in the Federal Reserve federal funds rate, although the two are not technically linked. The Prime Rate quoted by a major U.S. bank is generally the interest rate at which that bank is willing to lend U.S. dollars to its most creditworthy borrowers, although it may not be the bank's lowest available rate.

         Loans in which the Trust invests typically have interest rates which reset at least quarterly and may reset as frequently as daily. The maximum duration of an interest rate reset on any loan in which the Trust can invest is one year. The maximum maturity on any loan in which the Trust can invest is ten years. The Trust's portfolio of loans will ordinarily have a dollar-weighted average time until the next interest rate adjustment of 90 days or less, although the time may exceed 90 days. The Trust may find it possible and appropriate to use interest rate swaps and other investment practices to shorten the effective interest rate adjustment period of loans. If the Trust does so, it will consider the shortened period to be the adjustment period of the loan. As short-term interest rates rise, interest payable to the Trust should increase. As short-term interest rates decline, interest payable to the Trust should decrease. The amount of time that will pass before the Trust experiences the effects of changing short-term interest rates will depend on the dollar-weighted average time until the next interest rate adjustment on the Trust's portfolio of loans.

         Loans usually have mandatory and optional prepayment provisions. Because of prepayments, the actual remaining maturity of a loan may be considerably less than its stated maturity. If a loan is prepaid, the Trust will have to reinvest the proceeds in other loans or securities which may have a lower fixed spread over its base rate. In such a case, the amount of interest paid to the Trust would likely decrease.

         In the event of a change in the benchmark interest rate on a loan, the rate payable to lenders under the loan will, in turn, change at the next scheduled reset date. If the benchmark rate goes up, the Trust as lender would earn interest at a higher rate, but only on and after the reset date. If the benchmark rate goes down, the Trust as lender would earn interest at a lower rate, but only on and after the reset date.

         During normal market conditions, changes in market interest rates will affect the Trust in certain ways. The principal effect will be that the yield on the Trust's Common Shares will tend to rise or fall as market interest rates rise and fall. This is because almost all of the assets in which the Trust invests pay interest at rates which float in response to changes in market rates. However, because the interest rates on the Trust's assets reset over time, there will be an imperfect correlation between changes in market rates and changes to rates on the portfolio as a whole. This means that changes to the rate of interest paid on the portfolio as a whole will tend to lag behind changes in market rates.

         Market interest rate changes may also cause the Trust's NAV to experience moderate volatility. This is because the value of a loan asset in the Trust is partially a function of whether it is paying what the market perceives to be a market rate of interest for the particular loan, given its individual credit and other characteristics. If market interest rates change, a loan's value could be affected to the extent the interest rate paid on that loan does not reset at the same time. As discussed above, the rates of interest paid on the loans in which the Trust invests have a weighted average reset period that typically is less than 90 days. Therefore, the impact of the lag between a change in market interest rates and the change in the overall rate on the portfolio is expected to be minimal.

         Finally, to the extent that changes in market rates of interest are reflected not in a change to a base rate such as LIBOR but in a change in the spread over the base rate which is payable on loans of the type and quality in which the Trust invests, the Trust's NAV could be adversely affected. Again, this is because the value of a loan asset in the Trust is partially a function of whether it is paying what the market perceives to be a market rate of interest for the particular loan, given its individual credit and other characteristics. However, unlike changes in market rates of interest for which there is only a temporary lag before the portfolio reflects those changes, changes in a loan's value based on changes in the market spread on loans in the Trust's portfolio may be of longer duration.

OTHER INVESTMENTS


         Assets not invested in Senior Loans will generally consist of other instruments, including unsecured loans and subordinated loans up to a maximum of 5% of the Trust's total assets, short-term debt instruments with remaining maturities of 120 days or less (which may have yields tied to the Prime Rate, commercial paper rates, the federal funds rate or LIBOR) and equity securities acquired in connection with investments in loans. Short-term debt instruments may include (i) commercial paper rated A-1 by Standard & Poor's Ratings Services or P-1 by Moody's Investors Service, Inc., or of comparable quality as determined by the Investment Manager or Sub-Adviser, (ii) certificates of deposit, bankers' acceptances, and other bank deposits and obligations, and
(iii) securities issued or guaranteed by the U.S. government, its agencies or instrumentalities. During periods when, in the judgment of the Investment Manager or Sub-Adviser, a temporary defensive posture in the market is appropriate, the Trust may hold up to 100% of its assets in cash and/or in short-term debt instruments.


REPURCHASE AGREEMENTS

         The Trust has the ability, pursuant to its investment objective and policies, to enter into repurchase agreements. A repurchase agreement is a contract under which the Trust may sell and simultaneously obtain the commitment of the purchaser to sell the security back to the Trust at an agreed upon price on an agreed upon date. Repurchase agreements will be considered borrowings by the Trust, and as such are subject to the restrictions on borrowing. Borrowings by the Trust create an opportunity for greater total return, but at the same time increase exposure to capital risk. The Trust will maintain in a segregated account with its custodian cash or liquid high grade portfolio securities in an amount sufficient to cover its obligations with respect to the repurchase agreements. The Trust will receive payment for such securities only upon physical delivery or evidence of book entry transfer by its custodian. Regulations of the Commission require either that securities sold by the Trust under a repurchase agreement be segregated pending repurchase or that the proceeds be segregated on the Trust's books and records pending repurchase. Repurchase agreements may involve certain risks in the event of default or insolvency of the other party, including possible loss from delays or restrictions upon the Trust's ability to dispose of the underlying securities.

REVERSE REPURCHASE AGREEMENTS

         The Trust has the ability, pursuant to its investment objective and policies, to enter into repurchase agreements if the asset which is the subject of the repurchase is a loan. Such agreements may be considered to be loans by the Trust for purposes of the 1940 Act. Each reverse repurchase agreement must be collateralized fully, in accordance with the provisions of Rule 5b-3 under the 1940 Act, at all times. Pursuant to such reverse repurchase agreements, the Trust acquires securities from financial institutions such as brokers, dealers and banks, subject to the seller's agreement to repurchase and the Trust's agreement to resell such securities at a mutually agreed upon date and price. The term of such an agreement is generally quite short, possibly overnight or for a few days, although it may extend over a number of months (up to one year) from the date of delivery. The repurchase price generally equals the price paid by the Trust plus interest negotiated on the basis of current short-term rates (which may be more or less than the rate on the underlying portfolio security). The securities underlying a reverse repurchase agreement will be marked to market every business day so that the value of the collateral is at least equal to the value of the loan, including the accrued interest thereon, and the Investment Manager or Sub-Adviser will monitor the value of the collateral. Securities subject to reverse repurchase agreements will be held by the Custodian or in the Federal Reserve/Treasury Book-Entry System. If the seller defaults on its repurchase obligation, the Trust will suffer a loss to the extent that the proceeds from a sale of the underlying securities is less than the repurchase price under the agreement. Bankruptcy or insolvency of such a defaulting seller may cause the Trust's rights with respect to such securities to be delayed or limited. To mitigate this risk, the Trust only enters into reverse repurchase agreements with highly rated, large financial institutions. The Trust may only enter into reverse repurchase agreements that qualify for an exclusion from any automatic stay of creditors' rights against the counterparty under applicable insolvency law in the event of the counterparty's insolvency.


LENDING LOAN INTERESTS AND OTHER PORTFOLIO INSTRUMENTS


         To generate additional income, the Trust may lend its portfolio securities, including interests in Senior Loans, in an amount equal to up to 33 1/3% of theTrust's total assets to broker-dealers, major banks, or other recognized domestic institutional borrowers of securities. No lending may be made to any companies affiliated with the Investment Manager or Sub-Adviser. During the time portfolio securities are on loan, the borrower pays the Trust any dividends or interest paid on such securities, and the Trust may invest the cash collateral and earn additional income, or it may receive an agreed-upon amount of interest income from the borrower who has delivered equivalent collateral or a letter of credit. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower fail financially.

         The Trust may seek to increase its income by lending financial instruments in its portfolio in accordance with present regulatory policies, including those of the Board of Governors of the Federal Reserve System and the Commission. The lending of financial instruments is a common practice in the securities industry. The loans are required to be secured continuously by collateral, consistent with the requirements of the 1940 Act discussed below, maintained on a current basis at an amount at least equal to the market value of the portfolio instruments loaned. The Trust has the right to call a loan and obtain the portfolio instruments loaned at any time on such notice as specified in the transaction documents. For the duration of the loan, the Trust will continue to receive the equivalent of the interest paid by the issuer on the portfolio instruments loaned and may also receive compensation for the loan of the financial instrument. Any gain or loss in the market price of the instruments loaned that may occur during the term of the loan will be for the account of the Trust.

         The Trust may lend its portfolio instruments so long as the terms and the structure of such loans are not inconsistent with the requirements of the 1940 Act, which currently require that (a) the borrower pledge and maintain with the Trust collateral consisting of cash, a letter of credit issued by a domestic U.S. bank, or securities issued or guaranteed by the U.S. government having a value at all times not less than 100% of the value of the instruments loaned,
(b) the borrowers add to such collateral whenever the price of the instruments loaned rises (I.E., the value of the loan is marked to market on a daily basis),
(c) the loan be made subject to termination by the Trust at any time, and (d) the Trust receives reasonable interest on the loan (which may include the Trust's investing any cash collateral in interest bearing short-term investments), any distributions on the loaned instruments and increase in their market value. The Trust may lend its portfolio instruments to member banks of the Federal Reserve System, members of the New York Stock Exchange ("NYSE") or other entities determined by the Investment Manager or Sub-Adviser to be creditworthy. All relevant facts and circumstances, including the creditworthiness of the qualified institution, will be monitored by the Investment Manager or Sub-Adviser, and will be considered in making decisions with respect to the lending of portfolio instruments.

         The Trust may pay reasonable negotiated fees in connection with loaned instruments. In addition, voting rights may pass with loaned securities, but if a material event were to occur affecting such a loan, the Trust will retain the right to call the loan and vote the securities. If a default occurs by the other party to such transaction, the Trust will have contractual remedies pursuant to the agreements related to the transaction, but such remedies may be subject to bankruptcy and insolvency laws which could materially and adversely affect the Trust's rights as a creditor. However, the loans will be made only to firms deemed by the Investment Manager or Sub-Adviser to be of good financial standing and when, in the judgment of the Investment Manager or Sub-Adviser, the consideration which can be earned currently from loans of this type justifies the attendant risk.

INTEREST RATE HEDGING TRANSACTIONS

         The Trust has the ability, pursuant to its investment objectives and policies, to engage in certain hedging transactions including interest rate swaps and the purchase or sale of interest rate caps and floors. The Trust may undertake these transactions primarily for the following reasons: to preserve a return on or value of a particular investment or portion of the Trust's portfolio, to protect against decreases in the anticipated rate of return on floating or variable rate financial instruments which the Trust owns or anticipates purchasing at a later date, or for other risk management strategies such as managing the effective dollar-weighted average duration of the Trust's portfolio. Market conditions will determine whether and in what circumstances the Trust would employ any of the hedging techniques described below.

         Interest rate swaps involve the exchange by the Trust with another party of their respective commitments to pay or receive interest, E.G., an exchange of an obligation to make floating rate payments on a specified dollar amount, referred to as the "notional" principal amount, for an obligation to make fixed rate payments. For example, the Trust may seek to shorten the effective interest rate redetermination period of a Senior Loan in its portfolio that has an interest rate redetermination period of one year. The Trust could exchange its right to receive fixed income payments for one year from a borrower for the right to receive payments under an obligation that readjusts monthly. In such an event, the Trust would consider the interest rate redetermination period of such Senior Loan to be the shorter period.

         The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor. The Trust will not enter into swaps, caps or floors if, on a net basis, the aggregate notional principal amount with respect to such agreements exceeds the net assets of the Trust or to the extent the purchase of swaps, caps or floors would be inconsistent with the Trust's other investment restrictions.

         The Trust will usually enter into interest rate swaps on a net basis, I.E., where the two parties make net payments with the Trust receiving or paying, as the case may be, only the net amount of the two payments. The net amount of the excess, if any, of the Trust's obligations over its entitlement with respect to each interest rate swap will be accrued and an amount of cash or liquid securities having an aggregate NAV at least equal to the accrued excess will be maintained in a segregated account. If the Trust enters into a swap on other than a net basis, the Trust will maintain in the segregated account the full amount of the Trust's obligations under each such swap. The Trust may enter into swaps, caps and floors with member banks of the Federal Reserve System, members of the NYSE or other entities determined by ING Investments. If a default occurs by the other party to such transaction, the Trust will have contractual remedies pursuant to the agreements related to the transaction but such remedies may be subject to bankruptcy and insolvency laws which could materially and adversely affect the Trust's rights as a creditor. The Trust will not treat swaps covered in accordance with applicable regulatory guidance as senior securities.

         The swap, cap and floor market has grown substantially in recent years with a large number of banks and financial services firms acting both as principals and as agents utilizing standardized swap documentation. As a result, this market has become relatively liquid. There can be no assurance, however, that the Trust will be able to enter into interest rate swaps or to purchase interest rate caps or floors at prices or on terms the Investment Manager or Sub-Adviser believes are advantageous to the Trust. In addition, although the terms of interest rate swaps, caps and floors may provide for termination, there can be no assurance that the Trust will be able to terminate an interest rate swap or to sell or offset interest rate caps or floors that it has purchased.

         The successful utilization of hedging and risk management transactions requires skills different from those needed in the selection of the Trust's portfolio securities and depends on the Investment Manager's or Sub-Adviser's ability to predict correctly the direction and degree of movements in interest rates. Although the Trust believes that use of the hedging and risk management techniques described above will benefit the Trust, if the Investment Manager's or Sub-Adviser's judgment about the direction or extent of the movement in interest rates is incorrect, the Trust's overall performance would be worse than if it had not entered into any such transactions. The Trust will incur brokerage and other costs in connection with its hedging transactions.

ORIGINATING SENIOR LOANS - RELIANCE ON AGENTS

         The Trust has the ability to act as an agent in originating and administering a loan on behalf of all lenders or as one of a group of co-agents in originating Senior Loans. However, the Trust has not acted as agent or co-agent on any loans, and has no present intention of doing so in the future. An agent for a loan is required to administer and manage the Senior Loan and to service or monitor the collateral. The agent is also responsible for the collection of principal and interest and fee payments from the borrower and the apportionment of these payments to the credit of all lenders which are parties to the loan agreement. The agent is charged with the responsibility of monitoring compliance by the borrower with the restrictive covenants in the loan agreement and of notifying the lenders of any adverse change in the borrower's financial condition. In addition, the agent generally is responsible for determining that the lenders have obtained a perfected security interest in the collateral securing the Senior Loan.

         Lenders generally rely on the agent to collect their portion of the payments on a Senior Loan and to use the appropriate creditor remedies against the borrower. Typically under loan agreements, the agent is given broad discretion in enforcing the loan agreement and is obligated to use the same care it would use in the management of its own property. The borrower compensates the agent for these services. Such compensation may include special fees paid on structuring and funding the Senior Loan and other fees on a continuing basis. The precise duties and rights of an agent are defined in the loan agreement.

         The agent may enforce compliance by the borrower with the terms of the loan agreement. Agents also have voting and consent rights under the applicable loan agreement. Action subject to agent vote or consent generally requires the vote or consent of the holders of some specified percentage of the outstanding principal amount of the Senior Loan, which percentage varies depending on the relative loan agreement. Certain decisions, such as reducing the amount or increasing the time for payment of interest on or repayment of principal of a Senior Loan, or relating collateral therefor, frequently require the unanimous vote or consent of all lenders affected.

         Pursuant to the terms of a loan agreement, the agent typically has sole responsibility for servicing and administering a loan on behalf of the other lenders. Each lender in a Senior Loan is generally responsible for performing its own credit analysis and its own investigation of the financial condition of the borrower. Generally, loan agreements will hold the agent liable for any action taken or omitted that amounts to gross negligence or willful misconduct. In the event of a borrower's default on a loan, the loan agreements provide that the lenders do not have recourse against the agent for its activities as agent. Instead, lenders will be required to look to the borrower for recourse.

         In a typical interest in a Senior Loan, the agent administers the loan and has the right to monitor the collateral. The agent is also required to segregate the principal and interest payments received from the borrower and to hold these payments for the benefit of the lenders. The Trust normally looks to the agent to collect and distribute principal of and interest on a Senior Loan. Furthermore, the Trust looks to the agent to use normal credit remedies, such as to foreclose on collateral, monitor credit loan covenants, and notify the lenders of any adverse changes in the borrower's financial condition or declarations of insolvency. At times the Trust may also negotiate with the agent regarding the agent's exercise of credit remedies under a Senior Loan. The agent is compensated for these services by the borrower as set forth in the loan agreement. Such compensation may take the form of a fee or other amount paid upon the making of the Senior Loan and/or an ongoing fee or other amount.

         The loan agreements in connection with Senior Loans set forth the standard of care to be exercised by the agents on behalf of the lenders and usually provide for the termination of the agent's agency status in the event that it fails to act properly, becomes insolvent, enters FDIC receivership, or if not FDIC insured, enters into bankruptcy or if the agent resigns. In the event an agent is unable to perform its obligations as agent, another lender would generally serve in that capacity.

ADDITIONAL INFORMATION ON SENIOR LOANS

         Senior Loans are direct obligations of corporations or other business entities and are arranged by banks or other commercial lending institutions and made generally to finance internal growth, mergers, acquisitions, stock repurchases, and leveraged buyouts. Senior Loans usually include restrictive covenants which must be maintained by the borrower. Such covenants, in addition to the timely payment of interest and principal, may include mandatory prepayment provisions arising from free cash flow and restrictions on dividend payments, and usually state that a borrower must maintain specific minimum financial ratios as well as establishing limits on total debt. A breach of covenant, which is not waived by the agent, is normally an event of acceleration, I.E., the agent has the right to call the outstanding Senior Loan. In addition, loan covenants may include mandatory prepayment provisions stemming from free cash flow. Free cash flow is cash that is in excess of capital expenditures plus debt service requirements of principal and interest. The free cash flow shall be applied to prepay the Senior Loan in an order of maturity described in the loan documents. Under certain interests in Senior Loans, the Trust may have an obligation to make additional loans upon demand by the borrower. The Trust intends to ensure its ability to satisfy such demands by segregating sufficient assets in high quality short-term liquid investments or by sufficiently maintaining unused borrowing capacity.

         Senior Loans, unlike certain bonds, usually do not have call protection. This means that investments comprising the Trust's portfolio, while having a stated one to ten-year term, may be prepaid, often without penalty. The Trust generally holds Senior Loans to maturity unless it becomes necessary to sell them to adjust the Trust's portfolio in accordance with the Investment Manager's or Sub-Adviser's view of current or expected economic or specific industry or borrower conditions.

         Senior Loans frequently require full or partial prepayment of a loan when there are asset sales or a securities issuance. Prepayments on Senior Loans may also be made by the borrower at its election. The rate of such prepayments may be affected by, among other things, general business and economic conditions, as well as the financial status of the borrower. Prepayment would cause the actual duration of a Senior Loan to be shorter than its stated maturity. Prepayment may be deferred by the Trust. This should, however, allow the Trust to reinvest in a new loan and recognize as income any unamortized loan fees. In many cases this will result in a new facility fee payable to the Trust.

         Because interest rates paid on these Senior Loans fluctuate periodically with the market, it is expected that the prepayment and a subsequent purchase of a new Senior Loan by the Trust will not have a material adverse impact on the yield of the portfolio. See "Portfolio Transactions."

         Under a Senior Loan, the borrower generally must pledge as collateral assets which may include one or more of the following: cash, accounts receivable, inventory, property, plant and equipment, both common and preferred stock in its subsidiaries, trademarks, copyrights, patent rights and franchise value. The Trust may also receive guarantees as a form of collateral. In some instances, a Senior Loan may be secured only by stock in a borrower or its affiliates. There is no assurance, however, that the liquidation of the existing collateral would satisfy the borrower's obligation in the event of nonpayment of scheduled interest or principal, or that such collateral could be readily liquidated.

         The Trust may be required to pay and receive various fees and commissions in the process of purchasing, selling and holding Senior Loans. The fee component may include any, or a combination of, the following elements: arrangement fees, assignment fees, non-use fees, facility fees, letter of credit fees and ticking fees. Arrangement fees are paid at the commencement of a loan as compensation for the initiation of the transaction. A non-use fee is paid based upon the amount committed but not used under the loan. Facility fees are on-going annual fees paid in connection with a loan. Letter of credit fees are paid if a loan involves a letter of credit. Ticking fees are paid from the initial commitment indication until loan closing if for an extended period. The amount of fees is negotiated at the time of transaction.

MANAGEMENT OF THE TRUST


         The Trust is governed by its Board. A trustee who is not an interested person of the Trust, as defined in the 1940 Act, is an independent trustee ("Independent Trustee"). The Trustees of the Trust are listed below.



                                                                                                NUMBER OF
                                                                                                FUNDS IN
                                                                                                  FUND
                                                   TERM OF OFFICE                                COMPLEX
                                 POSITION(S) HELD  AND LENGTH OF    PRINCIPAL OCCUPATION(S) -  OVERSEEN BY  OTHER DIRECTORSHIPS HELD
    NAME, ADDRESS AND AGE           WITH TRUST     TIME SERVED(1)    DURING THE PAST 5 YEARS    TRUSTEE(2)         BY TRUSTEE
------------------------------  -----------------  ---------------  -------------------------  -----------  ------------------------
INDEPENDENT TRUSTEES

JOHN V. BOYER (3)               Trustee            January 2005 -   Executive Director, The        [ ]      None
7337 East Doubletree Ranch Rd.                     Present          Mark Twain House Museum
Scottsdale, Arizona 85258                                           (4) (1989 - Present).
AGE: 51

J. MICHAEL EARLEY               Trustee            February 2002 -  President and Chief            [ ]      None
7337 East Doubletree Ranch Rd.                     Present          Executive Officer,
                                                                    Bankers Trust Company,
Scottsdale, Arizona 85258                                           N.A. (1992 - Present).
Age: 60

R. BARBARA GITENSTEIN           Trustee            February 2002 -  President, College of New      [ ]      New Jersey Resources
7337 East Doubletree Ranch Rd.                     Present          Jersey (1999 - Present).                (September 2003 -
                                                                                                            Present).
Scottsdale, Arizona 85258
Age: 57

PATRICK W. KENNY (3)            Trustee            January 2005 -   President and Chief            [ ]      Assured Guaranty Ltd.
7337 East Doubletree Ranch Rd.                     Present          Executive Officer,                      (November 2003 -
Scottsdale, Arizona 85258                                           International Insurance                 Present)
AGE: 62                                                             Society (2001 - Present);
                                                                    Executive Vice President,
                                                                    Frontier Insurance Group,
                                                                    Inc. (1998 - 2001).

WALTER H. MAY                   Trustee            January 2001 -   Retired. Formerly,             [ ]      BestPrep Charity (1991
7337 East Doubletree Ranch Rd.                     Present          Managing Director and                   - Present).
                                                                    Director of Marketing,
Scottsdale, Arizona 85258                                           Piper Jaffray, Inc.
Age: 68

                                                                                                NUMBER OF
                                                                                                FUNDS IN
                                                                                                  FUND
                                                   TERM OF OFFICE                                COMPLEX
                                 POSITION(S) HELD  AND LENGTH OF    PRINCIPAL OCCUPATION(S) -  OVERSEEN BY  OTHER DIRECTORSHIPS HELD
    NAME, ADDRESS AND AGE           WITH TRUST     TIME SERVED(1)    DURING THE PAST 5 YEARS    TRUSTEE(2)         BY TRUSTEE
------------------------------  -----------------  ---------------  -------------------------  -----------  ------------------------
JOCK PATTON                     Chairman and       January 2001 -   Private Investor (June         [ ]      JDA Software Group,
7337 East Doubletree Ranch Rd.  Trustee            Present          1997 - Present).                        Inc. (January 1999 -
                                                                    Formerly, Director and                  Present) ; Swift
Scottsdale, Arizona 85258                                           Chief Executive Officer,                Transportation Co.
Age: 59                                                             Rainbow Multimedia Group,               (March 2004 Present).
                                                                    Inc. (January 1999 -
                                                                    December 2001).

                                                   Chairman,
                                                   January 2005 -
                                                   Present

DAVID W.C. PUTNAM               Trustee            January 2001 -   President and Director,        [ ]      Progressive Capital
7337 East Doubletree Ranch Rd.                     Present          F.L. Putnam Securities                  Accumulation Trust
                                                                    Company, Inc. and its                   (August 1998 -
Scottsdale, Arizona 85258                                           affiliates; President,                  Present); Principled
Age: 65                                                             Secretary and Trustee,                  Equity Market Fund
                                                                    The Principled Equity                   (November 1996 -
                                                                    Market Fund. Formerly,                  Present), Mercy
                                                                    Trustee, Trust Realty                   Endowment Foundation
                                                                    Corp; Anchor Investment                 (1995 - Present); Asian
                                                                    Trust; Dow Ridge Mining                 American Bank and Trust
                                                                    Company.                                Company (June 1992 -
                                                                                                            Present); Notre Dame
                                                                                                            Health Care Center
                                                                                                            (1991 - Present) F.L.
                                                                                                            Putnam Securities
                                                                                                            Company, Inc. (June
                                                                                                            1978 - Present); and an
                                                                                                            Honorary Trustee, Mercy
                                                                                                            Hospital (1973 -
                                                                                                            Present).

ROGER B. VINCENT                Trustee            February 2002 -  President, Springwell          [ ]      Director, AmeriGas
7337 East Doubletree Ranch Rd.                     Present          Corporation (1989 -                     Propane, Inc. (1998 -
                                                                    Present).                               Present).
Scottsdale, Arizona 85258
Age: 59

RICHARD A. WEDEMEYER            Trustee            February 2001 -  Retired. Formerly, Vice        [ ]      Director of Touchstone
7337 East Doubletree Ranch Rd.                     Present          President - Finance and                 Consulting Group (1997
                                                                    Administration, Channel                 - Present); Jim Henson
Scottsdale, Arizona 85258                                           Corporation (1996 -2002).               Legacy (1994 - Present).
Age: 69                                                             Formerly, Trustee, First
                                                                    Choice Funds (1997 -
                                                                    2001); and of each of the
                                                                    funds managed by ING
                                                                    Investment Management Co.
                                                                    LLC (1998 - 2001).

TRUSTEES WHO ARE
 "INTERESTED PERSONS"

THOMAS J. MCINERNEY(5)(6)       Trustee            February 2001 -  Chief Executive Officer,       [ ]      Trustee, Equitable Life
7337 East Doubletree Ranch Rd.                     Present          ING U.S. Financial                      Insurance Co., Golden
                                                                    Services (September 2001                American Life Insurance
Scottsdale, Arizona 85258                                           - Present); Member, ING                 Co., Life Insurance
                                                                    Americas Executive                      Company of Georgia,
                                                                    Committee (2001 -                       Midwestern United Life
                                                                    Present); ING Aeltus                    Insurance Co.,
                                                                    Holding Company, Inc.
                                                                    (2000 - Present), ING
                                                                    Retail

                                                                                                NUMBER OF
                                                                                                FUNDS IN
                                                                                                  FUND
                                                   TERM OF OFFICE                                COMPLEX
                                 POSITION(S) HELD  AND LENGTH OF    PRINCIPAL OCCUPATION(S) -  OVERSEEN BY  OTHER DIRECTORSHIPS HELD
    NAME, ADDRESS AND AGE           WITH TRUST     TIME SERVED(1)    DURING THE PAST 5 YEARS    TRUSTEE(2)         BY TRUSTEE
------------------------------  -----------------  ---------------  -------------------------  -----------  ------------------------
Age: 49                                                             Holding Company (1998 -                 ReliaStar Life
                                                                    Present), and ING                       Insurance Co., Security
                                                                    Retirement Holdings, Inc.               Life of Denver,
                                                                    (1997 - Present).                       Security Connecticut
                                                                    Formerly, President,                    Life Insurance Co.,
                                                                    Chief Executive Officer                 Southland Life
                                                                    and Director of Northern                Insurance Co., USG
                                                                    Life Insurance Company                  Annuity and Life
                                                                    (March 2001 - October                   Company, and United
                                                                    2002), ING Life Insurance               Life and Annuity
                                                                    and Annuity Company                     Insurance Co. Inc;
                                                                    (September 1997 -                       Director, Ameribest
                                                                    November 2002) and                      Life Insurance Co. ;
                                                                    General Manager and Chief               Director, First
                                                                    Executive Officer, ING                  Columbine Life
                                                                    Worksite Division                       Insurance Co.; and
                                                                    (December 2000 - October                Metro Atlanta Chamber
                                                                    2001).                                  of Commerce.

JOHN G. TURNER(5)               Trustee            January 2001 -   Chairman, Hillcrest            [ ]      Director, Hormel Foods
7337 East Doubletree Ranch Rd.                     Present          Capital Partners (May                   Corporation (March 2000
                                                                    2002-Present); Formerly,                - Present); Shopko
Scottsdale, Arizona 85258                                           Vice Chairman of ING                    Stores, Inc. (August
Age; 65                                                             Americas (2000 - 2002);                 1999 - Present); and
                                                                    Chairman and Chief                      M.A. Mortenson Company
                                                                    Executive Officer of                    (March 2002 - Present);
                                                                    ReliaStar Financial Corp.               Conseco, Inc.
                                                                    and ReliaStar Life                      (September 2003-
                                                                    Insurance Company (1993 -               Present).
                                                                    2000); Chairman of
                                                                    ReliaStar Life Insurance
                                                                    Company of New York (1995
                                                                    - 2001); Chairman of
                                                                    Northern Life Insurance
                                                                    Company (1992 - 2001);
                                                                    Chairman and Trustee of
                                                                    the Northstar affiliated
                                                                    investment companies
                                                                    (1993 - 2001).


         (1) Trustees serve until their successors are duly elected and qualified, subject to the Board's retirement policy which states that each duly elected or appointed Trustee who is not an "interested person" of the Trust, as defined in the 1940 Act ("Independent Trustees"), shall retire from service as a Trustee at the first regularly scheduled quarterly meeting of the Board that is held after the Trustee reaches the age of 70. A unanimous vote of the Board may extend the retirement date of a Trustee for up to one year. An extension may be permitted if the retirement would trigger a requirement to hold a meeting of shareholders of the Trust under applicable law, whether for purposes of appointing a successor to the Trustee or if otherwise necessary under applicable law, in which the extension would apply until such time as the shareholder meeting can be held or is no longer needed.


         (2) For the purposes of this table, "Fund Complex" means the following investment companies: ING Equity Trust; ING Funds Trust; ING Global Equity Dividend and Premium Opportunity Fund; ING Investment Funds, Inc.; ING Investors Trust; ING Mayflower Trust; ING Mutual Funds; ING Prime Rate Trust; ING Senior Income Fund; ING Variable Insurance Trust; ING Variable Products Trust; ING Emerging Markets Fund, Inc.; ING VP Natural Resources Trust; USLICO Series Fund; and ING Partners, Inc.

         (3) Commenced service as a Trustee on January 1, 2005. Prior to January 1, 2005, Messrs. Boyer and Kenny were members of the board of directors of ING Partners, Inc. On January 1, 2005, the ING Partners, Inc. board of directors was unified with the board of the other Funds in the ING Complex of Funds.

         (4) Shaun Mathews, Senior Vice President of ILIAC, has held a seat on the board of directors of The Mark Twain House & Museum since September 19, 2002. ING Groep N.V. makes non-material, charitable contributions to The Mark Twain House & Museum.

         (5) Mr. McInerney and Mr. Turner are deemed to be an "interested person," as defined by the 1940 Act, because of their affiliation with ING Groep N.V., the parent corporation of the investment adviser, ING Investments and the Distributor, ING Funds Distributor, LLC.

         (6) Mr. McInerney is also a Trustee of the following investment companies: ING VP Balanced Portfolio, Inc.; ING Strategic Allocation Portfolio, Inc.; ING Get Funds; ING VP Bond Portfolio; ING VP Money Market Portfolio; ING Variable Funds, Inc.; ING Variable Portfolios, Inc.; and ING Series Fund, Inc.

OFFICERS

         Information about the ING Funds' officers are set forth in the table below:


                                                                                                         PRINCIPAL OCCUPATION(S)
NAME, ADDRESS AND AGE      POSITIONS HELD WITH THE TRUST  TERM OF OFFICE AND LENGTH OF TIME SERVED (1)  DURING THE LAST FIVE YEARS
---------------------      -----------------------------  --------------------------------------------  ----------------------------
JAMES M. HENNESSY          President and Chief            February 2001 - Present                       President and Chief
7337 East Doubletree       Executive Officer                                                            Executive Officer, ING
Ranch Rd.                                                                                               Investments, LLC(2)
                                                                                                        (December 2000 - Present).
Scottsdale, Arizona 85258  Chief Operating Officer        July 2000 - Present                           Formerly, Senior Executive
Age: 56                                                                                                 Vice President and Chief
                                                                                                        Operating Officer, ING
                                                                                                        Investments, LLC(2) (April
                                                                                                        1995 - December 2000); and
                                                                                                        Executive Vice President,
                                                                                                        ING Investments, LLC(2)
                                                                                                        (May 1998 - June 2000).

STANLEY D. VYNER           Executive Vice President       August 2003 - Present                         Executive Vice President,
7337 East Doubletree                                                                                    ING Investments, LLC(2)
Ranch Rd.                                                                                               (July 2000 - Present) and
                                                                                                        Chief Investment Risk
Scottsdale, Arizona 85258                                                                               Officer (January 2003 -
Age: 55                                                                                                 Present). Formerly, Chief
                                                                                                        Investment Officer of the
                                                                                                        International Portfolios,
                                                                                                        ING Investments, LLC(2)
                                                                                                        (August 2000 - January
                                                                                                        2003); and Chief Executive
                                                                                                        Officer, ING Investments,
                                                                                                        LLC(2) (August 1996 -
                                                                                                        August 2000).

MICHAEL J. ROLAND          Executive Vice President       February 2002 - Present                       Executive Vice President
7337 East Doubletree                                                                                    (December 2001 - Present)
Ranch Rd.                                                                                               and Chief Compliance
                                                                                                        Officer (October 2004 -
Scottsdale, Arizona 85258                                                                               Present) ING Investments,
Age: 47                                                                                                 LLC(2). Formerly, Chief
                                                                                                        Financial Officer and
                                                                                                        Treasurer, ING Investments,
                                                                                                        LLC(2) (December 2001 -
                                                                                                        March 2005). Senior Vice
                                                                                                        President, ING Investments,
                                                                                                        LLC(2) (June 1998 -
                                                                                                        December 2001).

JOSEPH M. O'DONNELL        Chief Compliance Officer       November 2004 - Present                       Chief Compliance Officer of
7337 East Doubletree                                                                                    the ING Funds (November
Ranch Rd.                                                                                               2004 - Present). Formerly,
Scottsdale, Arizona 85258                                                                               Vice President, Chief Legal
Age: 50                                                                                                 Counsel, Chief Compliance
                                                                                                        Officer and Secretary of
                                                                                                        Atlas Securities, Inc.,
                                                                                                        Atlas Advisers, Inc. and
                                                                                                        Atlas Funds (October 2001 -
                                                                                                        October 2004); and Chief
                                                                                                        Operating Officer and
                                                                                                        General Counsel of Matthews
                                                                                                        International Capital
                                                                                                        Management LLC and Vice
                                                                                                        President and Secretary of
                                                                                                        Matthews International
                                                                                                        Funds (August 1999 - May
                                                                                                        2001).

TODD MODIC                 Senior Vice President,         March 2005 - Present                          Senior Vice President, ING
7337 East Doubletree       Chief/Principal Financial                                                    Funds Services (3) (April
Ranch Rd.                  Officer and Assistant                                                        2005 - Present). Formerly,
Scottsdale, Arizona 85258  Secretary                                                                    Vice President, ING Funds
Age: 37                                                                                                 Services, LLC (3)
                                                                                                        (September 2002 - March
                                                                                                        2005). Formerly, Director
                                                                                                        of Financial Reporting, ING
                                                                                                        Investments, LLC(2) (March
                                                                                                        2001 - September 2002);
                                                                                                        Director of Financial
                                                                                                        Reporting, Axient
                                                                                                        Communications, Inc. (May
                                                                                                        2000 - January 2001).

ROBERT S. NAKA             Senior Vice President          November 1999 - Present                       Senior Vice President
7337 East Doubletree                                                                                    (August 1999 - Present) and
Ranch Rd.                                                                                               Assistant Secretary,
                                                                                                        (October 2001 - Present)
Scottsdale, Arizona 85258  Assistant Secretary            July 1996 - Present                           ING Funds Services, LLC(3).
Age: 42

DANIEL A. NORMAN           Senior Vice President          April 1995 - Present                          Senior Vice President
                                                                                                        (April 1995 - Present) and
                                                                                                        Senior Investment

                                                                                                        PRINCIPAL OCCUPATION(S)
NAME, ADDRESS AND AGE      POSITIONS HELD WITH THE TRUST  TERM OF OFFICE AND LENGTH OF TIME SERVED (1)  DURING THE LAST FIVE YEARS
---------------------      -----------------------------  --------------------------------------------  ----------------------------
7337 East Doubletree                                                                                    Manager in the Senior
Ranch Rd.                                                                                               Floating Rate Loan Group
                           Treasurer                      June 1997 - Present                           (November 1999 - Present),
Scottsdale, Arizona 85258                                                                               ING Investment Management
Age: 47                                                                                                 Co. Formerly, Portfolio
                                                                                                        Manager in the Senior
                                                                                                        Floating Rate Loan Group
                                                                                                        (April 1995 - November
                                                                                                        1999).

CURTIS F. LEE              Senior Vice President and      February 2001 - Present                       Senior Vice President and
7337 East Doubletree       Chief Credit Officer                                                         Chief Credit Officer in the
Ranch Rd.                                                                                               Senior Floating Rate Loan
Scottsdale, Arizona 85258                                                                               Group of ING Investment
Age: 50                                                                                                 Management Co. (January
                                                                                                        2001 - Present). Formerly,
                                                                                                        Vice President and Senior
                                                                                                        Credit Officer in the
                                                                                                        Senior Floating Rate Loan
                                                                                                        Group of ING Investment
                                                                                                        Management Co. (September
                                                                                                        1999 - January 2001).

JEFFREY A. BAKALAR         Senior Vice President          November 1999 - Present                       Senior Vice President and
7337 East Doubletree                                                                                    Senior Investment Manager
Ranch Rd.                                                                                               in the Senior Floating Rate
                                                                                                        Loan Group (November 1999 -
Scottsdale, Arizona 85258                                                                               Present), ING Investment
Age: 45                                                                                                 Management Co.

ELLIOT ROSEN               Senior Vice President          May 2002 - Present                            Senior Vice President in
7337 East Doubletree                                                                                    the Senior Floating Rate
Ranch Rd.                                                                                               Loan Group of ING
                                                                                                        Investment Management Co.
Scottsdale, Arizona 85258                                                                               (February 1999 - Present).
Age: 51

WILLIAM H. RIVOIR III      Senior Vice President and      February 2001 - Present                       Vice President, ING
7337 East Doubletree       Assistant Secretary                                                          Investment Management Co.
Ranch Rd.                                                                                               (January 2004 - Present).
                                                                                                        Formerly, Counsel, ING USFS
Scottsdale, Arizona 85258                                                                               Law Department (January
Age: 54                                                                                                 2003 - December 2003); and
                                                                                                        Senior Vice President, ING
                                                                                                        Investments, LLC(2) (June
                                                                                                        1998 - December 2002).

KIMBERLY A. ANDERSON       Senior Vice President          November 2003 - Present                       Senior Vice President, ING
7337 East Doubletree                                                                                    Investments, LLC(2)
Ranch Rd.                                                                                               (October 2003 - Present).
                                                                                                        Formerly, Vice President
Scottsdale, Arizona 85258                                                                               and Assistant Secretary,
Age: 40                                                                                                 ING Investments, LLC(2)
                                                                                                        (October 2001 - October
                                                                                                        2003) and ; Assistant Vice
                                                                                                        President, ING Funds
                                                                                                        Services, LLC(3) (November
                                                                                                        1999 - January 2001).

ROBYN L. ICHILOV           Vice President                 November 1997 - Present                       Vice President, ING Funds
7337 East Doubletree                                                                                    Services, LLC(3) (October
Ranch Rd.                                                                                               2001 - Present) and ING
                                                                                                        Investments, LLC(2) (August
Scottsdale, Arizona 85258                                                                               1997 - Present).
Age: 37

LAUREN D. BENSINGER        Vice President                 August 2003 - Present                         Vice President and Chief
7337 East Doubletree                                                                                    Compliance Officer, ING
Ranch Rd.                                                                                               Funds Distributor, LLC(4)
                                                                                                        (July 1995 - Present); and
Scottsdale, Arizona 85258                                                                               Vice President (February
                                                                                                        1996 - Present). Formerly,
                                                                                                        Chief Compliance Officer,
                                                                                                        ING Investments, LLC(2).
                                                                                                        (October 2001 - October
                                                                                                        2004).

                                                                                                        PRINCIPAL OCCUPATION(S)
NAME, ADDRESS AND AGE      POSITIONS HELD WITH THE TRUST  TERM OF OFFICE AND LENGTH OF TIME SERVED (1)  DURING THE LAST FIVE YEARS
---------------------      -----------------------------  --------------------------------------------  ----------------------------
Age: 51

MARIA M. ANDERSON          Vice President                 September 2004 - Present                      Vice President, ING Funds
7337 East Doubletree                                                                                    Services, LLC (3)
Ranch Rd.                                                                                               (September 2004 - Present).
Scottsdale, Arizona 85258                                                                               Formerly, Assistant Vice
Age: 47                                                                                                 President, ING Funds
                                                                                                        Services, LLC (3) (October
                                                                                                        2001 - September 2004); and
                                                                                                        Manager of Fund Accounting
                                                                                                        and Fund Compliance, ING
                                                                                                        Investments, LLC(2)
                                                                                                        (September 1999 - October
                                                                                                        2001).

MARY A. GASTON             Vice President                 March 2005 - Present                          Vice President, ING Funds
7337 East Doubletree                                                                                    Services, LLC (3) (April
Ranch Rd.                                                                                               2005 - Present). Formerly,
Scottsdale, Arizona 85258                                                                               Assistant Vice President,
Age:  39                                                                                                Financial Reporting, ING
                                                                                                        Investments, LLC (2) (April
                                                                                                        2004 - April 2005);
                                                                                                        Manager, Financial
                                                                                                        Reporting, ING Investments,
                                                                                                        LLC (2) (August 2002 -
                                                                                                        April 2004); and
                                                                                                        Controller, Z Seven Fund,
                                                                                                        Inc. and Ziskin Asset
                                                                                                        Management, Inc. (January
                                                                                                        2000 - March 2002).

SUSAN P. KINENS            Assistant Vice President       February 2003 - Present                       Assistant Vice President,
7337 East Doubletree                                                                                    ING Funds Services, LLC(3)
Ranch Rd.                                                                                               (December 2002 - Present);
                                                                                                        and has held various other
Scottsdale, Arizona 85258                                                                               positions with ING Funds
Age: 28                                                                                                 Services, LLC(3) for more
                                                                                                        than the last five years.

KIMBERLY K. PALMER         Assistant Vice President       September 2004 - Present                      Assistant Vice President,
7337 East Doubletree                                                                                    ING Funds Services, LLC(3)
Ranch Rd.                                                                                               (August 2004 - Present).
Scottsdale, Arizona 85258                                                                               Formerly, Manager,
Age: 48                                                                                                 Registration Statements,
                                                                                                        ING Funds Services, LLC(3)
                                                                                                        (May 2003 - August 2004);
                                                                                                        Associate Partner, AMVESCAP
                                                                                                        PLC (October 2000 - May
                                                                                                        2003); and Director of
                                                                                                        Federal Filings and Blue
                                                                                                        Sky Filings, INVESCO Funds
                                                                                                        Group, Inc. (March 1994 -
                                                                                                        May 2003).

HUEY P. FALGOUT, JR.       Secretary                      August 2003 - Present                         Chief Counsel, ING
7337 East Doubletree                                                                                    Americas, U.S. Legal
Ranch Rd.                                                                                               Services (September 2003 -
                                                                                                        Present). Formerly,
Scottsdale, AZ 85258                                                                                    Counsel, ING Americas, U.S.
Age: 41                                                                                                 Legal Services (November
                                                                                                        2002 - September 2003); and
                                                                                                        Associate General Counsel
                                                                                                        of AIG American General
                                                                                                        (January 1999 - November
                                                                                                        2002).

THERESA K. KELETY          Assistant Secretary            August 2003 - Present                         Counsel, ING Americas, U.S.
7337 East Doubletree                                                                                    Legal Services (April 2003
Ranch Rd.                                                                                               - Present). Formerly,
                                                                                                        Senior Associate with
Scottsdale, AZ 85258                                                                                    Shearman & Sterling
Age: 42                                                                                                 (February 2000 - April
                                                                                                        2003).

ROBIN R. NESBITT           Assistant Secretary            September 2004 - Present                      Supervisor, Board
7337 East Doubletree                                                                                    Operations, ING Funds
Ranch Rd.                                                                                               Services, LLC (3) August
Scottsdale, AZ 85258                                                                                    2003 - Present). Formerly,
Age: 31                                                                                                 Senior Legal Analyst, ING
                                                                                                        Funds Services, LLC (3)
                                                                                                        (August 2002 - August
                                                                                                        2003); Associate,
                                                                                                        PricewaterhouseCoopers
                                                                                                        (January 2001 - August
                                                                                                        2001); and Paralegal,
                                                                                                        McManis, Faulkner & Morgan
                                                                                                        (May 2000 - December 2000).



         (1) The officers hold office until the next annual meeting of the Trustees and until their successors shall have been elected and qualified.

         (2) ING Investments, LLC was previously named ING Pilgrim Investments, LLC. ING Pilgrim Investments, LLC is the sucessor in interest to ING Pilgrim Investments, Inc., which was previously known as Pilgrim Investments, Inc. and before that was known as Pilgrim America Investments, Inc.
         (3) ING Funds Services, LLC was previously named ING Pilgrim Group, LLC. ING Pilgrim Group, LLC is the sucessor in interest to ING Pilgrim Group, Inc., which was previously known as Pilgrim Group, Inc. and before that was known as Pilgrim America Group, Inc.

         (4) ING Funds Distributor, LLC is the sucessor in interest to ING Funds Distributor, Inc., which was previously known as ING Pilgrim Securities, Inc., and before that was known as Pilgrim Securities, Inc., and before that was known as Pilgrim America Securities, Inc.

BOARD

         The Board of Trustees of the Trust ("Board") governs the Trust and is responsible for protecting the interests of the shareholders. The Trustees are experienced executives who oversee the Trust's activities, review contractual arrangements with companies that provide services to the Trust, and review the Trust's performance.

FREQUENCY OF BOARD MEETINGS

         The Board currently conducts regular meetings seven (7) times a year. The Audit and Valuation and Proxy Voting Committees also meet regularly four (4) times per year, the Investment Review Committee meets six (6) times a year, the Contracts Committee meets seven (7) timer per year and the remaining Committees meet as needed. In addition, the Board or the Committees may hold special meetings by telephone or in person to discuss specific matters that may require action prior to the next regular meeting.

         COMMITTEES

         The Trust currently has an Executive Committee, Audit Committee, Valuation and Proxy Voting Committee (formerly Valuation Committee), Nominating and Governance Committee (formerly Nominating Committee), Investment Review Committee,Compliance Committee and Contracts Committee. The Audit, Valuation and Proxy Voting, Nominating and Governance, Compliance and Contracts Committees consist entirely of Independent Trustees.


         The Board has an Executive Committee whose function is to act on behalf of the full Board of Trustees between regularly scheduled meetings when necessary. The Executive Committee currently consists of two (2) Independent Trustees and two (2) Trustees who are interested persons as defined in the 1940 Act. The following Trustees serve as members of the Exective Committee: Messrs. Turner, McInerney, May and Patton. Mr. Patton serves as Chairperson of the Committee. The Executive Committee held three ( 3) meetings during the fiscal year ended February 28, 2005.

         The Board has an Audit Committee whose function is to meet with the independent registered public accounting firm of the Trust to review the scope of the Trust's audit, its financial statements and interim accounting controls, and to meet with management concerning these matters, among other things. The Audit Committee currently consists of four (4) Independent Trustees: Messrs. Earley, Kenny, Vincent and Putnam. Mr. Earley serves as Chairperson of the Committee. The Audit Committee held five ( 5) meetings during the fiscal year ended February 28, 2005.

         The Board has a Valuation and Proxy Voting Committee whose functions include, among others, reviewing the determination of the value of securities held by the Trust for which market value quotations are not readily available andoverseeing management's administration of proxy voting. The Valutation and Proxy Voting Committee currently consists of five (5) Independent Trustees: Dr. Gitenstein and Messrs. May, Patton, Boyer and Wedemeyer. Mr. May serves as Chairperson of the Committee. The Valuation and Proxy Voting Committee held four
(4) meetings during the fiscal year ended February 28, 2005.

         The Board has established a Nominating and Governance Committee (formerly, the Nominating Committee) for the purpose of, among other things, (1) identifying and recommending to the Board candidates it proposes for nomination to fill Independent Trustees vacancies on the Board; (2) reviewing workload and capabilities of Independent Board members and recommending changes to size or composition, as necessary; (3) monitoring regulatory developments and recommending modifications to the committee's responsibilities; (4) considering and recommending the creation of additional committees or changes to Director policies and procedures based on rule changes and "best practices" in corporate governance; (5) reviewing compensation of Independent Board members and making recommendations for any changes; and (6) overseeing the Board's annual self evaluation process.

         In evaluating candidates, the Nominating and Governance Committee may consider a variety of factors, but it has not at this time set any specific minimum qualifications that must be met. Specific qualifications of candidates for Board membership will be based on the needs of the Board at the time of nomination. The Nominating and Governance Committee is willing to consider nominations received from shareholders and shall assess shareholder nominees in the same manner as it reviews its own nominees. A shareholder nominee for director should be submitted in writing to the Portfolios' Secretary. Any such shareholder nomination should include at a minimum the following information as to each individual proposed for nominations as Trustee: such individual's written consent to be named in the proxy statement as a nominee (if nominated) and to serve as a Trustee (if elected), and all information relating to such individual that is required to be disclosed in the solicitation of proxies for election of Trustees, or is otherwise required, in each case under applicable federal securities laws, rules and regulations.

         The Secretary shall submit all nominations received in a timely manner to the Nominating and Governance Committee. To be timely, any such submission must be delivered to the Portfolios' Secretary not earlier than the 90th day prior to such meeting and not later than the close of business on the later of the 60th day prior to such meeting or the 10th day following the day on which public announcement of the date of the meeting is first made, by either the disclosure in a press release or in a document publicly filed by the Portfolios with the SEC.

         The Nominating and Governance Committee currently consists of four (4) Independent Trustees: Dr. Gitenstien and Messrs. Kenny, May, and Wedemeyer. Dr. Gitenstien serves as Chairperson of the Committee. The Nominating Committee held two (2) meetings during the fiscal year ended February 28, 2005, as the Nominating Committee.


         The Board has established an Investment Review Committee that will monitor the investment performance of the Trust and make recommendations to the Board of Trustees with respect to the Trust. The Investment Review Committee currently consists of five (5) Independent Trustees and one Trustee who is an interested person as defined in the 1940 Act: Dr. Gitenstein and Messrs. Boyer, Patton, May,

McInerney and Wedemeyer. Mr. Wedemeyer serves as Chairman of the Committee. The Investment Review Committee held four (4) meetings during the fiscal year ended February 28, 2005.

         The Board has established a Compliance Committee for the purpose of coordinating activities between the Board and the Chief Compliance Officer ("CCO") of the Fund. The Compliance Committee facilitates the flow of information among Board members and the CCO between Board meetings; works with the CCO and management to identify the types of reports to be submitted by the CCO to the Compliance Committee and the Board; coordinates CCO oversight activities with other ING Fund boards; and makes recommendations regarding the role, performance and oversight of the CCO. The Compliance Committee currently consists of three (3) Independent Trustees: Messrs. Earley, Boyer and Patton. Mr. Boyer serves as Chairperson of the Committee. The Compliance Committee held four (4) meetings during the fiscal year ended February 28, 2005.

         The Board has a Contracts Committee for the purpose of overseeing the annual renewal process relating to investment advisory and sub-advisory agreements and, at the discretion of the Board, other agreements or plans involving the ING Funds. The responsibilities of the Contracts Committee, among other things, include: (1) identifying the scope and format of information to be provided by services providers in connection with applicable renewals; (2) providing guidance to independent legal counsel regarding specific information requests to be made by such counsel on behalf of the Trustees; (3) evaluating regulatory and other developments that might have an impact on applicable review and renewal processes; (4) reporting to the Trustees its recommendations and decisions regarding the foregoing matters; (5) assisting in the preparation of a written record of the factors considered by Trustees relating to the approval and renewal of advisory and sub-advisory agreements; and (6) recommending to the Trustees specific steps to be taken by them regarding the renewal process, including, for example, proposed schedules of meetings by the Trustees. The Contracts Committee is not responsible for making substantive recommendations whether to approve, renew, reject or modify agreements or plans. The Contracts Committee operates pursuant to a Charter approved by the Board. The Contracts Committee currently consists of five Independent Trustees: Messrs. Boyer, May, Patton, Vincent and Wedemeyer. Mr. Vincent serves as Chairperson of the Committee. The Contracts Committee held two (2) meetings during the fiscal year ended February 28, 2005.


TRUSTEE OWNERSHIP OF SECURITIES

SHARE OWNERSHIP POLICY


         In order to further align the interests of the Independent Trustees with shareholders, it is the policy of the Board of Independent Trustees to own, beneficially, shares of one or more funds in the ING Family of Funds at all times ("Policy"). For this purpose, beneficial ownership of fund shares includes ownership of a variable annuity contract or a variable life insurance policy whose proceeds are invested in a fund.

     Under this Policy, the initial value of investments in the ING Family of Funds that are beneficially owned by a Trustee must equal at least $50,000. Existing Trustees have a reasonable amount of time from the date of adoption of this Policy in order to satisfy the foregoing requirements. A new Trustee must satisfy the foregoing requirements within a reasonable amount of time of becoming a Trustee. A decline in the value of any Fund investments will not cause a Trustee to have to make any additional investments under this Policy.

Set forth below is the dollar range of equity securities owned by each Trustee as of December 31, 2004.



                                                                                AGGREGATE DOLLAR RANGE OF EQUITY
                                              DOLLAR RANGE OF EQUITY         SECURITIES IN ALL REGISTERED INVESTMENT
                                          SECURITIES IN THE TRUST AS OF         COMPANIES OVERSEEN BY TRUSTEE IN
         NAME OF TRUSTEE                        DECEMBER 31, 2004                FAMILY OF INVESTMENT COMPANIES
-----------------------------------  -------------------------------------   --------------------------------------
INDEPENDENT TRUSTEES
John V. Boyer(1)                                        None                                 None
Paul S. Doherty(2)                                      None                             Over $100,000
J. Michael Earley                                       None                          $50,001 - $100,000
R. Barbara Gitenstein                                   None                           $10,001- $50,000
Patrick W. Kenny(1)                                     None                                 None
Walter H. May                                           None                             Over $100,000
Jock Patton                                             None                           $10,001- $50,000
David W. C. Putnam                                 Over $100,000                         Over $100,000
Blaine E. Rieke(2)                                      None                          $50,001 - $100,000
Roger B. Vincent                                        None                             Over $100,000
Richard A. Wedemeyer                                    None                          $50,001 - $100,000
TRUSTEES WHO ARE INTERESTED PERSONS
Thomas J. McInerney                                     None                             Over $100,000
John G. Turner                                          None                             Over $100,000



(1) Commenced service as Trustee on January 1, 2005. Messrs, Boyer and Kenny were members of the board of directors of ING Partners, Inc. On January 1, 2005, the ING Partners, Inc. board was unified with the board of the other Funds in the ING Family of Funds.

(2)  Retired as a Trustee on December 31, 2004.



INDEPENDENT TRUSTEE OWNERSHIP OF SECURITIES

         Set forth in the table below is information regarding each Independent Trustee's (and his or her immediate family members') share ownership in securities of the Trust's investment adviser or principal underwriter, and the ownership of securities in an entity controlling, controlled by or under common control with the investment adviser or principal underwriter of the Trust (not including registered investment companies) as of December 31, 2004.


                             NAME OF OWNERS
                            AND RELATIONSHIP                            VALUE OF   PERCENTAGE OF
     NAME OF TRUSTEE          TO TRUSTEE      COMPANY  TITLE OF CLASS  SECURITIES      CLASS
-------------------------  -----------------  -------  --------------  ----------  -------------
John V. Boyer(1)                   N/A          N/A         N/A            $ 0           N/A
Paul S. Doherty(2)                 N/A          N/A         N/A            $ 0           N/A
J. Michael Earley                  N/A          N/A         N/A            $ 0           N/A
R. Barbara Gitenstein              N/A          N/A         N/A            $ 0           N/A

Patrick W. Kenny(1)                N/A          N/A         N/A            $ 0           N/A
Walter H. May                      N/A          N/A         N/A            $ 0           N/A
Jock Patton                        N/A          N/A         N/A            $ 0           N/A
David W. C. Putnam                 N/A          N/A         N/A            $ 0           N/A
Blaine E. Rieke(2)                 N/A          N/A         N/A            $ 0           N/A
Roger B. Vincent                   N/A          N/A         N/A            $ 0           N/A
Richard A. Wedemeyer               N/A          N/A         N/A            $ 0           N/A



(1) Commenced service as Trustee on January 1, 2005. Messrs, Boyer and Kenny were members of the board of directors of ING Partners, Inc. On January 1, 2005, the ING Partners, Inc. board was unified with the board of the other Funds in the ING Family of Funds.

(2)  Retired as a Trustee on December 31, 2004.


COMPENSATION OF TRUSTEES


         The Trust currently pays each Trustee who is not an interested person a PRO RATA share, as described below, of: (i) an annual retainer of $45,000 (Messrs. Patton, Earley, May, Boyer, Wedemeyer and Dr. Gitenstein, as Chairpersons of committees of the Board, each receives an additional annual retainer of $30,000, $20,000, $10,000, $10,000, $20,000 and $2,500(1),
respectively. Additionally, as Chairperson of the Investment Review and Contract Committees, Mr. Vincent receives an additional retainer of $20,000 and $15,000, respectively); (ii) $7,000 for each in person meeting of the Board (Mr. Patton, as Chairperson of the Board, receives an additional $1,000 for each Board meeting); (iii) $3,000 per attendance of any committee meeting (Chairpersons of committees of the Board receive an additional $1,000 for each committee meeting); (iv) $2,000 per special telephonic meeting; and (v) out-of-pocket expenses. The PRO RATA share paid by the Trust is based on the Trust's average net assets as a percentage of the average net assets of all the funds managed by the Investment Manager or its affiliates, Directed Services, Inc. and ING Life Insurance and Annuity Company, for which the Trustees serve in common as Trustees.

         The following table sets forth information provided by the Trust's investment manager regarding the compensation of Trustees by the Trust and other funds managed by ING Investments, LLC and its affiliates for the fiscal year ended February 28, 2005. Officers of the Trust and Trustees who are interested persons of the Trust do not receive any compensation from the Trust or any other funds managed by the Investment Manager.

         (1) The Chairperson for the Nominating Committee is paid on a quarterly basis and only if the Nominating Committee has been active. The compensation per quarter to the Chairperson is $625, which if the Nominating Committee has been active for all four quarters will result in the Chairperson receiving the full annual retainer of $2,500.


                               COMPENSATION TABLE

                                                      PENSION OR                              TOTAL
                                                      RETIREMENT                          COMPENSATION
                                                       BENEFITS                          FROM TRUST AND
                                      AGGREGATE       ACCRUED AS     ESTIMATED ANNUAL     FUND COMPLEX
                                    COMPENSATION    PART OF TRUST      BENEFITS UPON         PAID TO
        NAME OF TRUSTEE              FROM TRUST        EXPENSES        RETIREMENT(1)     TRUSTEES(2)(3)
--------------------------------    ------------    -------------    ----------------    --------------
John V. Boyer(4)                                          N/A               N/A
Trustee

Paul S. Doherty(5)
Trustee

J. Michael Earley                                         N/A               N/A
Trustee

R. Barbara Gitenstein                                     N/A               N/A
Trustee

Patrick W. Kenny(4)                                       N/A               N/A
Trustee

Walter H. May                                             N/A               N/A
Trustee

Thomas J. McInerney(6)                                    N/A               N/A
Trustee

Jock Patton                                               N/A               N/A
Trustee

David W.C. Putnam                                         N/A               N/A
Trustee

Blaine E. Rieke(5)
Trustee

John G. Turner(6)                                         N/A               N/A
Trustee

Roger B. Vincent                                          N/A               N/A
Trustee

Richard A. Wedemeyer                                      N/A               N/A
Trustee



     (1) The Trust has adopted a retirement policy under which a Trustee who has served as an Independent Trustee for five years or more will be paid by the ING Funds at the time of his or her retirement an amount equal to twice the compensation normally paid to the Independent Trustee for one year of service. The amount reflected is compensation from all funds in the Complex.

     (2) Trustee compensation includes compensation paid by funds that are not discussed in the Prospectus or SAI.

     (3) Represents compensation from 143 funds (total in complex as of February 28, 2005).

     (4) Commenced services as Trustee on January 1, 2005. Prior to January 1, 2005, Messrs, Boyer and Kenny were members of the board of directors of ING Partners, Inc. On January 1, 2005, the ING Partners, Inc. board of directors was unified with the board of the other funds in the ING Complex of Funds.

     (5) Retired as Trustee on December 31, 2004.

     (6) "Interested Persons," as defined by the Investment Company Act of 1940, because of their affiliation with ING Groep N.V., the parent corporation of the Investment Manager, ING Investments, LLC and the Distributor, ING Funds Distibutor, LLC. Officers and Trustees who are interested persons do not receive any compensation from the Trust.

         As of June __, 2005, the Trustees and Officers of the Trust as a group owned beneficially less than 1% of the Trust's Common Shares.

         As of June __ , 2005, the Trustees and Officers of the Trust as a group owned beneficially less than 1% of the Trust's Preferred Shares.

         As of June __, 2005, no person to the knowledge of the Trust, owned beneficially or of record more than 5% of the outstanding Common Shares or Preferred Shares of the Trust except as set forth below:



                                CLASS AND TYPE OF  PERCENTAGE  PERCENTAGE
NAME OF FUND  NAME AND ADDRESS  OWNERSHIP          OF CLASS    OF FUND
------------  ----------------  -----------------  ----------  ----------




                INVESTMENT MANAGEMENT AND OTHER SERVICE PROVIDERS

THE INVESTMENT MANAGER


         The investment adviser for the Trust is ING Investments, LLC ("Investment Manager" or "ING Investments"), which is registered with the SEC as an investment adviser and serves as an investment adviser to registered investment companies (or series thereof), as well as structured finance vehicles. The Investment Manager, subject to the authority of the Board of Trustees, has the overall responsibility for the management of the Trust's portfolio subject to delegation of certain responsibilities to ING Investment Management Co. ( "Sub-Adviser" or "ING IM") The Investment Manager and ING IM are indirect, wholly owned subsidiaries of ING Groep N.V. (NYSE: ING) . ING Groep N.V. is a global financial institution active in the fields of insurance, banking, and asset management in more than 65 countries, with more than 100,000 employees.


         On February 26, 2001, the name of the Investment Manager changed from ING Pilgrim Investments, Inc. to ING Pilgrim Investments, LLC. On March 1, 2002, the name of the Investment Manager was changed from ING Pilgrim Investments, LLC to ING Investments, LLC.


         The Investment Manager serves pursuant to an Investment Management Agreement between the Investment Manager and the Trust. The Investment Management Agreement requires the Investment Manager to oversee the provisions of all investment advisory and portfolio management services of the Trust. Pursuant to a sub-advisory agreement ("Sub-Advisory Agreement") the Investment Manager has delegated certain management responsibilities to the Sub-Adviser of the Trust. The Investment Manager oversees the investment management of the Sub-Adviser.

         The Investment Management Agreement requires the Investment Manager to provide, subject to the supervision of the Board, investment advice and investment services to the Trust and to furnish advice and recommendations with respect to investment of the Trust's assets and the purchase or sale of its portfolio securities. The Investment Manager also provides investment research and analysis. The Investment Management Agreement provides that the Investment Manager is not subject to liability to the Trust for any act or omission in the course of, or connected with, rendering services under the Agreement, except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under the Investment Management Agreement.

         On August 1, 2003, ING underwent an internal reorganization plan that, among other things, integrated certain of its portfolio management professionals across the U.S. under a common management structure known as ING Investment Management Americas, which includes ING IM. One of the primary purposes of the integration plan was to promote consistently high levels of performance in terms of investment standards, research, policies and procedures in the portfolio management functions related to the Trust. As a result of this integration plan, the operational and supervisory functions of the Trust's Investment Management Agreement were separated from the portfolio management functions related to the Trust, with the former continuing to be provided by the Investment Manager and the latter provided by ING IM. The portfolio management personnel currently employed by ING Investments became employees of ING IM, which assumed primary responsibility for all portfolio management issues, including the purchase, retention, or sale of portfolio securities.

         After an initial term of two years, the Investment Management Agreement and Sub-Advisory Agreement continue in effect from year to year so long as such continuance is specifically approved at least annually by (a) the Board or (b) the vote of a "majority" (as defined in the 1940 Act) of the Trust's outstanding shares voting as a single class; provided that in either event the continuance is also approved by at least a majority of the Board who are not "interested persons" (as defined in the 1940 Act) of the Investment Manager or Sub-Adviser, as the case may be, by vote cast in person at a meeting called for the purpose of voting on such approval.

         In considering whether to approve the Investment Management Agreement and Sub-Advisory Agreement, the Board considered a number of factors they believed, in light of the legal advice furnished to them by their independent legal counsel, and their own business judgment, to be relevant.

         In connection with their deliberations on August 31, 2004 relating to the Trust's current Investment Management Agreement and Sub-Advisory Agreement, the Board, including the Independent Trustees, considered information that had been provided by the Investment Manager and the Sub-Adviser throughout the year at regular Board meetings, as well as information specifically furnished for a Board meeting held annually to specifically consider such renewal. This information included the following items: (1) FACT sheets for the Trust that provide information about the performance and expenses of the Trust and its peer group, as well as information about the Trust's investment portfolio, objective and strategies; (2) 15(c) Methodology Guide that describes how the FACT sheets were prepared, including how benchmarks and peer groups were selected and how profitability was determined; (3) responses to questions provided by legal counsel to the Independent Trustees; (4) copies of the form of investment management and sub-advisory agreement; (5) copies of the Form ADV for the investment manager and sub-adviser to the Trust; (6) financial statements for the investment manager and sub-adviser to the Trust; and (7) other information relevant to their evaluations.

         The Board was also provided with narrative summaries addressing key factors the Board customarily considers in evaluating the renewal of investment management and sub-advisory agreements, including an analysis for the Trust of how performance and fees compare to its selected peer group and designated benchmarks.

         The following paragraphs outline certain of the specific factors that the Board considered, and the conclusions reached, in relation to renewing the Trust's current Investment Management Agreement and Sub-Advisory Agreement.

         In its renewal deliberations for the Trust, the Board noted that (1) the management fee for the Trust is slightly above the median and the average management fees of its Selected Peer Group, but within one standard deviation of the average, (2) the expense ratio for the Trust is slightly above the median and below the average expense ratios of its Selected Peer Group, and (3) the Trust outperformed its benchmark indices and Selected Peer Group median for all periods reviewed by the Board.

         After deliberations based on the above-listed factors, among others, the Board renewed the Investment Management Agreement and Sub-Advisory Agreement for the Trust because, among other considerations, (1) the management fee of the Trust is competitive with that of its Selected Peer Group, (2) the expense ratio for the Trust is competitive with that of its Selected Peer Group, and (3) the Trust's performance has been strong.


         In reviewing the terms of the Investment Management Agreement and in discussions with the Investment Manager concerning such Investment Management Agreement, the Independent Trustees were represented by independent legal counsel. Based upon its review, the Board of Trustees has determined that the Investment Management Agreement is in the best interests of the Trust and its shareholders, and that the Investment Management fees are fair and reasonable. Accordingly, after consideration of the factors described above, and such other factors and information it considered relevant, the Board of Trustees of the Trust, including the unanimous vote of the Independent Trustees, approved the Investment Management Agreement.

         The Investment Management Agreement is terminable without penalty with not less than 60 days' notice by the Board of Trustees or by a vote of the holders of a majority of the Trust's outstanding shares voting as a single class, or upon not less than 60 days' notice by the Investment Manager. The Investment Management Agreement will terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

         The use of the name ING in the Trust's name is pursuant to the Investment Management Agreement between the Trust and the Investment Manager, and in the event that the Agreement is terminated, the Trust has agreed to amend its Agreement and Declaration of Trust to remove the reference to ING.


         For the fiscal years ended February 28, 2005, February 29, 2004 and February 28, 2003 the Investment Manager was paid $______, $12,492,726 and $12,698,403respectively, for services rendered to the Trust.SUB-ADVISER

         The Investment Management Agreement for the Trust provides that the Investment Manager, with the approval of the Trust's Board, may select and employ an investment adviser to serve as a Sub-Adviser to the Trust, shall monitor the Sub-Adviser's investment programs and results, and shall coordinate the investment activities of the Sub-Adviser to ensure compliance with regulatory restrictions. The Investment Manager pays all of its expenses arising from the performance of its obligations under the Investment Management Agreement, including all fees payable to the Sub-Adviser, and executive salaries and expenses of the officers of the Trust who are employees of the Investment Manager. The Sub-Adviser pays all of its expenses arising from the performance of its obligations under the Sub-Advisory Agreement.

         ING IM serves as sub-adviser to the Trust pursuant to a sub-advisory agreement ("Sub-Advisory Agreement") between the Investment Manager and ING IM. The Sub-Advisory Agreement requires ING IM to provide, subject to the supervision of the Board of Trustees and the Investment Manager, a continuous investment program for the Trust and to determine the composition of the assets of the Trust, including determination of the purchase, retention or sale of the securities, cash and other investments for the Trust, in accordance with the Trust's investment objectives, policies and restrictions and applicable laws and regulations. The Sub-Advisory Agreement also requires ING IM to use reasonable compliance techniques as the Sub-Adviser or the Board of Trustees may reasonably adopt, including any written compliance procedures.

         The Sub-Advisory Agreement may be terminated at any time by the Trust by a vote of the majority of the Board of Trustees or by a vote of a majority of the outstanding securities. The Sub-Advisory Agreement also may be terminated by: (i) the Investment Manager at any time, upon sixty (60) days' written notice to the Trust and the Sub-Adviser; (ii) at any time, without payment of any penalty by the Trust, by the Trust's Board of Trustees or a majority of the outstanding voting securities of the Trust upon sixty (60) days' written notice to the Investment Manager and the Sub-Adviser; or (iii) by the Sub-Adviser upon three (3) months' written notice unless the Trust or the Investment Manager requests additional time to find a replacement for the Sub-Adviser, in which case, the Sub-Adviser shall allow the additional time, requested by the Trust or the Investment Manager, not to exceed three (3) additional months beyond the initial three (3) month notice period; provided, however, that the Sub-Adviser may terminate the Sub-Advisory Agreement at any time without penalty, effective upon written notice to the Investment Manager and the Trust, in the event either the Sub-Adviser (acting in good faith) or the Investment Manager ceases to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Trust, or in the event the Investment Manager becomes bankrupt or otherwise incapable of carrying out its obligations under the Sub-Advisory Agreement, or in the event that the Sub-Adviser does not receive compensation for its services from the Investment Manager or the Trust as required by the terms of the Sub-Advisory Agreement. Otherwise, the Sub-Advisory Agreement will remain in effect for two years and will, thereafter, continue in effect from year to year, subject to the annual appoval of the Board of Trustees, on behalf of the Trust, or the vote of a majority of the outstanding voting securities, and the vote, cast in person at a meetnig duly called and held, of a majority of the Trustees, on behalf of the Trust, who are not parties to the Sub-Advisory Agreement or interested persons (as defined in the 1940 Act) of any such party. The Sub-Advisory Agreement will terminate automatically in the event of an assignment (as defined in the 1940 Act).


         In this capacity, ING IM, subject to the supervision and control of ING Investments and the Trustees of the Trust, will manage the Trust's portfolio investments, consistently with its investment objective, and execute any of the Trust's investment policies that it deems appropriate to utilize from time to time.

         For its services, ING IM is entitled to receive a sub-advisory fee of __% from the Trust, expressed as an annual rate based on the average daily Managed Assets of the Trust, and paid by the Investment Manager. For the fiscal year ended February 28, 2005 and the seven-month period ended February 29, 2004, ING Investments paid ING IM, in its capacity as Sub-Adviser, $_____ and $3,093,114, respectively, in sub-advisory fees.

PORTFOLIO MANAGERS

OTHER ACCOUNTS MANAGED



            REGISTERED INVESTMENT     OTHER POOLED INVESTMENT
            COMPANIES                 VEHICLES                  OTHER ACCTS
            ------------------------  ------------------------  ------------------------
 PORTFOLIO  NUMBER OF  TOTAL ASSETS   NUMBER OF  TOTAL ASSETS   NUMBER OF  TOTAL ASSETS
 MANAGER    ACCOUNTS   (IN BILLIONS)  ACCOUNTS   (IN BILLIONS)  ACCOUNTS   (IN BILLIONS)
----------  ---------  -------------  ---------  -------------  ---------  -------------
Daniel A.
Norman

Jeffrey A.
Bakalar

Curtis F.
Lee



CONFLICTS OF INTEREST

         A portfolio manager may be subject to potential conflicts of interest because the portfolio manager is responsible for other accounts in addition to a Portfolio. These other accounts may include, among others, other mutual funds, separately managed advisory accounts, commingled trust accounts, insurance separate accounts, wrap fee programs and hedge funds. Potential conflicts may arise out of the implementation of differing investment strategies for the portfolio manager's various accounts, the allocation of investment opportunities among those accounts or differences in the advisory fees paid by the portfolio manager's accounts.

         A potential conflict of interest may arise as a result of the portfolio manager's responsibility for multiple accounts with similar investment guidelines. Under these circumstances, a potential investment may be suitable for more than one of the portfolio manager's accounts, but the quantity of the investment available for purchase is less than the aggregate amount the accounts would ideally devote to the opportunity. Similar conflicts may arise when multiple accounts seek to dispose of the same investment.

         A portfolio manager may also manage accounts whose objectives and policies differ from those of the Portfolio. These differences may be such that under certain circumstances, trading activity appropriate for one account managed by the portfolio manager may have adverse consequences for another account managed by the portfolio manager. For example, if an account were to sell a significant position in a security, which could cause the market price of that security to decrease, while the Portfolio maintained its position in that security.

         A potential conflict may arise when a portfolio manager is responsible for accounts that have different advisory fees - the difference in the fees may create an incentive for the portfolio manager to favor one account over another, for example, in terms of access to particularly appealing investment opportunities. This conflict may be heightened where an account is subject to a performance-based fee.

         As part of its compliance program, ING IM has adopted policies and procedures reasonably designed to address the potential conflicts of interest described above.

COMPENSATION

         Compensation consists of (a) base salary; (b) bonus which is based on ING IM's performance, 3 and 5 year pre-tax performance of the accounts the portfolio managers are primarily and jointly responsible for relative to account benchmarks and peer universe performance, and revenue growth of the accounts they are responsible for; and (c) long-term equity awards tied to the performance of our parent company, ING Groep N.V.

         Portfolio managers are also eligible to participate in an annual cash incentive plan. The overall design of the ING IM annual incentive plan was developed to closely tie pay to performance, structured in such a way as to drive performance and promote retention of top talent. As with base salary compensation, individual target awards are determined and set based on external market data and internal comparators. Investment performance is measured on both relative and absolute performance in all areas. ING IM has a defined index, the Standard & Poor's ("S&P's") LSTA Leveraged Loan Index and, where applicable, peer groups including but not limited to Russell, Morningstar, Lipper and Lehman and set performance goals to appropriately reflect requirements for each investment team. The measures for each team are outlined on a "scorecard" that is reviewed on an annual basis. These scorecards reflect a comprehensive approach to measuring investment performance versus both benchmarks and peer groups over one and three year periods and year-to-date net cash flow (changes in the accounts' net assets not attributable to changes in the value of the accounts' investments) for all accounts managed by the team. The results for overall IIM scorecards are calculated on an asset weighted performance basis of the individual team scorecards.

         Investment professionals' performance measures for bonus determinations are weighted by 25% being attributable to the overall ING IM performance and 75% attributable to their specific team results (60% investment performance and 15% net cash flow).

         Based on job function, internal comparators and external market data, portfolio managers participate in the ING Long-Term Incentive Plan. Plan awards are based on the current year's performance as defined by the ING IM component of the annual incentive plan. The awards vest in three years and are paid in a combination of ING restricted stock, stock options and restricted performance units.

         Portfolio managers whose base salary compensation exceeds a particular threshold may participate in ING's deferred compensation plan. The plan provides an opportunity to invest deferred amounts of compensation in mutual funds, ING stock or at an annual fixed interest rate. Deferral elections are done on an annual basis and the amount of compensation deferred is irrevocable.

OWNERSHIP OF SECURITIES

The following table shows the dollar range of shares of the Fund owned by each team member as of February 28, 2005, including investments by their immediate family members and amounts invested through retirement and deferred compensation plans.



                                                        DOLLAR RANGE OF
         PORTFOLIO MANAGER                             FUND SHARES OWNED
         -----------------                             -----------------
Daniel A. Norman
Jeffrey A. Bakalar
Curtis F. Lee


                             PROXY VOTING PROCEDURES


         The Board has adopted proxy voting procedures and guidelines to govern the voting of proxies relating to the Trust's portfolio securities. The procedures and guidelines delegate to the Investment Manager the authority to vote proxies relating to portfolio securities, and provide a method for responding to potential conflicts of interest. In delegating voting authority to the Investment Manager, the Board has also approved the Investment Manager's proxy voting procedures, which require the Investment Manager to vote proxies in accordance with the Trust's proxy voting procedures and guidelines. An independent proxy voting service has been retained to assist in the voting of Trust proxies through the provision of vote analysis, implementation and recordkeeping and disclosure services. In addition, the Board established the Valuation and Proxy Voting Committee to oversee the implementation of the Trust's proxy voting procedures. A copy of the proxy voting procedures and guidelines of the Trust, including the procedures of the Investment Manager, is attached hereto as Appendix A. No later than August 31, of each year, information regarding how the Trust votes proxies relating to portfolio securities for the one year period ending June 30th will be made available through the ING Funds' website (www.ingfunds.com) or by accessing the SEC's EDGAR database( www.sec.gov).


THE ADMINISTRATOR


         ING Funds Services, LLC ("Administrator" or "ING Funds Services") serves as Administrator for the Trust pursuant to an Administrative Services Agreement. In connection with its administration of the corporate affairs of the Trust, the Administrator bears the following expenses: the salaries and expenses of all personnel of the Trust and the Administrator except for the fees and expenses of Trustees not affiliated with the Administrator or the Investment Manager; costs to prepare information; determination of daily NAV by the recordkeeping and accounting agent; expenses to maintain certain of the Trust's books and records that are not maintained by the Investment Manager, the custodian, or transfer agent; costs incurred to assist in the preparation of financial information for the Trust's income tax returns, proxy statements, quarterly, semi-annual, and annual shareholder reports; costs of providing shareholder services in connection with any tender offers or to shareholders proposing to transfer their shares to a third party; providing shareholder services in connection with the dividend reinvestment plan; and all expenses incurred by the Administrator or by the Trust in connection with administering the ordinary course of the Trust's business other than those assumed by the Trust, as described below.

         Except as indicated immediately above and under "The Investment Manager," the Trust is responsible for the payment of its expenses including: the fees payable to the Investment Manager; the fees payable to the Administrator; the fees and certain expenses of the Trust's custodian and transfer agent, including the cost of providing records to the Administrator in connection with its obligation of maintaining required records of the Trust; the charges and expenses of the Trust's legal counsel, legal counsel to the Trustees who are not "interested persons" as defined in the 1940 Act and independent accountants; commissions and any issue or transfer taxes chargeable to the Trust in connection with its transactions; all taxes and corporate fees payable by the Trust to governmental agencies; the fees of any trade association of which the Trust is a member; the costs of share certificates representing Common Shares of the Trust; organizational and offering expenses of the Trust and the fees and expenses involved in registering and maintaining registration of the Trust and its Common Shares with the Commission, including the preparation and printing of the Trust's registration statement and prospectuses for such purposes; allocable communications expenses with respect to investor services, and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports, proxy statements and prospectuses to shareholders; the cost of insurance; and litigation and indemnification expenses and extraordinary expenses not incurred in the ordinary course of the Trust's business.

         For its services, the Administrator is entitled to receive from the Trust a fee at an annual rate of 0.25% of the Fund's average daily net assets plus the proceeds of any outstanding borrowings.


         Administrative fees paid by the Trust for the fiscal years ended February 28, 2005, February 29, 2004and February 28, 2003were $____, $3,903,976 and $3,968,231respectively, for services rendered to the Trust.


                              PLANS OF DISTRIBUTION

THE DISTRIBUTOR

         Pursuant to an Amended and Restated Distribution Agreement (the "Distribution Agreement"), ING Funds Distributor, LLC, an affiliate of the Investment Manager and the Administrator, is the principal underwriter and distributor for the shares of the Trust and acts as agent of the Trust in the continuous offering of its shares. The Distributor bears all of its expenses of providing services pursuant to the Distribution Agreement. The Trust pays the cost for the prospectus and shareholder reports to be set in type and printed for existing shareholders, and the Trust pays for the printing and distribution of copies thereof used in connection with the offering of shares to prospective investors. The Trust also pays for supplementary sales literature and advertising costs.

         The Distribution Agreement continues in effect from year to year so long as such continuance is approved at least annually by a vote of the Board of the Trust, including the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the Distribution Agreement. The Distribution Agreement automatically terminates in the event of its assignment and may be terminated at any time without penalty by the Trust or by the Distributor upon 60 days' written notice. Termination by the Trust may be by vote of a majority of the Board, and a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the Distribution Agreement, or a majority of the outstanding voting securities of the Trust, as defined under the 1940 Act.

         The Common Shares will only be sold on such days as shall be agreed to by the Trust and ING Funds Distributor. The Common Shares will be sold at market prices, which shall be determined with reference to trades on the NYSE, subject to a minimum price to be established each day by the Trust. The mininum price on any day will not be less than the current NAV per Common Share. The Trust and

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ING Funds Distributor will suspend the sale of Common Shares if the per share price of the Common Shares is less than the minimum price.

         Settlements of sales of Common Shares will occur on the third business day following the date on which any such sales are made. Unless otherwise indicated in a further prospectus supplement, ING Funds Distributor as underwriter will act as underwriter on a reasonable efforts basis.


         In connection with the sale of the Common Shares on behalf of the Trust, ING Funds Distributor may be deemed to be an underwriter within the meaning of the 1940 Act. As described below, ING Funds Distributor also serves as distributor for the Trust in connection with the sale of Common Shares of the Trust pursuant to privately negotiated transactions and pursuant to optional cash investments. In addition, ING Funds Distributor provides administrative services in connection with a separate at-the-market offering of Common Shares of the Trust. The offering of Common Shares pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all Common Shares subject thereto or (ii) termination of the Distribution Agreement.


SHAREHOLDER INVESTMENT PROGRAM

         The Trust maintains a Shareholder Investment Program ("Program"), which allows participating shareholders to reinvest all dividends and capital gain distributions ("Dividends") in additional Common Shares of the Trust. The Program also allows participants to purchase additional Common Shares through optional cash investments in amounts ranging from a minimum of $100 to a maximum of $100,000 per month. Common Shares may be issued by the Trust under the Program only if the Trust's Common Shares are trading at a premium to NAV. If the Trust's Common Shares are trading at a discount to NAV, Common Shares purchased under the Program will be purchased on the open market.

         If the Market Price (the volume-weighted average sales price, per share, as reported on the New York Stock Exchange Composite Transaction Tape as shown daily on Bloomberg's AQR screen) plus estimated commissions for Common Shares of the Trust is less than the NAV on the Valuation Date (defined below), DST will purchase Common Shares on the open market through a bank or securities broker as provided herein. Open market purchases may be effected on any securities exchange on which Common Shares of the Trust trade or in the over-the-counter market. If the Market Price, plus estimated commissions, exceeds the NAV before DST has completed its purchases, DST will use reasonable efforts to cease purchasing Common Shares, and the Trust shall issue the remaining Common Shares. If the Market Price, plus estimated commissions, is equal to or exceeds the NAV on the Valuation Date, the Trust will issue the Common Shares to be acquired by the Program. The Valuation Date is a date preceding the DRIP Investment Date and OCI Investment Date, on which it is determined, based on the Market Price and NAV of Common Shares of the Trust, whether DST will purchase Common Shares on the open market or the Trust will issue the Common Shares for the Program. The Trust may, without prior notice to participants, determine that it will not issue new Common Shares for purchase pursuant to the Program, even when the Market Price plus estimated commissions equals or exceeds NAV, in which case DST will purchase Common Shares on the open market.

         Common Shares issued by the Trust under the Program will be issued without incurring a fee. Common Shares purchased for the Program directly from the Trust in connection with the reinvestment of Dividends will be acquired on the DRIP Investment Date at the greater of (i) NAV at the close of business on the Valuation Date or (ii) the average of the daily Market Price of the shares during the DRIP Pricing Period, minus a discount of 5%. The DRIP Pricing Period for a dividend reinvestment is the Valuation Date and the prior Trading Day. A Trading Day means any day on which trades of the Common Shares of the Trust are reported on the NYSE.

         Common Shares purchased directly from the Trust pursuant to optional cash investments will be acquired on an OCI Investment Date at the greater of
(i) NAV at the close of business on the Valuation Date or (ii) the average of the daily Market Price of the shares during the OCI Pricing Period minus a discount, determined at the sole discretion of the Trust and announced in advance, ranging from 0% to 5%. The OCI Pricing Period for an OCI Investment Date means the period beginning four Trading Days prior to the Valuation Date through and including the Valuation Date. The discount for optional cash investments is set by the Trust and may be changed or eliminated by the Trust without prior notice to participants at any time. The discount for optional cash investments is determined on the last business day of each month. In all instances, however, the discount on Common Shares issued directly by the Trust shall not exceed 5% of the market price, and Common Shares may not be issued at a price less than NAV without prior specific approval of shareholders or of the Commission. Optional cash investments received by DST no later than 4:00 p.m. Eastern time on the OCI payment Due Date to be invested on the relevant OCI Investment Date.

         Subject to the availability of Common Shares registered for issuance under the Program, there is no total maximum number of Common Shares that can be issued pursuant to the Program.

         See "Federal Taxation - Distributions" for a discussion of the federal income tax ramifications of obtaining Common Shares under the Program.

PRIVATELY NEGOTIATED TRANSACTIONS

         The Common Shares may also be offered pursuant to privately negotiated transactions between the Trust and specific investors. The terms of such privately negotiated transactions will be subject to the discretion of the management of the Trust. In determining whether to sell Common Shares pursuant to a privately negotiated transaction, the Trust will consider relevant factors including, but not limited to, the attractiveness of obtaining additional funds through the sale of Common Shares, the purchase price to apply to any such sale of Common Shares and the person seeking to purchase the Common Shares.


         Common Shares issued by the Trust in connection with privately negotiated transactions will be issued at the greater of (1) NAV per Common Share of the Trust's Common Shares or (ii) at a discount ranging from 0.00% to 5.00% of the average of the daily market price of the Trust's Common Shares at the close of business on the two business days preceding the date upon which Common Shares are sold pursuant to the privately negotiated transaction. The discount to apply to such privately negotiated transactions will be determined by the Trust with regard to each specific transaction. The Trust will not pay any commissions with regard to privately negotiated transactions, but an investor may be subject to a front end sales load of up to 3.00% paid to or retained by a third party broker-dealer through which such transaction may be effected.

                                 CODE OF ETHICS

         The Trust's Distributor, ING Funds Distributor, LLC ("Distributor"), the Investment Manager and the Trust have adopted a Code of Ethics or written supervisory procedures governing personal trading activities of all Trustees and the officers of the Trust and the Distributor and persons who, in connection with their regular functions, play a role in the recommendation of any purchase or sale of a security by the Trust or obtain information pertaining to such purchase or sale. The Code of Ethics is intended to prohibit fraud against the Trust that may arise from personal trading of securities that may be purchased or held by the Trust or of Trust shares. Personal trading is permitted by such persons subject to certain restrictions; however such persons are generally required to pre-clear all security transactions with the Trust's Compliance Officer or her designee and to report all transactions on a regular basis. The Sub-Adviser has adopted its own Codes of Ethics to govern the personal trading activities of its personnel.

         The Code of Ethics can be reviewed and copied at the SEC's Public Reference Room located at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090. The Code of Ethics is available on the SEC's website (http://www.sec.gov) and copies may also be obtained at prescribed rates by electronic request at publicinfo@sec.gov, or by writing the SEC's Public Reference Section at the address listed above.

                             PORTFOLIO TRANSACTIONS

         The Trust will generally have at least 80% of its net assets, plus the amount of any borrowings for investment purposes, invested in Senior Loans. The remaining assets of the Trust will generally consist of short-term debt instruments with remaining maturities of 120 days or less, longer-term debt securities, certain other instruments such as subordinated or unsecured loans up to a maximum of 5% of the Trust's net assets, interest rate swaps, caps and floors, repurchase agreements, reverse repurchase agreements and equity securities acquired in connection with investments in loans. The Trust will acquire Senior Loans from and sell Senior Loans to banks, insurance companies, finance companies, and other investment companies and private investment funds. The Trust may also purchase Senior Loans from and sell Senior Loans to U.S. branches of foreign banks which are regulated by the Federal Reserve System or appropriate state regulatory authorities. The Trust's interest in a particular Senior Loan will terminate when the Trust receives full payment on the loan or sells a Senior Loan in the secondary market. Costs associated with purchasing or selling investments in the secondary market include commissions paid to brokers and processing fees paid to agents. These costs are allocated between the purchaser and seller as agreed between the parties.

         Purchases and sales of short-term debt and other financial instruments for the Trust's portfolio usually are principal transactions, and normally the Trust will deal directly with the underwriters or dealers who make a market in the securities involved unless better prices and execution are available elsewhere. Such market makers usually act as principals for their own account. On occasion, securities may be purchased directly from the issuer. Short-term debt instruments are generally traded on a net basis and do not normally involve either brokerage commissions or transfer taxes. The cost of portfolio securities transactions of the Trust that are not transactions with principals will consist primarily of brokerage commissions or dealer or underwriter spreads between the bid and asked price, although purchases from underwriters may involve a commission or concession paid by the issuer.


         The Investment Management Agreement or Sub-Advisory Agreement authorizes the Investment Manager or Sub-Adviser to select the brokers or dealers that will execute the purchase and sale of investment securities for the Trust. In all purchases and sales of securities for the portfolio of the Trust, the primary consideration is to obtain the most favorable execution available. Pursuant to the Investment Management Agreements or Sub-Advisory Agreement, the Investment Manager or Sub-Adviser determines, subject to the instructions of and review by the Trust's Board, which securities are to be purchased and sold by the Trust and which brokers are to be eligible to execute portfolio transactions of the Trust. Purchases and sales of securities in the over-the-counter market will generally be executed directly with a "market-maker," unless in the opinion of the Investment Manager or the Sub-Adviser, a better price and execution can otherwise be obtained by using a broker for the transaction.

         In placing portfolio transactions, the Investment Manager or Sub-Adviser is required to use their best efforts to choose a broker capable of providing the brokerage services necessary to obtain the most favorable execution available. The full range and quality of brokerage services available will be considered in making these determinations, such as the size of the order, the difficulty of execution, the operational facilities of the firm involved, capital committment the firm's risk in positioning a block of securities and other factors. While the Investment Manager or Sub-Adviser seeks to obtain the most favorable net results in effecting transactions in the Trust's portfolio securities, brokers or dealers who provide research services may receive orders for transactions by the Trust. Such research services ordinarily consist of assessments and analyses of the business or prospects of a company, industry, or economic sector. The Investment Manager is authorized to pay spreads or commissions to brokers or dealers furnishing such services which are in excess of spreads or commissions that other brokers or dealers not providing such research may charge for the same transaction, even if the specific services were not imputed to the Trust and were useful to the Investment Manager in advising other clients. Information so received will be in addition to, and not in lieu of, the services required to be performed by the Investment Manager under the Investment ManagementAgreement between the Investment Manager and the Trust. The expenses of the Investment Manager will not necessarily be reduced as a result of the receipt of such supplemental information. The Investment Manager or Sub-Adviser may use any research services obtained in providing investment advice to its other investment advisory accounts. Conversely, such information obtained by the placement of business for the Investment Manager or Sub-Adviser or other entities advised by the Investment Manager or Sub-Adviser will be considered by and may be useful to the Investment Manager or Sub-Adviser in carrying out its obligations to the Trust. As permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act") the Investment Manager may cause the Trust to pay a broker-dealer which provides brokerage and research services (as defined in the 1934 Act) to the Investment Manager or Sub-Adviser an amount of disclosed commissions for effecting a securities transaction for the Trust in excess of the commission which another broker-dealer would have charged for effecting the transaction.


         The Trust does not intend to effect any brokerage transaction in its portfolio securities with any broker-dealer affiliated directly or indirectly with the Investment Manager or Sub-Adviser, except for any sales of portfolio securities pursuant to a tender offer, in which event the Investment Manager or Sub-Adviser will offset against the management fee a part of any tender fees which legally may be received by such affiliated broker-dealer. To the extent certain services which the Trust is obligated to pay for under the Investment Management Agreement are performed by the Investment Manager, the Trust will reimburse the Investment Manager for the costs of personnel involved in placing orders for the execution of portfolio transactions.


         In connection with its purchase or holding interests in Senior Loans, the Trust may acquire (and subsequently sell) equity securities or warrants it recevies. Brokerage commissions paid by the Trust during the fiscal years ended February 28, 2005, February 29, 2004 and February 28, 2003, were $ __, $28,130 and $0, respectively.

         None of the total commissions paid during the fiscal years ended February 28, 2005, February 29, 2004 and February 28, 2003, were paid by the Trust to firms which provided research, statistical or other services to the Investment Manager.


PORTFOLIO TURNOVER RATE


         The annual rate of the Trust's total portfolio turnover for the years ended February 28, 2005, February 29, 2004and February 28, 2003was __%, 87% and 48%respectively. The annual turnover rate of the Trust is generally expected to be between 50% and 100%, although as part of its investment policies, the Trust places no restrictions on portfolio turnover and the Trust may sell any portfolio security without regard to the period of time it has been held. The annual turnover rate of the Trust also includes Senior Loans on which the Trust has received full or partial payment. The Investment Manager believes that full and partial payments on loans generally comprise approximately 25% to 75% of the Trust's total portfolio turnover each year.


                                 NET ASSET VALUE

         The NAV per Common Share of the Trust is determined once daily at the close of regular trading on the NYSE (usually 4:00 p.m. Eastern time) on each day the NYSE is open. As of the date of this SAI, the NYSE is closed on the following holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The NAV per Common Share is determined by dividing the value of the Trust's loan assets plus all cash and other assets (including interest accrued but not collected) less all liabilities (including accrued expenses but excluding capital and surplus) by the number of Common Shares outstanding. The NAV per Common Share is made available for publication.

                                FEDERAL TAXATION

         The following is only a summary of certain U.S. federal income tax considerations generally affecting the Trust and its shareholders. No attempt is made to present a detailed explanation of the tax treatment of the Trust or its shareholders, and the following discussion is not intended as a substitute for careful tax planning. Shareholders should consult with their own tax advisers regarding the specific federal, state, local, foreign and other tax consequences of investing in the Trust.

QUALIFICATION AS A REGULATED INVESTMENT COMPANY

         The Trust will elect each year to be taxed as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code ("Code"). As a RIC, the Trust generally will not be subject to federal income tax on the portion of its investment company taxable income (I.E., taxable interest, dividends and other taxable ordinary income, net of expenses, and net short-term capital gains in excess of long-term capital losses) and net capital gain (I.E., the excess of net long-term capital gains over the sum of net short-term capital losses and capital loss carryovers from prior years) that it distributes to shareholders, provided that it distributes at least 90% of its investment company taxable income for the taxable year ("Distribution Requirement"), and satisfies certain other requirements of the Code that are described below.

         In addition to satisfying the Distribution Requirement and an asset diversification requirement discussed below, a RIC must derive at least 90% of its gross income for each taxable year from dividends, interest, certain payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies and other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies.

         In addition to satisfying the requirements described above, the Trust must satisfy an asset diversification test in order to qualify as a RIC. Under this test, at the close of each quarter of the Trust's taxable year, at least 50% of the value of the Trust's assets must consist of cash and cash items (including receivables), U.S. government securities, securities of other regulated investment companies, and securities of other issuers (as to which the Trust has not invested more than 5% of the value of the Trust's total assets in securities of any such issuer and as to which the Trust does not hold more than 10% of the outstanding voting securities of any such issuer), and no more than 25% of the value of its total assets may be invested in the securities of any one issuer (other than U.S. government securities and securities of other regulated investment companies), or in two or more issuers which the Trust controls and which are engaged in the same or similar trades or businesses.

         In general, gain or loss recognized by the Trust on the disposition of an asset will be a capital gain or loss. However, gain recognized on the disposition of a debt obligation purchased by the Trust at a market discount (generally at a price less than its principal amount) other than at the original issue will be treated as ordinary income to the extent of the portion of the market discount which accrued during the period of time the Trust held the debt obligation.

         In general, investments by the Trust in zero coupon or other original issue discount securities will result in income to the Trust equal to a portion of the excess of the face value of the securities over their issue price ("original issue discount") each year that the Trust holds the securities, even though the Trust receives no cash interest payments. This income is included in determining the amount of income which the Trust must distribute to maintain its status as a RIC and to avoid federal income and excise taxes.

         If for any taxable year the Trust does not qualify as a RIC, all of its taxable income (including its net capital gain) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions will be taxable as ordinary dividends to the extent of the Trust's current and accumulated earnings and profits. Such distributions generally would be eligible for the dividends-received deduction in the case of corporate shareholders.

         If the Fund fails to qualify as a RIC in any year, it must pay out its earnings and profits accumulated in that year in order to qualify again as a RIC. Moreover, if the Fund failed to qualify as a RIC for a period greater than one taxable year, the Fund may be required to recognize any net built-in gains with respect to certain of its assets (the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized if the Fund had been liquidated) in order to qualify as a RIC in a subsequent year.

EXCISE TAX ON REGULATED INVESTMENT COMPANIES

         A 4% non-deductible excise tax is imposed on a RIC that fails to distribute in each calendar year an amount equal to the sum of (1) 98% of its ordinary taxable income for the calendar year, (2) 98% of its capital gain net income (I.E., capital gains in excess of capital losses) for the one-year period ended on October 31 of such calendar year, and (3) any ordinary taxable income and capital gain net income for previous years that was not distributed or taxed to the RIC during those years. A distribution will be treated as paid on December 31 of the current calendar year if it is declared by the Trust in October, November or December with a record date in such a month and paid by the Trust during January of the following calendar year. Such distributions will be taxed to shareholders in the calendar year in which the distributions are declared, rather than the calendar year in which the distributions are received.

         The Trust intends to make sufficient distributions or deemed distributions (discussed below) of its ordinary taxable income and capital gain net income to avoid liability for the excise tax.

HEDGING TRANSACTIONS

         The Trust has the ability, pursuant to its investment objectives and policies, to hedge its investments in a variety of transactions, including interest rate swaps and the purchase or sale of interest rate caps and floors. The treatment of these transactions for federal income tax purposes may in some instances be unclear, and the RIC qualification requirements may limit the extent to which the Trust can engage in hedging transactions.

         Under certain circumstances, the Trust may recognize gain from a constructive sale of an appreciated financial position. If the Trust enters into certain transactions in property while holding substantially identical property, the Trust would be treated as if it had sold and immediately repurchased the property and would be taxed on any gain (but not loss) from the constructive sale. The character of gain from a constructive sale would depend upon the Trust's holding period in the property. Loss from a constructive sale would be recognized when the property was subsequently disposed of, and its character would depend on the Trust's holding period and the application of various loss deferral provisions in the Code. Constructive sale treatment does not apply to transactions closed in the 90-day period ending with the 30th day after the close of the taxable year, if certain conditions are met.

DISTRIBUTIONS

         The Trust anticipates distributing all or substantially all of its investment company taxable income for the taxable year. Such distributions will be taxable to shareholders as ordinary income. If a portion of the Trust's income consists of dividends paid by U.S. corporations, a portion of the dividends paid by the Trust may be eligible for the corporate dividends received deduction.

         The Trust may either retain or distribute to shareholders its net capital gain for each taxable year. The Trust currently intends to distribute any such amounts. If net capital gain is distributed and designated as a capital gain dividend, it will generally be taxable to shareholders at a maximum federal tax rate of 15%. Distributions are subject to these capital gains rates regardless of the length of time the shareholder has held his shares. Conversely, if the Trust elects to retain its net capital gain, the Trust will be taxed thereon (except to the extent of any available capital loss carryovers) at the applicable corporate tax rate. In such event, it is expected that the Trust also will elect to treat such gain as having been distributed to shareholders. As a result, each shareholder will be required to report his pro rata share of such gain on his tax return as long-term capital gain, will be entitled to claim a tax credit for his pro rata share of tax paid by the Trust on the gain, and will increase the tax basis for his shares by an amount equal to the deemed distribution less the tax credit.


         Recently enacted tax legislation generally provides for a maximum tax rate for individual taxpayers of 15% on long-term capital gains from sales on certain qualifying dividend income. The rate reductions do not apply to corporate taxpayers. The Trust will be able to separately designate distributions of any qualifying long-term capital gains or qualifying dividends earned by the Trust that would be eligible for the lower maximum rate, although it does not expect to distribute a material amount of qualifying dividends. A shareholder would also have to qualify a 60-day holding period with respect to any distributions of qualifying dividend in order to obtain the benefit of the lower rate. Distributions from funds, such as the Trust, investing in debt instruments will not generally qualify for the lower rate.


         Distributions by the Trust in excess of the Trust's earnings and profits will be treated as a return of capital to the extent of (and in reduction of) the shareholder's tax basis in his shares; any such return of capital distributions in excess of the shareholder's tax basis will be treated as gain from the sale of his shares, as discussed below.

         Distributions by the Trust will be treated in the manner described above regardless of whether such distributions are paid in cash or reinvested in additional shares of the Trust. If the NAV at the time a shareholder purchases shares of the Trust reflects undistributed income or gain, distributions of such amounts will be taxable to the shareholder in the manner described above, even though such distributions economically constitute a return of capital to the shareholder.

         The Trust will be required in certain cases to withhold and remit to the U.S. Treasury 28% of all dividends and redemption proceeds payable to any shareholder (1) who fails to provide the Trust with a certified, correct identification number or other required certifications, or (2) if the Internal Revenue Service notifies the Trust that the shareholder is subject to backup withholding. Corporate shareholders and other shareholders specified in the Code are exempt from such backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the shareholder's U.S. federal income tax liability if the appropriate information is provided to the IRS.

SALE OF COMMON SHARES

         A shareholder will recognize gain or loss on the sale or exchange of shares of the Trust in an amount generally equal to the difference between the proceeds of the sale and the shareholder's adjusted tax basis in the shares. In general, any such gain or loss will be considered capital gain or loss if the shares are held as capital assets, and gain or loss will be long-term or short-term, depending upon the shareholder's holding period for the shares. However, any capital loss arising from the sale of shares held for six months or less will be treated as a long-term capital loss to the extent of any long-term capital gains distributed (or deemed distributed) with respect to such shares. Also, any loss realized on a sale or exchange of shares will be disallowed to the extent the shares disposed of are replaced (including shares acquired through the Shareholder Investment Program within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of. In such case, the tax basis of the acquired shares will be adjusted to reflect the disallowed loss.

FOREIGN SHAREHOLDERS

         U.S. taxation of a shareholder who, as to the United States, is a nonresident alien individual, foreign trust or estate, foreign corporation, or foreign partnership ("foreign shareholder") depends, in part, on whether the shareholder's income from the Trust is effectively connected with a U.S. trade or business carried on by such shareholder.

         If the income from the Trust is not effectively connected with a U.S. trade or business carried on by a foreign shareholder, distributions of investment company taxable income will be subject to U.S. withholding tax at the rate of 30% (or lower treaty rate). Such a foreign shareholder would generally be exempt from U.S. federal income tax on gains realized on the sale or exchange of shares of the Trust, capital gain dividends, and amounts retained by the Trust that are designated as undistributed capital gains.

         If the income from the Trust is effectively connected with a U.S. trade or business carried on by a foreign shareholder, then distributions of investment company taxable income, capital gain dividends, amounts retained by the Trust that are designated as undistributed capital gains and any gains realized upon the sale or exchange of shares of the Trust will be subject to U.S. federal income tax at the rates applicable to U.S. citizens or domestic corporations. Such shareholders that are classified as corporations for U.S. tax purposes also may be subject to a branch profits tax.

         In the case of foreign noncorporate shareholders, the Trust may be required to withhold U.S. federal income tax at a rate of 30% on distributions that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate) unless such shareholders furnish the Trust with proper notification of their foreign status. See "Distributions."

         The tax consequences to a foreign shareholder entitled to claim the benefits of an applicable tax treaty may be different from those described herein. Foreign shareholders are urged to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Trust, including the applicability of foreign taxes.

EFFECT OF FUTURE LEGISLATION; OTHER TAX CONSIDERATIONS

         The foregoing general discussion of U.S. federal income tax consequences is based on the Code and the Treasury Regulations issued thereunder as in effect on the date of this SAI. Future legislative or administrative changes or court decisions may significantly change the conclusions expressed herein, and any such changes or decisions may have a retroactive effect with respect to the transactions contemplated herein.

         Income received by the Trust from foreign sources may be subject to withholding and other taxes imposed by such foreign jurisdictions, absent treaty relief. Distributions to shareholders also may be subject to state, local and foreign taxes, depending upon each shareholder's particular situation. Shareholders are urged to consult their tax advisers as to the particular consequences to them of an investment in the Trust.

                        ADVERTISING AND PERFORMANCE DATA

ADVERTISING

         From time to time, advertisements and other sales materials for the Trust may include information concerning the historical performance of the Trust. Any such information may include trading volume of the Trust's Common Shares, the number of Senior Loan investments, annual total return, aggregate total return, distribution rate, average compounded distribution rates and yields of the Trust for specified periods of time, and diversification statistics. Such information may also include rankings, ratings and other information from independent organizations such as Lipper Analytical Services, Inc. ("Lipper"), Morningstar, Value Line, Inc., CDA Technology, Inc., Standard & Poor's, Portfolio Management Data (a division of Standard & Poor's), Moody's, Bloomberg or other industry publications. These rankings will typically compare the Trust to all closed-end Funds, to other Senior Loan funds, and/or also to taxable closed-end fixed income funds. Any such use of rankings and ratings in advertisements and sales literature will conform with the guidelines of the NASD approved by the Commission. Ranking comparisons and ratings should not be considered representative of the Trust's relative performance for any future period.

         Reports and promotional literature may also contain the following information: (i) number of shareholders; (ii) average account size; (iii) identification of street and registered account holdings; (iv) lists or statistics of certain of the Trust's holdings including, but not limited to, portfolio composition, sector weightings, portfolio turnover rates, number of holdings, average market capitalization and modern portfolio theory statistics alone or in comparison with itself (over time) and with its peers and industry group; (v) public information about the assets class; and (vi) discussions concerning coverage of the Trust by analysts.

         In addition, reports and promotional literature may contain information concerning the Investment Manager, the Sub-Adviser, ING Groep, the Portfolio Managers, the Administrator or affiliates of the Trust including (i) performance rankings of other funds managed by the Investment Manager or Sub-Adviser, or the individuals employed by the Investment Manager or Sub-Adviser who exercise responsibility for the day-to-day management of the Trust, including rankings and ratings of investment companies published by Lipper, Morningstar, Inc., Value Line, Inc., CDA Technologies, Inc., or other rating services, companies, publications or other persons who rank or rate investment companies or other investment products on overall performance or other criteria; (ii) lists of clients, the number of clients, or assets under management; (iii) information regarding the acquisition of the ING Funds by ING Capital; (iv) the past performance of ING Capital and ING Funds Services; (v) the past performance of other funds managed by the Investment Manager or Sub-Adviser; (vi) quotes from a portfolio manager of the Trust or industry specialists; and (vii) information regarding rights offerings conducted by closed-end funds managed by the Investment Manageror Sub-Adviser.

         The Trust may compare the frequency of its reset period to the frequency which LIBOR changes. Further, the Trust may compare its yield to (i) LIBOR, (ii) the federal funds rate, (iii) the Prime Rate, quoted daily in the Wall Street Journal as the base rate on corporate loans at large U.S. money center commercial banks, (iv) the average yield reported by the Bank Rate Monitor National Index for money market deposit accounts offered by the 100 leading banks and thrift institutions in the ten largest standard metropolitan statistical areas, (v) yield data published by Lipper, Bloomberg or other industry sources, or (vi) the yield on an investment in 90-day Treasury bills on a rolling basis, assuming quarterly compounding. Further, the Trust may compare such other yield data described above to each other. The Trust may also compare its total return, NAV stability and yield to fixed income investments. As with yield and total return calculations, yield comparisons should not be considered representative of the Trust's yield or relative performance for any future period.

         The Trust may provide information designed to help individuals understand their investment goals and explore various financial strategies. Such information may include information about current economic, market and political conditions; materials that describe general principles of investing, such as asset allocation, diversification, risk tolerance, and goal setting; worksheets used to project savings needs based on assumed rates of inflation and hypothetical rates of return; and action plans offering investment alternatives. Materials may also include discussion of other investment companies in the ING Funds, products and services, and descriptions of the benefits of working with investment professionals in selecting investments.

PERFORMANCE DATA

         The Trust may quote annual total return and aggregate total return performance data. Total return quotations for the specified periods will be computed by finding the rate of return (based on net investment income and any capital gains or losses on portfolio investments over such periods) that would equate the initial amount invested to the value of such investment at the end of the period. On occasion, the Trust may quote total return calculations published by Lipper, a widely recognized independent publication that monitors the performance of both open-end and closed-end investment companies.

         The Trust's distribution rate is calculated on a monthly basis by annualizing the dividend declared in the month and dividing the resulting annualized dividend amount by the Trust's corresponding month-end NAV (in the case of NAV) or the last reported market price (in the case of Market). The distribution rate is based solely on the actual dividends and distributions, which are made at the discretion of management. The distribution rate may or may not include all investment income, and ordinarily will not include capital gains or losses, if any.

         Total return and distribution rate and compounded distribution rate figures utilized by the Trust are based on historical performance and are not intended to indicate future performance. Distribution rate, compounded distribution rate and NAV per share can be expected to fluctuate over time. Total return will vary depending on market conditions, the Senior Loans, and other securities comprising the Trust's portfolio, the Trust's operating expenses and the amount of net realized and unrealized capital gains or losses during the period.

                               GENERAL INFORMATION

CUSTODIAN

         State Street Bank and Trust Company, 801 Pennsylvania Avenue, Kansas City, Missouri 64105 has been retained to act as the custodian for the Trust. State Street Bank and Trust Company does not have any part in determining the investment policies of the Trust or in determining which portfolio securities are to be purchased or sold by the Trust or in the declaration of dividends and distributions.

LEGAL COUNSEL

         Legal matters for the Trust are passed upon by Dechert LLP, 1775 I Street, NW, Washington, DC 20006.


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         KPMG LLP, 355 South Grand Avenue, Los Angeles, California 90071, currently serves as the independent registered public accounting firm and has been selected as independent auditors for the Trust for the fiscal year ending February 28, 2006.


                              FINANCIAL STATEMENTS


         The Financial Statements and the independent registered public accounting firms reports thereon, appearing in the Trust's Annual Report for the period ending February 28, 2005 are incorporated by reference in this SAI. The Trust's Annual and Semi-Annual Reports are available at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258, upon request and without charge by calling (800) 992-0180.

                                    APPENDIX A

                                    ING FUNDS

                     PROXY VOTING PROCEDURES AND GUIDELINES

I.     INTRODUCTION

The following are the Proxy Voting Procedures and Guidelines (the "Procedures and Guidelines") of the ING Funds set forth on EXHIBIT 1 attached hereto and each portfolio or series thereof (each a "Fund" and collectively, the "Funds"). The purpose of these Procedures and Guidelines is to set forth the process by which each Fund will vote proxies related to the equity assets in its investment portfolio (the "portfolio securities"). The Procedures and Guidelines have been approved by the Funds' Boards of Trustees/Directors(1) (each a "Board" and collectively, the "Boards"), including a majority of the independent Trustees/Directors(2) of the Board. These Procedures and Guidelines may be amended only by the Board. The Board shall review these Procedures and Guidelines at its discretion, and make any revisions thereto as deemed appropriate by the Board.

II.    VALUATION AND PROXY VOTING COMMITTEE

The Boards hereby delegate to the Valuation and Proxy Voting Committee of each Board (each a "Committee" and collectively, the "Committees") the authority and responsibility to oversee the implementation of these Procedures and Guidelines, and where applicable, to make determinations on behalf of the Board with respect to the voting of proxies on behalf of each Fund. Furthermore, the Boards hereby delegate to each Committee the authority to review and approve material changes to proxy voting procedures of any Fund's investment adviser (the "Adviser"). The Proxy Voting Procedures of the Adviser (the "Adviser Procedures") are attached hereto as EXHIBIT 2. Any determination regarding the voting of proxies of each Fund that is made by a Committee, or any member thereof, as permitted herein, shall be deemed to be a good faith determination

----------
(1) Reference in these Procedures to one or more Funds shall, as applicable, mean those Funds that are under the jurisdiction of the particular Board or Valuation and Proxy Voting Committee at issue. No provision in these Procedures is intended to impose any duty upon the particular Board or Valuation and Proxy Voting Committee with respect to any other Fund.

(2) The independent Trustees/Directors are those Board members who are not "interested persons" of the Funds within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

regarding the voting of proxies by the full Board. Each Committee may rely on the Adviser through the Agent, Proxy Coordinator and/or Proxy Group (as such terms are defined for purposes of the Adviser Procedures) to deal in the first instance with the application of these Procedures and Guidelines. Each Committee shall conduct itself in accordance with its charter.

III.   DELEGATION OF VOTING AUTHORITY

The Board hereby delegates to the Adviser to each Fund the authority and responsibility to vote all proxies with respect to all portfolio securities of the Fund in accordance with then current proxy voting procedures and guidelines that have been approved by the Board. The Board may revoke such delegation with respect to any proxy or proposal, and assume the responsibility of voting any Fund proxy or proxies as it deems appropriate. Non-material amendments to the Procedures and Guidelines may be approved for immediate implementation by the President or Chief Financial Officer of a Fund, subject to ratification at the next regularly scheduled meeting of the Valuation and Proxy Voting Committee.

When a Fund participates in the lending of its securities and the securities are on loan at record date, proxies related to such securities will not be forwarded to the Adviser by the Fund's custodian and therefore will not be voted.

Funds that are "funds-of-funds" will "echo" vote their interests in underlying mutual funds, which may include ING Funds (or portfolios or series thereof) other than those set forth on EXHIBIT 1 attached hereto. This means that, if the fund-of-funds must vote on a proposal with respect to an underlying investment company, the fund-of-funds will vote its interest in that underlying fund in the same proportion all other shareholders in the investment company voted their interests.

A fund that is a "feeder" fund in a master-feeder structure does not echo vote. Rather, it passes votes requested by the underlying master fund to its shareholders. This means that, if the feeder fund is solicited by the master fund, it will request instructions from its own shareholders, either directly or, in the case of an insurance-dedicated Fund, through an insurance product or retirement plan, as to the manner in which to vote its interest in an underlying master fund.

When a Fund is a feeder in a master-feeder structure, proxies for the portfolio securities owned by the master fund will be voted pursuant to the master fund's proxy voting policies and procedures. As such, and except as otherwise noted herein with respect to vote reporting requirements, feeder Funds shall not be subject to these Procedures and Guidelines.

IV.    APPROVAL AND REVIEW OF PROCEDURES

Each Fund's Adviser has adopted proxy voting procedures in connection with the voting of portfolio securities for the Funds as attached hereto in EXHIBIT 2. The Board hereby approves such procedures. All material changes to the Adviser Procedures must be approved by the Board or the Valuation and Proxy Voting Committee prior to implementation; however, the President or Chief Financial Officer of a Fund may make such non-material changes as they deem appropriate, subject to ratification by the Board or the Valuation and Proxy Voting Committee at its next regularly scheduled meeting.

V.     VOTING PROCEDURES AND GUIDELINES

The Guidelines that are set forth in EXHIBIT 3 hereto specify the manner in which the Funds generally will vote with respect to the proposals discussed therein.

Unless otherwise noted, the defined terms used hereafter shall have the same meaning as defined in the Adviser Procedures

       A.   Routine Matters

       The Agent shall be instructed to submit a vote in accordance with the Guidelines where such Guidelines provide a clear "For," "Against," "Withhold" or "Abstain" on a proposal. However, the Agent shall be directed to refer any proxy proposal to the Proxy Coordinator for instructions as if it were a matter requiring case-by-case consideration under circumstances where the application of the Guidelines is unclear, it appears to involve unusual or controversial issues, or an Investment Professional (as such term is defined for purposes of the Adviser Procedures) recommends a vote contrary to the Guidelines.

       B.   Matters Requiring Case-by-Case Consideration

       The Agent shall be directed to refer proxy proposals accompanied by its written analysis and voting recommendation to the Proxy Coordinator where the Guidelines have noted "case-by-case" consideration.

       Upon receipt of a referral from the Agent, the Proxy Coordinator may solicit additional research from the Agent, Investment Professional(s), as well as from any other source or service.

       The Proxy Coordinator will forward the Agent's analysis and recommendation and/or any research obtained from the Investment Professional(s), the Agent or any other source to the Proxy Group. The Proxy Group may consult with the Agent and/or Investment Professional(s), as it deems necessary.

       The Proxy Coordinator shall use best efforts to convene the Proxy Group with respect to all matters requiring its consideration. In the event quorum requirements cannot be timely met in connection with a voting deadline, it shall be the policy of the Funds to vote in accordance with the Agent's recommendation, unless the Agent's recommendation is deemed to be conflicted as provided for under the Adviser Procedures, in which case no action shall be taken on such matter (I.E., a "Non-Vote").

              1. WITHIN-GUIDELINES VOTES: Votes in Accordance with a Fund's Guidelines and/or, where applicable, Agent Recommendation

              In the event the Proxy Group, and where applicable, any Investment Professional participating in the voting process, recommend a vote within Guidelines, the Proxy Group will instruct the Agent, through the Proxy Coordinator, to vote in this manner. No Conflicts Report (as such term is defined for purposes of the Adviser Procedures) is required in connection with Within-Guidelines votes.

              2.     NON-VOTES: Votes in Which No Action is Taken

              The Proxy Group may recommend that a Fund refrain from voting under the following circumstances: (1) if the economic effect on shareholders' interests or the value of the portfolio holding is indeterminable or insignificant, E.G., proxies in connection with securities no longer held in the portfolio of an ING Fund or proxies being considered on behalf of a Fund that is no longer in existence; or (2) if the cost of voting a proxy outweighs the benefits, E.G., certain international proxies, particularly in cases in which share blocking practices may impose trading restrictions on the relevant portfolio security. In such instances, the Proxy Group may instruct the Agent, through the Proxy Coordinator, not to vote such proxy.

              Reasonable efforts shall be made to secure and vote all other proxies for the Funds, but, particularly in markets in which shareholders' rights are limited, Non-Votes may also occur in connection with a Fund's related inability to timely access ballots or other proxy information in connection with its portfolio securities.

              Non-Votes may also result in certain cases in which the Agent's recommendation has been deemed to be conflicted, as described in V.B. above and V.B.4. below.

              3. OUT-OF-GUIDELINES VOTES: Votes Contrary to Procedures and Guidelines, or Agent Recommendation, where applicable, Where No Recommendation is Provided by Agent, or Where Agent's Recommendation is Conflicted

              If the Proxy Group recommends that a Fund vote contrary to the Procedures and Guidelines, or the recommendation of the Agent, where applicable, if the Agent has made no recommendation on a matter requiring case-by-case consideration and the Procedures and Guidelines are silent, or the Agent's recommendation on a matter requiring case-by-case consideration is deemed to be conflicted as provided for under the Adviser Procedures, the Proxy Coordinator will then request that all members of the Proxy Group, including any members not in attendance at the meeting at which the relevant proxy is being considered, and each Investment Professional participating in the voting process complete a Conflicts Report (as such term is defined for purposes of the Adviser Procedures). As provided for in the Adviser Procedures, the Proxy Coordinator shall be responsible for identifying to Counsel potential conflicts of interest with respect to the Agent.

              If Counsel determines that a conflict of interest appears to exist with respect to the Agent, any member of the Proxy Group or the participating Investment Professional(s), the Proxy Coordinator will then call a meeting of the Valuation and Proxy Voting Committee(s) and forward to such Committee(s) all information relevant to their review, including the following materials or a summary thereof: the applicable Procedures and Guidelines, the recommendation of the Agent, where applicable, the recommendation of the Investment Professional(s), where applicable, any resources used by the Proxy Group in arriving at its recommendation, the Conflicts Report and any other written materials establishing whether a conflict of interest exists, and findings of Counsel (as such term is defined for purposes of the Adviser Procedures).

              If Counsel determines that there does not appear to be a conflict of interest with respect to the Agent, any member of the Proxy Group or the participating Investment Professional(s), the Proxy Coordinator will instruct the Agent to vote the proxy as recommended by the Proxy Group.

              4.     Referrals to a Fund's Valuation and Proxy Voting Committee

              A Fund's Valuation and Proxy Voting Committee may consider all recommendations, analysis, research and Conflicts Reports provided to it by the Agent, Proxy Group and/or Investment Professional(s), and any other written materials used to establish whether a conflict of interest exists, in determining how to vote the proxies referred to the Committee. The Committee will instruct the Agent through the Proxy Coordinator how to vote such referred proposals.

              The Proxy Coordinator shall use best efforts to timely refer matters to a Fund's Committee for its consideration. In the event any such matter cannot be timely referred to or considered by the Committee, it shall be the policy of the Funds to vote in accordance with the Agent's recommendation, unless the Agent's recommendation is conflicted on a matter requiring case-by-case consideration, in which case no action shall be taken on such matter (I.E., a "Non-Vote").

              The Proxy Coordinator will maintain a record of all proxy questions that have been referred to a Fund's Committee, all applicable recommendations, analysis, research and Conflicts Reports.

VI.    CONFLICTS OF INTEREST

In all cases in which a vote has not been clearly determined in advance by the Procedures and Guidelines or for which the Proxy Group recommends an Out-of-Guidelines vote, and Counsel has determined that a conflict of interest appears to exist with respect to the Agent, any member of the Proxy Group, or any Investment Professional participating in the voting process, the proposal shall be referred to the Fund's Committee for determination so that the Adviser shall have no opportunity to vote a Fund's proxy in a situation in which it or the Agent may be deemed to have a conflict of interest. In the event a member of a Fund's Committee believes he/she has a conflict of interest that would preclude him/her from making a voting determination in the best interests of the beneficial owners of the applicable Fund, such Committee member shall so advise the Proxy Coordinator and recuse himself/herself with respect to determinations regarding the relevant proxy.

VII.   REPORTING AND RECORD RETENTION

Annually in August, each Fund that is not a feeder in a master/feeder structure will post its proxy voting record or a link thereto, for the prior one-year period ending on June 30th on the ING Funds website. No proxy voting record will be posted on the ING Funds website for any Fund that is a feeder in a master/feeder structure; however, a cross-reference to that of the master fund's proxy voting record as filed in the SEC's EDGAR database will be posted on the ING Funds website. The proxy voting record for each Fund will also be available in the EDGAR database on the SEC's website.

                                    EXHIBIT 1
                                     TO THE
                                    ING FUNDS
                             PROXY VOTING PROCEDURES

                                ING EQUITY TRUST
                                 ING FUNDS TRUST
             ING GLOBAL EQUITY DIVIDEND AND PREMIUM OPPORTUNITY FUND
                           ING INVESTMENT FUNDS, INC.
                               ING INVESTORS TRUST
                               ING MAYFLOWER TRUST
                                ING MUTUAL FUNDS
                               ING PARTNERS, INC.
                              ING PRIME RATE TRUST
                             ING SENIOR INCOME FUND
                          ING VARIABLE INSURANCE TRUST
                           ING VARIABLE PRODUCTS TRUST
                       ING VP EMERGING MARKETS FUND, INC.
                         ING VP NATURAL RESOURCES TRUST
                               USLICO SERIES FUND

                                    EXHIBIT 2
                                     TO THE
                                    ING FUNDS
                             PROXY VOTING PROCEDURES

                              ING INVESTMENTS, LLC,
                             DIRECTED SERVICES, INC.
                                       AND
                     ING LIFE INSURANCE AND ANNUITY COMPANY

                             PROXY VOTING PROCEDURES

I.     INTRODUCTION

ING Investments, LLC, Directed Services, Inc. and ING Life Insurance and Annuity Company (each an "Adviser" and collectively, the "Advisers") are the investment advisers for the registered investment companies and each series or portfolio thereof (each a "Fund" and collectively, the "Funds") comprising the ING family of funds. As such, the Advisers have been delegated the authority to vote proxies with respect to securities for the Funds over which they have day-to-day portfolio management responsibility.

The Advisers will abide by the proxy voting guidelines adopted by a Fund's respective Board of Directors or Trustees (each a "Board" and collectively, the "Boards") with regard to the voting of proxies unless otherwise provided in the proxy voting procedures adopted by a Fund's Board.

In voting proxies, the Advisers are guided by general fiduciary principles. Each must act prudently, solely in the interest of the beneficial owners of the Funds it manages. The Advisers will not subordinate the interest of beneficial owners to unrelated objectives. Each Adviser will vote proxies in the manner that it believes will do the most to maximize shareholder value.

The following are the Proxy Voting Procedures of ING Investments, LLC, Directed Services, Inc. and ING Life Insurance and Annuity Company (the "Adviser Procedures") with respect to the voting of proxies on behalf of their client Funds as approved by the respective Board of each Fund.

Unless otherwise noted, proxies will be voted in all instances.

II.    ROLES AND RESPONSIBILITIES

       A.   Proxy Coordinator

       The Proxy Coordinator identified in Appendix 1 will assist in the coordination of the voting of each Fund's proxies in accordance with the ING Funds Proxy Voting Procedures and Guidelines (the "Procedures" or "Guidelines" and collectively the "Procedures and Guidelines"). The Proxy Coordinator is authorized to direct the Agent to vote a Fund's proxy in accordance with the Procedures and Guidelines unless the Proxy Coordinator receives a recommendation from an Investment Professional (as described below) to vote contrary to the Procedures and Guidelines. In such event, and in connection with proxy proposals requiring case-by-case consideration, the Proxy Coordinator will call a meeting of the Proxy Group (as described below).

       Responsibilities assigned herein to the Proxy Coordinator, or activities in support thereof, may be performed by such members of the Proxy Group or employees of the Advisers' affiliates as are deemed appropriate by the Proxy Group.

       Unless specified otherwise, information provided to the Proxy Coordinator in connection with duties of the parties described herein shall be deemed delivered to the Advisers.

       B.   Agent

       An independent proxy voting service (the "Agent"), as approved by the Board of each Fund, shall be engaged to assist in the voting of Fund proxies for publicly traded securities through the provision of vote analysis, implementation, recordkeeping and disclosure services. The Agent is Institutional Shareholder Services, Inc. The Agent is responsible for coordinating with the Funds' custodians to ensure that all proxy materials received by the custodians relating to the portfolio securities are processed in a timely fashion. To the extent applicable, the Agent is required to vote and/or refer all proxies in accordance with these Adviser Procedures. The Agent will retain a record of all proxy votes handled by the Agent. Such record must reflect all the information required to be disclosed in a Fund's Form N-PX pursuant to Rule 30b1-4 under the Investment Company Act. In addition, the Agent is responsible for maintaining copies of all proxy statements received by issuers and to promptly provide such materials to the Adviser upon request.

       The Agent shall be instructed to vote all proxies in accordance with a Fund's Guidelines, except as otherwise instructed through the Proxy Coordinator by the Adviser's Proxy Group or a Fund's Valuation and Proxy Voting Committee ("Committee").

       The Agent shall be instructed to obtain all proxies from the Funds' custodians and to review each proxy proposal against the Guidelines. The Agent also shall be requested to call the Proxy Coordinator's attention to specific proxy proposals that although governed by the Guidelines appear to involve unusual or controversial issues.

       Subject to the oversight of the Advisers, the Agent shall establish and maintain adequate internal controls and policies in connection with the provision of proxy voting services voting to the Advisers, including methods to reasonably ensure that its analysis and recommendations are not influenced by conflict of interest, and shall disclose such controls and policies to the Advisers when and as provided for herein. Unless otherwise specified, references herein to recommendations of the Agent shall refer to those in which no conflict of interest has been identified.

       C.   Proxy Group

       The Adviser shall establish a Proxy Group (the "Group" or "Proxy Group") which shall assist in the review of the Agent's recommendations when a proxy voting issue is referred to the Group through the Proxy Coordinator. The members of the Proxy Group, which may include employees of the Advisers' affiliates, are identified in Appendix 1, as may be amended from time at the Advisers' discretion.

       A minimum of four (4) members of the Proxy Group (or three (3) if one member of the quorum is either the Fund's Chief Investment Risk Officer or Chief Financial Officer) shall constitute a quorum for purposes of taking action at any meeting of the Group. The vote of a simple majority of the members present and voting shall determine any matter submitted to a vote. The Proxy Group may meet in person or by telephone. The Proxy Group also may take action via electronic mail in lieu of a meeting, provided that each Group member has received a copy of any relevant electronic mail transmissions circulated by each other participating Group member prior to voting and provided that the Proxy Coordinator follows the directions of a majority of a quorum (as defined above) responding via electronic mail. For all votes taken in person or by telephone or teleconference, the vote shall be taken outside the presence of any person other than the members of the Proxy Group and such other persons whose attendance may be deemed appropriate by the Proxy Group from time to time in furtherance of its duties or the day-to-day administration of the Funds.

       A meeting of the Proxy Group will be held whenever (1) the Proxy Coordinator receives a recommendation from an Investment Professional to vote a Fund's proxy contrary to the Procedures and Guidelines, or the recommendation of the Agent, where applicable, (2) the Agent has made no recommendation with respect to a vote on a proposal, or (3) a matter requires case-by-case consideration, including those in which the Agent's recommendation is deemed to be conflicted as provided for under these Adviser Procedures.

       For each proposal referred to the Proxy Group, it will review (1) the relevant Procedures and Guidelines, (2) the recommendation of the Agent, if any, (3) the recommendation of the Investment Professional(s), if any, and (4) any other resources that any member of the Proxy Group deems appropriate to aid in a determination of a recommendation.

       If the Proxy Group recommends that a Fund vote in accordance with the Procedures and Guidelines, or the recommendation of the Agent, where applicable, it shall instruct the Proxy Coordinator to so advise the Agent.

       If the Proxy Group recommends that a Fund vote contrary to the Procedures and Guidelines, or the recommendation of the Agent, where applicable, or if the Agent's recommendation on a matter requiring case-by-case consideration is deemed to be conflicted, it shall follow the procedures for such voting as established by a Fund's Board.

       The Proxy Coordinator shall use best efforts to convene the Proxy Group with respect to all matters requiring its consideration. In the event quorum requirements cannot be timely met in connection with to a voting deadline, the Proxy Coordinator shall follow the procedures for such voting as established by a Fund's Board.

       D.   Investment Professionals

       The Funds' Advisers, sub-advisers and/or portfolio managers (each referred to herein as an "Investment Professional" and collectively, "Investment Professionals") may be asked to submit a recommendation to the Proxy Group regarding the voting of proxies related to the portfolio securities over which they have day-to-day portfolio management responsibility. The Investment Professionals may accompany their recommendation with any other research materials that they deem appropriate.

III.   VOTING PROCEDURES

       A. In all cases, the Adviser shall follow the voting procedures as set forth in the Procedures and Guidelines of the Fund on whose behalf the Adviser is exercising delegated authority to vote.

       B.   Routine Matters

       The Agent shall be instructed to submit a vote in accordance with the Guidelines where such Guidelines provide a clear "For", "Against," "Withhold" or "Abstain" on a proposal. However, the Agent shall be directed to refer any proxy proposal to the Proxy Coordinator for instructions as if it were a matter requiring case-by-case consideration under circumstances where the application of the Guidelines is unclear, it appears to involve unusual or controversial issues, or an Investment Professional recommends a vote contrary to the Guidelines.

       C.   Matters Requiring Case-by-Case Consideration

       The Agent shall be directed to refer proxy proposals accompanied by its written analysis and voting recommendation to the Proxy Coordinator where the Guidelines have noted "case-by-case" consideration.

       Upon receipt of a referral from the Agent, the Proxy Coordinator may solicit additional research from the Agent, Investment Professional(s), as well as from any other source or service.

       The Proxy Coordinator will forward the Agent's analysis and recommendation and/or any research obtained from the Investment Professional(s), the Agent or any other source to the Proxy Group. The Proxy Group may consult with the Agent and/or Investment Professional(s), as it deems necessary.

              1. WITHIN-GUIDELINES VOTES: Votes in Accordance with a Fund's Guidelines and/or, where applicable, Agent Recommendation

              In the event the Proxy Group, and where applicable, any Investment Professional participating in the voting process, recommend a vote within Guidelines, the Proxy Group will instruct the Agent, through the Proxy Coordinator, to vote in this manner. No Conflicts Report (as such term is defined herein) is required in connection with Within-Guidelines votes.

              2.     NON-VOTES: Votes in Which No Action is Taken

              The Proxy Group may recommend that a Fund refrain from voting under the following circumstances: (1) if the economic effect on shareholders' interests or the value of the portfolio holding is indeterminable or insignificant, E.G., proxies in connection with securities no longer held in the portfolio of an ING Fund or proxies being considered on behalf of a Fund that is no longer in existence; or (2) if the cost of voting a proxy outweighs the benefits, E.G., certain international proxies, particularly in cases in which share blocking practices may impose trading restrictions on the relevant portfolio security. In such instances, the Proxy Group may instruct the Agent, through the Proxy Coordinator, not to vote such proxy.

              Reasonable efforts shall be made to secure and vote all other proxies for the Funds, but, particularly in markets in which shareholders' rights are limited, Non-Votes may also occur in connection with a Fund's related inability to timely access ballots or other proxy information in connection with its portfolio securities.

              Non-Votes may also result in certain cases in which the Agent's recommendation has been deemed to be conflicted, as provided for in the Funds' Procedures.

              3. OUT-OF-GUIDELINES VOTES: Votes Contrary to Procedures and Guidelines, or Agent Recommendation, where applicable, Where No Recommendation is Provided by Agent, or Where Agent's Recommendation is Conflicted

              If the Proxy Group recommends that a Fund vote contrary to the Procedures and Guidelines, or the recommendation of the Agent, where applicable, if the Agent has made no recommendation on a matter requiring case-by-case consideration and the Procedures and Guidelines are silent, or the Agent's recommendation on a matter requiring case-by-case consideration is deemed to be conflicted as provided for under these Adviser Procedures, the Proxy Coordinator will then implement the procedures for handling such votes as adopted by the Fund's Board.

              4. The Proxy Coordinator will maintain a record of all proxy questions that have been referred to a Fund's Valuation and Proxy Voting Committee, all applicable recommendations, analysis, research and Conflicts Reports.

IV.    ASSESSMENT OF THE AGENT AND CONFLICTS OF INTEREST

In furtherance of the Advisers' fiduciary duty to the Funds and their beneficial owners, the Advisers shall establish the following:

       A.     Assessment of the Agent

              The Advisers shall establish that the Agent (1) is independent from the Advisers, (2) has resources that indicate it can competently provide analysis of proxy issues and (3) can make recommendations in an impartial manner and in the best interests of the Funds and their beneficial owners. The Advisers shall utilize, and the Agent shall comply with, such methods for establishing the foregoing as the Advisers may deem reasonably appropriate and shall do not less than annually as well as prior to engaging the services of any new proxy service. The Agent shall also notify the Advisers in writing within fifteen (15) calendar days of any material change to information previously provided to an Adviser in connection with establishing the Agent's independence, competence or impartiality.

              Information provided in connection with assessment of the Agent shall be forwarded to a member of the mutual funds practice group of ING US Legal Services ("Counsel") for review. Counsel shall review such information and advise the Proxy Coordinator as to whether a material concern exists and if so, determine the most appropriate course of action to eliminate such concern.

       B.     Conflicts of Interest

              The Advisers shall establish and maintain procedures to identify and address conflicts that may arise from time to time concerning the Agent. Upon the Advisers' request, which shall be not less than annually, and within fifteen (15) calendar days of any material change to such information previously provided to an Adviser, the Agent shall provide the Advisers with such information as the Advisers deem reasonable and appropriate for use in determining material relationships of the Agent that may pose a conflict of interest with respect to the Agent's proxy analysis or recommendations. The Proxy Coordinator shall forward all such information to Counsel for review. Counsel shall review such information and provide the Proxy Coordinator with a brief statement regarding whether or not a material conflict of interest is present. Matters as to which a material conflict of interest is deemed to be present shall be handled as provided in the Fund's Procedures and Guidelines.

              In connection with their participation in the voting process for portfolio securities, each member of the Proxy Group, and each Investment Professional participating in the voting process, must act solely in the best interests of the beneficial owners of the applicable Fund. The members of the Proxy Group may not subordinate the interests of the Fund's beneficial owners to unrelated objectives, including taking steps to reasonably insulate the voting process from any conflict of interest that may exist in connection with the Agent's services or utilization thereof.

              For all matters for which the Proxy Group recommends an Out-of-Guidelines vote, the Proxy Coordinator will implement the procedures for handling such votes as adopted by the Fund's Board, including completion of such Conflicts Reports as may be required under the Fund's Procedures. Completed Conflicts Reports shall be provided to the Proxy Coordinator within two (2) business days. Such Conflicts Report should describe any known conflicts of either a business or personal nature, and set forth any contacts with respect to the referral item with non-investment personnel in its organization or with outside parties (except for routine communications from proxy solicitors). The Conflicts Report should also include written confirmation that any recommendation from an Investment Professional provided in connection with an Out-of-Guidelines vote or under circumstances where a conflict of interest exists was made solely on the investment merits and without regard to any other consideration.

              The Proxy Coordinator shall forward all Conflicts Reports to Counsel for review. Counsel shall review each report and provide the Proxy Coordinator with a brief statement regarding whether or not a material conflict of interest is present. Matters as to which a material conflict of interest is deemed to be present shall be handled as provided in the Fund's Procedures and Guidelines.

V.     REPORTING AND RECORD RETENTION

The Adviser shall maintain the records required by Rule 204-2(c)(2), as may be amended from time to time, including the following: (1) A copy of each proxy statement received regarding a Fund's portfolio securities. Such proxy statements received from issuers are available either in the SEC's EDGAR database or are kept by the Agent and are available upon request. (2) A record of each vote cast on behalf of a Fund. (3) A copy of any document created by the Adviser that was material to making a decision how to vote a proxy, or that memorializes the basis for that decision. (4) A copy of written requests for Fund proxy voting information and any written response thereto or to any oral request for information on how the Adviser voted proxies on behalf of a Fund. All proxy voting materials and supporting documentation will be retained for a minimum of six (6) years.

                                   APPENDIX 1
                                     TO THE
                        ADVISERS' PROXY VOTING PROCEDURES

PROXY GROUP FOR REGISTERED INVESTMENT COMPANY CLIENTS OF ING INVESTMENTS, LLC, DIRECTED SERVICES, INC. AND ING LIFE INSURANCE AND ANNUITY COMPANY:

        NAME                                          TITLE OR AFFILIATION
Stanley D. Vyner                  Chief Investment Risk Officer and Executive Vice President of
                                  ING Investments, LLC

Karla J. Bos                      Proxy Coordinator for the ING Funds and Manager - Special
                                  Projects, ING Funds Services, LLC

Maria Anderson                    Vice President of Fund Compliance, ING Funds Services, LLC

Michael J. Roland                 Executive Vice President and Chief Financial Officer of ING
                                  Investments, LLC; Vice President, ING Life Insurance and Annuity
                                  Company; and Assistant Secretary, Directed Services, Inc.

Todd Modic                        Vice President of Financial Reporting - Fund Accounting of
                                  ING Funds Services, LLC

Theresa K. Kelety, Esq.           Counsel, ING Americas US Legal Services

Effective as of April 21, 2004

                                    EXHIBIT 3
                                     TO THE
                        ING FUNDS PROXY VOTING PROCEDURES


                    PROXY VOTING GUIDELINES OF THE ING FUNDS


I.     INTRODUCTION

The following is a statement of the Proxy Voting Guidelines ("Guidelines") that have been adopted by the respective Boards of Directors or Trustees of each Fund. Unless otherwise provided for herein, any defined term used herein shall have the meaning assigned to it in the Funds' and Advisers' Proxy Voting Procedures (the "Procedures").

Proxies must be voted in the best interest of the Fund(s). The Guidelines summarize the Funds' positions on various issues of concern to investors, and give a general indication of how Fund portfolio securities will be voted on proposals dealing with particular issues. The Guidelines are not exhaustive and do not include all potential voting issues.

The Advisers, in exercising their delegated authority, will abide by the Guidelines as outlined below with regard to the voting of proxies except as otherwise provided in the Procedures. In voting proxies, the Advisers are guided by general fiduciary principles. Each must act prudently, solely in the interest of the beneficial owners of the Funds it manages. The Advisers will not subordinate the interest of beneficial owners to unrelated objectives. Each Adviser will vote proxies in the manner that it believes will do the most to maximize shareholder value.

II.    GUIDELINES

The following Guidelines are grouped according to the types of proposals generally presented to shareholders of U.S. issuers: Board of Directors, Proxy Contests, Auditors, Proxy Contest Defenses, Tender Offer Defenses, Miscellaneous, Capital Structure, Executive and Director Compensation, State of Incorporation, Mergers and Corporate Restructurings, Mutual Fund Proxies and Social and Environmental Issues. An additional section addresses proposals most frequently found in global proxies.

GENERAL POLICIES

It shall generally be the policy of the Funds to take no action on a proxy for which no Fund holds a position or otherwise maintains an economic interest in the relevant security at the time the vote is to be cast.

In all cases receiving CASE-BY-CASE consideration, including cases not specifically provided for under these Guidelines, unless otherwise provided for under these Guidelines, it shall generally be the policy of the Funds to vote in accordance with the recommendation provided by the Funds' Agent, Institutional Shareholder Services, Inc.

Unless otherwise provided for herein, it shall generally be the policy of the Funds to vote in accordance with the Agent's recommendation in cases in which such recommendation aligns with the recommendation of the relevant issuer's management. However, this policy shall not apply to CASE-BY-CASE proposals for which a contrary recommendation from the Investment Professional for the relevant Fund has been received and is to be utilized, provided that incorporation of any such recommendation shall be subject to the conflict of interest review process required under the Procedures.

Recommendations from the Investment Professionals, while not required under the Procedures, are likely to be considered with respect to proxies for private equity securities and/or proposals related to merger transactions/corporate restructurings, proxy contests related to takeover bids/contested business combinations, or unusual or controversial issues. Such input shall be given primary consideration with respect to CASE-BY-CASE proposals being considered on behalf of the relevant Fund.

The foregoing policies may be overridden in any case as provided for in the Procedures. Similarly, the Procedures provide that proposals whose Guidelines prescribe a firm voting position may instead be considered on a CASE-BY-CASE basis in cases in which unusual or controversial circumstances so dictate.

Interpretation and application of these Guidelines is not intended to supersede any law, regulation, binding agreement or other legal requirement to which an issuer may be or become subject.

1.     THE BOARD OF DIRECTORS

VOTING ON DIRECTOR NOMINEES IN UNCONTESTED ELECTIONS

Unless otherwise provided for herein, the Agent's standards with respect to determining director independence shall apply. These standards generally provide that, to be considered completely independent, a director shall have no material connection to the company other than the board seat.

Agreement with the Agent's independence standards shall not dictate that a Fund's vote shall be cast according to the Agent's corresponding recommendation. Votes on director nominees not subject to specific policies described herein should be made on a CASE-BY-CASE basis.

In any cases in which application of the policies described herein would result in withholding votes from the majority of independent outside directors sitting on a board, or removal of such directors would negatively impact majority board independence, consider such nominees on a CASE-BY-CASE basis.

WITHHOLD votes from a nominee who, during both of the most recent two years, attended less than 75% of the board and committee meetings without a valid reason for the absences. DO NOT WITHHOLD votes in connection with attendance issues for nominees who have served on the board for less than the two most recent years.

WITHHOLD votes from a nominee who has failed to remove restrictive (dead-hand, slow-hand, no-hand) features from a poison pill only in cases for which culpability for implementation or renewal of the pill in such form can be specifically attributed to the nominee.

Provided that a nominee served on the board during the relevant time period, WITHHOLD votes from a nominee who has failed to implement a shareholder proposal that was approved by (1) a majority of the issuer's shares outstanding (most recent annual meeting) or (2) a majority of the votes cast for two consecutive years. However, in the case of shareholder proposals seeking shareholder ratification of a poison pill, generally DO NOT WITHHOLD votes from a nominee in such cases if the company has already implemented a policy that should reasonably prevent abusive use of the pill.

WITHHOLD votes from inside directors or affiliated outside directors who sit on the audit committee.

DO NOT WITHHOLD votes from inside directors or affiliated outside directors who sit on the nominating or compensation committee, provided that such committee meets the applicable independence requirements of the relevant listing exchange. However, consider such nominees on a CASE-BY-CASE basis if the committee is majority insider-controlled.

DO NOT WITHHOLD votes from inside directors or affiliated outside directors if the full board serves as the compensation or nominating committee OR has not created one or both committees, provided that the issuer is in compliance with all provisions of the listing exchange in connection with performance of relevant functions (E.G., performance of relevant functions by a majority of independent directors in lieu of the formation of a separate committee).

In cases in which the Agent has identified a "pay for performance disconnect" or other form of excessive executive compensation practices, consider on a CASE-BY-CASE basis nominees who sit on the compensation committee, provided that such nominees served on the board during the relevant time period, but DO NOT WITHHOLD votes for this reason from the pay package recipient if also sitting for election but not a compensation committee member.

Generally, vote FOR independent outside director nominees serving on the audit committee, but if total non-audit fees exceed the total of audit fees, audit-related fees and tax compliance and preparation fees, do vote AGAINST auditor ratification if concerns exist that remuneration for the non-audit work is so lucrative as to taint the auditor's independence.

Consider inside director or affiliated outside director nominees in cases in which the full board is not majority independent on a CASE-BY-CASE basis, excluding any non-voting director (E.G., director emeritus or advisory director) in calculations with respect to majority board independence.

Consider nominees who sit on more than six public company boards on a CASE-BY-CASE basis.

PROPOSALS REGARDING BOARD COMPOSITION OR BOARD SERVICE

Generally, vote AGAINST shareholder proposals to impose new board structures or policies, including those requiring that the positions of chairman and CEO be held separately, except consider such proposals on a CASE-BY-CASE basis if the board is not majority independent or pervasive corporate governance concerns have been identified.

Generally, vote AGAINST shareholder proposals asking that more than a simple majority of directors be independent.

Generally, vote AGAINST shareholder proposals asking that board compensation and/or nominating committees be composed exclusively of independent directors.

Generally, vote AGAINST shareholder proposals to limit the number of public company boards on which a director may serve.

Generally, vote AGAINST shareholder proposals that seek to redefine director independence or directors' specific roles (E.G., responsibilities of the lead director).

Generally, vote AGAINST shareholder proposals requesting creation of additional board committees or offices, except as otherwise provided for herein.

Generally, vote FOR shareholder proposals that seek creation of an audit, compensation or nominating committee of the board, unless the committee in question is already in existence or the issuer has availed itself of an applicable exemption of the listing exchange (E.G., performance of relevant functions by a majority of independent directors in lieu of the formation of a separate committee).

Generally, vote AGAINST shareholder proposals to limit the tenure of outside directors.

Generally, vote AGAINST shareholder proposals to impose a mandatory retirement age for outside directors, but generally DO NOT VOTE AGAINST management proposals seeking to establish a retirement age for directors.

STOCK OWNERSHIP REQUIREMENTS

Generally, vote AGAINST shareholder proposals requiring directors to own a minimum amount of company stock in order to qualify as a director or to remain on the board.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY PROTECTION

Proposals on director and officer indemnification and liability protection should be evaluated on a CASE-BY-CASE basis, using Delaware law as the standard. Vote AGAINST proposals to limit or eliminate entirely directors' and officers' liability for monetary damages for violating the duty of care. Vote AGAINST indemnification proposals that would expand coverage beyond just legal expenses to acts, such as negligence, that are more serious violations of fiduciary obligation than mere carelessness. Vote FOR only those proposals providing such expanded coverage in cases when a director's or officer's legal defense was unsuccessful if:

    (1) The director was found to have acted in good faith and in a manner that he reasonably believed was in the best interests of the company, and

    (2)   Only if the director's legal expenses would be covered.

2.     PROXY CONTESTS

These proposals should generally be analyzed on a CASE-BY-CASE basis. Input from the Investment Professional(s) for a given Fund shall be given primary consideration with respect to proposals in connection with proxy contests related to takeover bids or other contested business combinations being considered on behalf of that Fund.

VOTING FOR DIRECTOR NOMINEES IN CONTESTED ELECTIONS

Votes in a contested election of directors must be evaluated on a CASE-BY-CASE basis.

REIMBURSE PROXY SOLICITATION EXPENSES

Voting to reimburse proxy solicitation expenses should be analyzed on a CASE-BY-CASE basis.

3.     AUDITORS

RATIFYING AUDITORS

Generally, except in cases of high non-audit fees, vote FOR management proposals to ratify auditors. If total non-audit fees exceed the total of audit fees, audit-related fees and tax compliance and preparation fees, consider on a CASE-BY-CASE basis, voting AGAINST management proposals to ratify auditors in cases in which concerns exist that remuneration for the non-audit work is so lucrative as to taint the auditor's independence. If such concerns exist or an issuer has a history of questionable accounting practices, also vote FOR shareholder proposals asking the issuer to present its auditor annually for ratification, but in other cases generally vote AGAINST.

AUDITOR INDEPENDENCE

Generally, vote AGAINST shareholder proposals asking companies to prohibit their auditors from engaging in non-audit services (or capping the level of non-audit services).

AUDIT FIRM ROTATION:

Generally, vote AGAINST shareholder proposals asking for mandatory audit firm rotation.

4.     PROXY CONTEST DEFENSES

BOARD STRUCTURE: STAGGERED VS. ANNUAL ELECTIONS

Generally, vote AGAINST proposals to classify the board.

Generally, vote FOR proposals to repeal classified boards and to elect all directors annually.

SHAREHOLDER ABILITY TO REMOVE DIRECTORS

Generally, vote AGAINST proposals that provide that directors may be removed only for cause.

Generally, vote FOR proposals to restore shareholder ability to remove directors with or without cause.

Generally, vote AGAINST proposals that provide that only continuing directors may elect replacements to fill board vacancies.

Generally, vote FOR proposals that permit shareholders to elect directors to fill board vacancies.

CUMULATIVE VOTING

Unless the company maintains a classified board of directors, generally, vote FOR management proposals to eliminate cumulative voting.

In cases in which the company maintains a classified board of directors, generally vote FOR shareholder proposals to restore or permit cumulative voting.

SHAREHOLDER ABILITY TO CALL SPECIAL MEETINGS

Generally, vote AGAINST proposals to restrict or prohibit shareholder ability to call special meetings.

Generally, vote FOR proposals that remove restrictions on the right of shareholders to act independently of management.

SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT

Generally, vote AGAINST proposals to restrict or prohibit shareholder ability to take action by written consent.

Generally, vote FOR proposals to allow or make easier shareholder action by written consent.

SHAREHOLDER ABILITY TO ALTER THE SIZE OF THE BOARD

Review on a CASE-BY-CASE basis proposals that seek to fix the size of the board.

Review on a CASE-BY-CASE basis proposals that give management the ability to alter the size of the board without shareholder approval.

5.     TENDER OFFER DEFENSES

POISON PILLS

Generally, vote FOR shareholder proposals that ask a company to submit its poison pill for shareholder ratification, unless a policy has already been implemented by the company that should reasonably prevent abusive use of the pill.

Review on a CASE-BY-CASE basis shareholder proposals to redeem a company's poison pill.

Review on a CASE-BY-CASE basis management proposals to ratify a poison pill.

FAIR PRICE PROVISIONS

Vote proposals to adopt fair price provisions on a CASE-BY-CASE basis.

Generally, vote AGAINST fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.

GREENMAIL

Generally, vote FOR proposals to adopt antigreenmail charter of bylaw amendments or otherwise restrict a company's ability to make greenmail payments.

Review on a CASE-BY-CASE basis antigreenmail proposals when they are bundled with other charter or bylaw amendments.

PALE GREENMAIL

Review on a CASE-BY-CASE basis restructuring plans that involve the payment of pale greenmail.

UNEQUAL VOTING RIGHTS

Generally, vote AGAINST dual-class exchange offers.

Generally, vote AGAINST dual-class recapitalizations.

SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO AMEND THE CHARTER OR BYLAWS

Generally, vote AGAINST management proposals to require a supermajority shareholder vote to approve charter and bylaw amendments.

Generally, vote FOR shareholder proposals to lower supermajority shareholder vote requirements for charter and bylaw amendments.

SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO APPROVE MERGERS

Generally, vote AGAINST management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations.

Generally, vote FOR shareholder proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.

WHITE SQUIRE PLACEMENTS

Generally, vote FOR shareholder proposals to require approval of blank check preferred stock issues for other than general corporate purposes.

6.     MISCELLANEOUS

CONFIDENTIAL VOTING

Generally, vote FOR shareholder proposals that request companies to adopt confidential voting, use independent tabulators, and use independent inspectors of election as long as the proposals include clauses for proxy contests as follows:

    - In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy.

    -  If the dissidents agree, the policy remains in place.

    -  If the dissidents do not agree, the confidential voting policy is waived.

Generally, vote FOR management proposals to adopt confidential voting.

OPEN ACCESS

Consider on a CASE-BY-CASE basis shareholder proposals seeking open access to management's proxy material in order to nominate their own candidates to the board.

BUNDLED PROPOSALS

Review on a CASE-BY-CASE basis bundled or "conditioned" proxy proposals.

SHAREHOLDER ADVISORY COMMITTEES

Review on a CASE-BY-CASE basis proposals to establish a shareholder advisory committee.

OTHER BUSINESS

In connection with proxies of U.S. issuers, generally vote FOR management proposals for Other Business.

QUORUM REQUIREMENTS

Review on a CASE-BY-CASE basis proposals to lower quorum requirements for shareholder meetings below a majority of the shares outstanding.

7.     CAPITAL STRUCTURE

Analyze on a CASE-BY-CASE basis.

COMMON STOCK AUTHORIZATION

Review proposals to increase the number of shares of common stock authorized for issue on a CASE-BY-CASE basis Except where otherwise indicated, the Agent's proprietary approach, utilizing quantitative criteria (E.G., dilution, peer group comparison, company performance and history) to determine appropriate thresholds, will generally be utilized in evaluating such proposals.

   - Generally vote FOR proposals to authorize capital increases within the Agent's allowable thresholds, but consider on a CASE-BY-CASE basis those requests exceeding the Agent's threshold for proposals in connection with which a contrary recommendation from the Investment Professional(s) has been received and is to be utilized.

   - Generally vote FOR proposals to authorize capital increases within the Agent's allowable thresholds, unless the company states that the stock may be used as a takeover defense. In those cases, consider on a CASE-BY-CASE basis if a contrary recommendation from the Investment Professional(s) has been received and is to be utilized.

   - Generally vote FOR proposals to authorize capital increases exceeding the Agent's thresholds when a company's shares are in danger of being delisted or if a company's ability to continue to operate as a going concern is uncertain.

Generally, vote AGAINST proposals to increase the number of authorized shares of the class of stock that has superior voting rights in companies that have dual-class capitalization structures.

Generally, vote FOR shareholder proposals to eliminate dual class capital structures with unequal voting rights in cases in which the relevant Fund owns the class with inferior voting rights, but generally vote AGAINST such proposals in cases in which the relevant Fund owns the class with superior voting rights.

STOCK DISTRIBUTIONS: SPLITS AND DIVIDENDS

Generally, vote FOR management proposals to increase common share authorization for a stock split, provided that the increase in authorized shares falls within the Agent's allowable thresholds, but consider on a CASE-BY-CASE basis those proposals exceeding the Agent's threshold for proposals in connection with which a contrary recommendation from the Investment Professional(s) has been received and is to be utilized.

REVERSE STOCK SPLITS

Consider on a CASE-BY-CASE basis management proposals to implement a reverse stock split.

PREFERRED STOCK

Generally, vote AGAINST proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights ("blank check" preferred stock).

Generally, vote FOR proposals to create blank check preferred stock in cases when the company expressly states that the stock will not be used as a takeover defense.

Generally vote AGAINST in cases where the company expressly states that the stock may be used as a takeover defense. Generally, vote FOR proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable.

Vote CASE-BY-CASE on proposals to increase the number of blank check preferred shares after analyzing the number of preferred shares available for issue given a company's industry and performance in terms of shareholder returns.

SHAREHOLDER PROPOSALS REGARDING BLANK CHECK PREFERRED STOCK

Generally, vote FOR shareholder proposals to have blank check preferred stock placements, other than those shares issued for the purpose of raising capital or making acquisitions in the normal course of business, submitted for shareholder ratification.

ADJUSTMENTS TO PAR VALUE OF COMMON STOCK

Generally, vote FOR management proposals to reduce the par value of common stock.

PREEMPTIVE RIGHTS

Review on a CASE-BY-CASE basis shareholder proposals that seek preemptive rights or management proposals that seek to eliminate them. In evaluating proposals on preemptive rights, consider the size of a company and the characteristics of its shareholder base.

DEBT RESTRUCTURINGS

Review on a CASE-BY-CASE basis proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan.

SHARE REPURCHASE PROGRAMS

Generally, vote FOR management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms. Generally, vote FOR management proposals to cancel repurchased shares.

TRACKING STOCK

Votes on the creation of tracking stock are determined on a CASE-BY-CASE basis.

8.     EXECUTIVE AND DIRECTOR COMPENSATION

Unless otherwise provided for herein, votes with respect to compensation and employee benefit plans should be determined on a CASE-BY-CASE basis, with voting decisions generally based on the Agent's quantitative approach to evaluating such plans, which includes determination of costs and comparison to an allowable cap. Generally vote in accordance with the Agent's recommendations FOR equity-based plans with costs within such cap and AGAINST those with costs in excess of it, but consider plans CASE-BY-CASE if the Agent raises other considerations with respect to the plan.

MANAGEMENT PROPOSALS SEEKING APPROVAL TO REPRICE OPTIONS

Review on a CASE-BY-CASE basis management proposals seeking approval to reprice/replace options, considering rationale, historic trading patterns, value-for-value exchange, participation limits, vesting periods and replacement option terms.

Vote AGAINST compensation plans that permit repricing of stock options without shareholder approval.

DIRECTOR COMPENSATION

Votes on stock-based plans for directors are made on a CASE-BY-CASE basis, with voting decisions generally based on the Agent's approach as described above.

EMPLOYEE STOCK PURCHASE PLANS

Votes on employee stock purchase plans should be made on a CASE-BY-CASE basis.

OBRA-RELATED COMPENSATION PROPOSALS:

       AMENDMENTS THAT PLACE A CAP ON ANNUAL GRANTS OR AMEND ADMINISTRATIVE FEATURES

       Generally, vote FOR plans that simply amend shareholder-approved plans to include administrative features or place a cap on the annual grants any one participant may receive to comply with the provisions of Section 162(m) of OBRA.

       AMENDMENTS TO ADD PERFORMANCE-BASED GOALS

       Generally, vote FOR amendments to add performance goals to existing compensation plans to comply with the provisions of Section 162(m) of OBRA.

       AMENDMENTS TO INCREASE SHARES AND RETAIN TAX DEDUCTIONS UNDER OBRA

       Votes on amendments to existing plans to increase shares reserved and to qualify the plan for favorable tax treatment under the provisions of
       Section 162(m) should be evaluated on a CASE-BY-CASE basis.

       APPROVAL OF CASH OR CASH-AND-STOCK BONUS PLANS

       Generally, vote FOR cash or cash-and-stock bonus plans to exempt the compensation from taxes under the provisions of Section 162(m) of OBRA.

SHAREHOLDER PROPOSALS REGARDING EXECUTIVE AND DIRECTOR PAY

Generally, vote AGAINST shareholder proposals that seek disclosure of the remuneration of individuals other than senior executives and directors. Unless evidence exists of abuse in historical compensation practices, and except as otherwise provided for herein, generally vote AGAINST shareholder proposals that seek to impose new compensation structures or policies.

GOLDEN AND TIN PARACHUTES

Generally, vote FOR shareholder proposals to have golden and tin parachutes submitted for shareholder ratification, provided that such "parachutes" specify change-in-control events and that the proposal does not include unduly restrictive or arbitrary provisions such as advance approval requirements.

Generally vote AGAINST shareholder proposals to submit executive severance agreements that do not specify change-in-control events, Supplemental Executive

Retirement Plans or deferred executive compensation plans for shareholder ratification, unless such ratification is required by the listing exchange.

Review on a CASE-BY-CASE basis all proposals to ratify or cancel golden or tin parachutes.

EMPLOYEE STOCK OWNERSHIP PLANS (ESOPs)

Generally, vote FOR proposals that request shareholder approval in order to implement an ESOP or to increase authorized shares for existing ESOPs, except in cases when the number of shares allocated to the ESOP is "excessive" (I.E., generally greater than five percent of outstanding shares).

401(k) EMPLOYEE BENEFIT PLANS

Generally, vote FOR proposals to implement a 401(k) savings plan for employees.

EXPENSING OF STOCK OPTIONS

Generally, vote AGAINST shareholder proposals to expense stock options before such treatment is required by the Federal Accounting Standards Board.

HOLDING PERIODS

Generally, vote AGAINST proposals requiring mandatory periods for officers and directors to hold company stock.

9.     STATE OF INCORPORATION

VOTING ON STATE TAKEOVER STATUTES

Review on a CASE-BY-CASE basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freezeout provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, antigreenmail provisions, and disgorgement provisions).

VOTING ON REINCORPORATION PROPOSALS

Proposals to change a company's state of incorporation should be examined on a CASE-BY-CASE basis. Generally, vote FOR management reincorporation proposals upon which another key proposal, such as a merger transaction, is contingent if the other key proposal is also supported. Generally, vote AGAINST shareholder reincorporation proposals not also supported by the company.

10.    MERGERS AND CORPORATE RESTRUCTURINGS

Input from the Investment Professional(s) for a given Fund shall be given primary consideration with respect to proposals regarding merger transactions or other corporate restructurings being considered on behalf of that Fund.

MERGERS AND ACQUISITIONS

Votes on mergers and acquisitions should be considered on a CASE-BY-CASE basis.

CORPORATE RESTRUCTURING

Votes on corporate restructuring proposals, including minority squeezeouts, leveraged buyouts, spinoffs, liquidations and asset sales, should be considered on a CASE-BY-CASE basis.

SPINOFFS

Votes on spinoffs should be considered on a CASE-BY-CASE basis.

ASSET SALES

Votes on asset sales should be made on a CASE-BY-CASE basis.

LIQUIDATIONS

Votes on liquidations should be made on a CASE-BY-CASE basis.

ADJOURNMENT

Generally, vote FOR proposals to adjourn a meeting to provide additional time for vote solicitation when the primary proposal is also voted FOR.

APPRAISAL RIGHTS

Generally, vote FOR proposals to restore, or provide shareholders with, rights of appraisal.

CHANGING CORPORATE NAME

Generally, vote FOR changing the corporate name.

11.    MUTUAL FUND PROXIES

ELECTION OF DIRECTORS

Vote the election of directors on a CASE-BY-CASE basis.

CONVERTING CLOSED-END FUND TO OPEN-END FUND

Vote conversion proposals on a CASE-BY-CASE basis.

PROXY CONTESTS

Vote proxy contests on a CASE-BY-CASE basis.

INVESTMENT ADVISORY AGREEMENTS

Vote the investment advisory agreements on a CASE-BY-CASE basis.

APPROVING NEW CLASSES OR SERIES OF SHARES

Generally, vote FOR the establishment of new classes or series of shares.

PREFERRED STOCK PROPOSALS

Vote the authorization for or increase in preferred shares on a CASE-BY-CASE basis.

1940 ACT POLICIES

Vote these proposals on a CASE-BY-CASE basis.

CHANGING A FUNDAMENTAL RESTRICTION TO A NONFUNDAMENTAL RESTRICTION

Vote these proposals on a CASE-BY-CASE basis.

CHANGE FUNDAMENTAL INVESTMENT OBJECTIVE TO NONFUNDAMENTAL

Generally, vote AGAINST proposals to change a fund's fundamental investment objective to nonfundamental.

NAME RULE PROPOSALS

Vote these proposals on a CASE-BY-CASE basis.

DISPOSITION OF ASSETS/TERMINATION/LIQUIDATION

Vote these proposals on a CASE-BY-CASE basis.

CHANGES TO THE CHARTER DOCUMENT

Vote changes to the charter document on a CASE-BY-CASE basis.

CHANGING THE DOMICILE OF A FUND

Vote reincorporations on a CASE-BY-CASE basis.

CHANGE IN FUND'S SUBCLASSIFICATION

Vote these proposals on a CASE-BY-CASE basis.

AUTHORIZING THE BOARD TO HIRE AND TERMINATE SUBADVISORS WITHOUT SHAREHOLDER APPROVAL

Generally, vote FOR these proposals.

DISTRIBUTION AGREEMENTS

Vote these proposals on a CASE-BY-CASE basis.

MASTER-FEEDER STRUCTURE

Generally, vote FOR the establishment of a master-feeder structure.

MERGERS

Vote merger proposals on a CASE-BY-CASE basis.

ESTABLISH DIRECTOR OWNERSHIP REQUIREMENT

Generally, vote AGAINST shareholder proposals for the establishment of a director ownership requirement.

REIMBURSE SHAREHOLDER FOR EXPENSES INCURRED

Voting to reimburse proxy solicitation expenses should be analyzed on a CASE-BY-CASE basis.

TERMINATE THE INVESTMENT ADVISOR

Vote to terminate the investment advisor on a CASE-BY-CASE basis.

12.    SOCIAL AND ENVIRONMENTAL ISSUES

These issues cover a wide range of topics. In general, unless otherwise specified herein, vote CASE-BY-CASE. While a wide variety of factors may go into each analysis, the overall principle guiding all vote recommendations focuses on how or whether the proposal will enhance the economic value of the company. Because a company's board is likely to have access to relevant, non-public information regarding a company's business, such proposals will generally be voted in a manner intended to give the board (rather than shareholders) latitude to set corporate policy and oversee management.

Absent concurring support from the issuer, compelling evidence of abuse, significant public controversy or litigation, the issuer's significant history of relevant violations; or activities not in step with market practice or regulatory requirements, or unless provided for otherwise herein, generally vote AGAINST shareholder proposals seeking to dictate corporate conduct, apply existing law or release information that would not help a shareholder evaluate an investment in the corporation as an economic matter. Such proposals would generally include those seeking preparation of reports and/or implementation or additional disclosure of corporate policies related to issues such as consumer and public safety, environment and energy, labor standards and human rights, military business and political concerns, workplace diversity and non-discrimination, sustainability, social issues, vendor activities, economic risk or matters of science and engineering.

13.    GLOBAL PROXIES

The foregoing Guidelines provided in connection with proxies of U.S. issuers shall also be applied to global proxies where applicable and not provided for otherwise herein. The following provide for differing regulatory and legal requirements, market practices and political and economic systems existing in various global markets.

Unless otherwise provided for herein, it shall generally be the policy of the Funds to vote AGAINST global proxy proposals in cases in which the Agent recommends voting AGAINST such proposal because relevant disclosure by the issuer, or the time provided for consideration of such disclosure, is inadequate.

ROUTINE MANAGEMENT PROPOSALS

Generally, vote FOR the following and other similar routine management proposals:

   -   the opening of the shareholder meeting

   -   that the meeting has been convened under local regulatory requirements
   -   the presence of quorum
   -   the agenda for the shareholder meeting
   -   the election of the chair of the meeting
   -   the appointment of shareholders to co-sign the minutes of the meeting
   -   regulatory filings (E.G., to effect approved share issuances)
   - the designation of inspector or shareholder representative(s) of minutes of meeting
   -   the designation of two shareholders to approve and sign minutes of meeti
   -   the allowance of questions
   -   the publication of minutes
   -   the closing of the shareholder meeting

DISCHARGE OF MANAGEMENT/SUPERVISORY BOARD MEMBERS

Generally, vote FOR management proposals seeking the discharge of management and supervisory board members, unless there is concern about the past actions of the company's auditors or directors or legal action is being taken against the board by other shareholders.

DIRECTOR ELECTIONS

Unless otherwise provided for herein, the Agent's standards with respect to determining director independence shall apply. These standards generally provide that, to be considered completely independent, a director shall have no material connection to the company other than the board seat.

Agreement with the Agent's independence standards shall not dictate that a Fund's vote shall be cast according to the Agent's corresponding recommendation. Further, the application of Guidelines in connection with such standards shall apply only in cases in which the nominee's level of independence can be ascertained based on available disclosure. Votes on director nominees not subject to policies described herein should be made on a CASE-BY-CASE basis.

For issuers domiciled in Bermuda, Canada, Cayman Islands, British Virgin Islands or other tax haven markets, generally vote AGAINST non-independent directors in cases in which the full board serves as the audit committee, or the company does not have an audit committee.

For issuers in all markets, including those in tax haven markets and those in Japan that have adopted the U.S.-style board-with-committees structure, vote AGAINST non-independent directors who sit on the audit committee unless the slate of nominees is bundled, in which case the proposal(s) to elect board members shall be considered on a CASE-BY-CASE basis.

In tax haven markets, DO NOT VOTE AGAINST non-independent directors in cases in which the full board serves as the compensation committee, or the company does not have a compensation committee.

DO NOT VOTE AGAINST non-independent directors who sit on the compensation or nominating committees, provided that such committees meet the applicable independence requirements of the relevant listing exchange.

In cases in which committee membership is unclear, consider non-independent director nominees on a CASE-BY-CASE basis if no other issues have been raised in connection with his/her nomination.

INDEPENDENT STATUTORY AUDITORS

With respect to Japanese companies that have not adopted the U.S.-style board-with-committees structure, vote AGAINST any nominee to the position of "independent statutory auditor" whom the Agent considers affiliated, E.G., if the nominee has worked a significant portion of his career for the company, its main bank or one of its top shareholders. Where shareholders are forced to vote on multiple nominees in a single resolution, vote AGAINST all nominees.

NOMINATING COMMITTEE

Generally, vote AGAINST proposals that permit non-board members to serve on the nominating committee.

DIRECTOR REMUNERATION

Consider director compensation plans on a CASE-BY-CASE basis. Generally, vote FOR proposals to approve the remuneration of directors as long as the amount is not excessive and there is no evidence of abuse.

RETIREMENT BONUSES

With respect to Japanese companies, follow the Agent's guidelines for proposals regarding payment of retirement bonuses to directors and auditors: Generally vote FOR such proposals if all payments are for directors and auditors who have served as executives of the company. Generally vote AGAINST such proposals if one or more payments are for non-executive, affiliated directors or statutory auditors; when one or more of the individuals to whom the grants are being proposed (1) has not served in an executive capacity for the company for at least three years or (2) has been designated by the company as an independent statutory auditor, regardless of the length of time he/she has served.

STOCK OPTION PLANS

With respect to Japanese companies, follow the Agent's guidelines with respect to proposals regarding option grants to independent internal statutory auditors, generally voting AGAINST such plans.

SHARES RESERVED FOR ISSUANCE OF OPTIONS OR EMPLOYEE SHARE-PURCHASE PLANS

Generally vote AGAINST option plans, or the issuance of shares in connection with such plans, that provide discounts to executives, are administered by potential grant recipients, or are markedly out of line with market practice. Consider proposals in connection with option plans or the issuance of shares in connection with them in other instances on a CASE-BY-CASE basis.

GENERAL SHARE ISSUANCES

Generally vote AGAINST proposals to issue shares (with or without preemptive rights) in cases in which concerns have been identified by the Agent with respect to inadequate disclosure, inadequate restrictions on discounts, or authority to refresh share issuance amounts without prior shareholder approval. Consider such proposals on a CASE-BY-CASE basis in cases in which the issuance exceeds the Agent's guidelines for issuances based on percentage of capital or dilution.

APPROVAL OF FINANCIAL STATEMENTS AND DIRECTOR AND AUDITOR REPORTS

Generally, vote FOR management proposals seeking approval of financial accounts and reports, unless there is concern about the company's financial accounts and reporting.

REMUNERATION OF AUDITORS

Generally, vote FOR proposals to authorize the board to determine the remuneration of auditors, unless there is evidence of excessive compensation relative to the size and nature of the company.

INDEMNIFICATION OF AUDITORS

Generally, vote AGAINST proposals to indemnify auditors.

ALLOCATION OF INCOME AND DIVIDENDS

Consider management proposals concerning allocation of income and the distribution of dividends on a CASE-BY-CASE basis.

STOCK (SCRIP) DIVIDEND ALTERNATIVES

Generally, vote FOR most stock (scrip) dividend proposals, but vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

DEBT ISSUANCE REQUESTS

When evaluating a debt issuance request, the issuing company's present financial situation is examined. The main factor for analysis is the company's current debt-to-equity ratio, or gearing level. A high gearing level may incline markets and financial analysts to downgrade the company's bond rating, increasing its investment risk factor in the process. A gearing level up to 100 percent is considered acceptable.

Generally, vote FOR debt issuances for companies when the gearing level is between zero and 100 percent. Review on a CASE-BY-CASE basis proposals where the issuance of debt will result in the gearing level being greater than 100 percent, comparing any such proposed debt issuance to industry and market standards.

FINANCING PLANS

Generally, vote FOR the adoption of financing plans if they are in the best economic interests of shareholders.

RELATED PARTY TRANSACTIONS

Consider related party transactions on a CASE-BY-CASE basis. Generally, vote FOR approval of such transactions unless the agreement requests a strategic move outside the company's charter or contains unfavorable terms.

CAPITALIZATION OF RESERVES

Generally, vote FOR proposals to capitalize the company's reserves for bonus issues of shares or to increase the par value of shares.

ARTICLE AMENDMENTS

Review on a CASE-BY-CASE basis all proposals seeking amendments to the articles of association.

Generally, vote FOR an article amendment if:
   -   it is editorial in nature;
   -   shareholder rights are protected;
   -   there is negligible or positive impact on shareholder value;
   -   management provides adequate reasons for the amendments; or
   -   the company is required to do so by law (if applicable).

With respect to article amendments for Japanese companies:
   - Generally vote FOR management proposals to amend a company's articles to provide for an expansion or reduction in the size of the board, unless the expansion/reduction is clearly disproportionate to the growth/decrease in the scale of the business.
   - Generally follow the Agent's guidelines with respect to management proposals regarding amendments to authorize share repurchases at the board's discretion, voting AGAINST proposals unless there is little to no likelihood of a "creeping takeover" (major shareholder owns nearly enough shares to reach a critical control threshold) or constraints on liquidity (free float of shares is low), and where the company is trading at below book value or is facing a real likelihood of substantial share sales; or where this amendment is bundled with other amendments which are clearly in shareholders' interest.

OTHER BUSINESS

In connection with global proxies, vote in accordance with the Agent's market-specific recommendations on management proposals for Other Business, generally AGAINST.

                                     PART C
                                OTHER INFORMATION
                              ING PRIME RATE TRUST

                           (25,000,000 COMMON SHARES)

ITEM 24.    FINANCIAL STATEMENTS AND EXHIBITS

      1.    Financial Statements

            Contained in Part A:

            Financial Highlights for the years ended February 28, 2005, February 29, 2004, February 28, 2003, 2002 and 2001; February 29, 2000.

            Financial Statements are incorporated in Part B by reference to Registrant's February 28, 2005 Annual Report (audited).

      2.    Exhibits

            (a)    (i)     Agreement and Declaration of Trust(1)

                   (ii) Amendment to the Agreement and Declaration of Trust dated March 26, 1996 and effective April 12, 1996(1)

                   (iii) Amendment to the Agreement and Declaration of Trust dated October 23, 1998 and effective November 16, 1998(7)

                   (iv) Amendment to the Agreement and Declaration of Trust dated October 20, 2000 and effective October 20, 2000(9)

                   (v) Amendment to the Agreement and Declaration of Trust dated February 20, 2002 and effective March 1, 2002(10)

            (b)    (i)     By-Laws(2)

                   (ii)    Amendment to By-Laws(2)

                   (iii)   Amendment to By-Laws(8)

                   (iv)    Amendment to By-Laws(9)

            (c)    Not Applicable

            (d)    (i)     Certificate of Designation for Preferred Shares(9)

                   (ii)    Form of Share Certificate(9)

            (e)    Shareholder Investment Program. (12)

            (f)    Not Applicable

            (g)    (i)     Investment Management Agreement between ING
                           Investment Management, LLC and ING Prime Rate
                           Trust(9)

                           1. Amended Schedule of Approvals with respect to the Investment Management Agreement between ING Investments, LLC and ING Prime Rate Trust. (12)

                   (ii) Sub-Advisory Agreement between ING Investments, LLC and Aeltus Investment Management, Inc.(11)

                           1. First Amendment to Sub-Advisory Agreement, effective as of September 1, 2003, between ING Investments, LLC and Aeltus Investment Management, Inc. with regards to ING Prime Rate Trust. (12)

            (h)    (i)     From of Amended and Restated Distribution Agreement,
                           dated June 15, 2004, between ING Prime Rate Trust and
                           ING Funds Distributor, LLC. (12)

                   (ii) Underwriting Agreement for the Preferred Shares, dated November 13, 2000. (12)

                           1. Underwriting Agreement for the Preferred Shares, dated October 30, 2000. (12)

            (i)    Not Applicable

            (j)    (i)     Custodian and Investment Accounting Agreement between
                           Registrant and State Street Bank and Trust Company, effective November 1, 2001. (12)

                           1. First Amendment to the Custodian and Investment Accounting Agreement dated March 1, 2002. (12)

                           2. Amended and Restated Exhibit A with respect to the Custodian and Investment Accounting Agreement. (12)

                   (ii)    Fee Allocation Agreement, dated August 21, 2003. (12)

                           1. Amended Schedule A to the Fee Allocation Agreement. (12)

                   (iii) Proxy Agent Fee Allocation Agreement, dated August 21, 2003. (12)

                           1. Amended Schedule A to the Proxy Agent Fee Allocation Agreement. (12)

                   (iv) Allocation Agreement Fidelity Bond, made May 24, 2002. (12)

                           1.    Amended Schedule A to the Allocation Agreement.
                                 (12)

                   (v) Allocation Agreement Directors & Officers, made May 24, 2002. (12)

                           1. Amended Schedule A to the Allocation Agreement Directors & Officers. (12)

                   (vi) Agency Agreement, made November 30, 2000 by and between Registrant and DST Systems, Inc. (12)

                           1. Amended and Restated Exhibit A with respect to the Agency Agreement between The Funds and DST Systems, Inc., dated February 25, 2004. (12)

            (k)    (i)     Amended and Restated Administration Agreement,
                           amended and restated on April 27, 2000. (12)

                   (ii) Amendment to the Amended and Restated Administration Agreement(10)

                   (iii) Revolving Credit and Security Agreement between ING Prime Rate Trust and Citibank, dated as of July 16, 2003. (12)

                           1. Amendment No. 1 to the Revolving Credit and Security Agreement, dated February 3, 2004.
                                 (12)

                   (iv) Second Amended and Restated Credit Agreement with Bank of America. (12)

                   (v) Auction Agency Agreement, dated as of November 16, 2000. (12)

                           1. Auction Agency Agreement, dated as of November 2, 2000. (12)

                   (vi) Broker-Dealer Agreement, dated as of November 16, 2000 (UBS). (12)

                           1.    Broker-Dealer Agreement, dated as of November
                                 16, 2000 (Salomon Smith Barney). (12)
                           2.    Broker-Dealer Agreement, dated as of November
                                 16, 2000 (Lehman Brothers). (12)
                           3. Broker-Dealer Agreement, dated as of November 16, 2000 (Gruntal & Co.). (12)
                           4. Broker-Dealer Agreement, dated as of November 2, 2000 (PaineWebber). (12)
                           5. Broker-Dealer Agreement, dated as of November 2, 2000 (Gruntal & Co.). (12)
                           6. Broker-Dealer Agreement, dated as of November 2, 2000 (Salomon Smith Barney). (12)
                           7. Broker-Dealer Agreement, dated as of October 31, 2000 (Lehman Brothers). (12)

                   (vii) DTC Letter of Representations as to Preferred Shares, dated November 15, 2000. (12)

                           1. DTC Letter of Representation as to Preferred Shares, dated November 1, 2000. (12)

            (l)    Opinion of Dechert Price & Rhoads(7)

            (m)    Not Applicable

            (n)    (i)     Consent of Dechert LLP - to be filed by subsequent
                           amendment.

                   (ii) Consent of KPMG LLP - to be filed by subsequent amendment.

            (o)    Not Applicable

            (p)    Certificate of Initial Capital(4)

            (q)    Not Applicable

            (r)    (i)     ING Funds Code of Ethics, effective June 1, 2004.
                           (12)

                   (ii)    Aeltus Investment Management, Inc. Code of Ethics(11)

----------
(1) Incorporated herein by reference to Amendment No. 20 to Registrant's Registration Statement under the Investment Company Act of 1940 (the "1940 Act") on Form N-2 (File No. 811-5410), filed on September 16, 1996.

(2) Incorporated herein by reference to Amendment No. 24 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on November 7, 1997.

(3) Incorporated herein by reference to Amendment No. 22 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on June 23, 1997.

(4) Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's initial registration statement on form N-2 (File No. 33-18886), filed on January 22, 1988.

(5) Incorporated herein by reference to Amendment No. 27 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on May 15, 1998.

(6) Incorporated herein by reference to Amendment No. 28 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on August 19, 1998.

(7) Incorporated herein by reference to Amendment No. 29 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on December 2, 1998.

(8) Incorporated herein by reference to Amendment No. 33 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on May 9, 2000.

(9) Incorporated herein by reference to Amendment No. 38 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on October 23, 2000.

(10) Incorporated herein by reference to Amendment No. 45 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on April 30, 2002.

(11) Incorporated herein by reference to Amendment No. 53 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on June 26, 2003.

(12) Incorporated herein by reference to Amendment No. 58 to Registrant's Registration Statement under the 1940 Act on Form N-2 (File No. 811-5410), filed on June 28, 2004.

ITEM 25.    MARKETING AGREEMENTS

      Not Applicable.

ITEM 26.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth expenses incurred or estimated to be incurred in connection with the offering described in the Registration Statement.

 Registration Fees                                                $

 Trustee Fees                                                     $

 Rating Agency Fees                                               $

 Printing Expenses                                                $

 Legal Fees                                                       $

 Accounting Fees and Expenses                                     $

 Miscellaneous Expenses                                           $

      Total                                                       $

ITEM 27.    PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

      Not Applicable.

ITEM 28.    NUMBER OF HOLDERS OF SECURITIES

      (1) TITLE OF CLASS                                   (2) NUMBER OF RECORD HOLDERS
          --------------                                       ------------------------
      Auction Rate Cumulative Preferred Shares             ___ as of June __, 2005
      of beneficial interest, par value $0.01 per
      share, Series M, T, W, Th and F

      Common Shares of beneficial interest,                ____ as of June __, 2005
      par value $0.01 per share

ITEM 29.    INDEMNIFICATION

      Registrant's Agreement and Declaration of Trust generally provides that the Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) ("Covered Persons") against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, by reason of being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated (a) not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interest of the Trust or (b) to be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duties involved in the conduct of such Covered Person's office.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will submit, unless in the opinion of its counsel the matter has been settled by controlling precedent, to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 30.    BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

      Information as to the Trustees and officers of the Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-48282) filed under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and is incorporated herein by reference thereto.

      Information as to the directors and officers of the sub-adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the sub-adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV for ING Investment Management Co. (File No. 801-9046) filed under the Investment Adviser Act of 1940, as amended, and is incorporated by reference thereto.

ITEM 31.    LOCATION OF ACCOUNTS AND RECORDS

      The amounts and records of the Registrant will be maintained at its office at 7337 E. Doubletree Ranch Road, Scottsdale, Arizona 85258, at the office of its sub-adviser, ING Investment Management Co., 230 Park Avenue, New York, NY 10169 and at the office of its custodian, State Street Bank & Trust - Kansas City, 801 Pennsylvania, Kansas City, Missouri 64105.

ITEM 32.    MANAGEMENT SERVICES

      Not Applicable.

ITEM 33.    UNDERTAKINGS

      1. The Registrant undertakes to suspend the Offer until the prospectus is amended if (1) subsequent to the effective date of this registration statement, the net asset value declines more than ten percent from its net asset value as of the effective date of this registration statement or (2) the net asset value increases to an amount greater than the net proceeds as stated in the prospectus included in this registration statement.

      2.    Not Applicable.

      3.    Not Applicable.

      4.    Not Applicable.

      5.

            a. The Registrant undertakes that for the purpose of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 497(h) under the 1933 Act [17 CFR 230.497(h)] shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

            b. that for the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      6. The Registrant undertakes to send by first class mail or other means designed to ensure equally prompt delivery, within two business days of receipt of a written or oral request, any Statement of Additional Information.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Scottsdale in the State of Arizona this 22nd day of April, 2005.

                              ING PRIME RATE TRUST

                              By:  /s/ Huey P. Falgout, Jr.
                                   ------------------------
                                   Huey P. Falgout, Jr.
                                   Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

          SIGNATURE                               TITLE                              DATE
          ---------                               -----                              ----
                                                  Trustee                       April 22, 2005
----------------------------------------
            John V. Boyer*


                                                  Trustee                       April 22, 2005
----------------------------------------
           John G. Turner*


                                                  President and Chief           April 22, 2005
                                                  Executive Officer
----------------------------------------
          James M. Hennessy*


            /s/ Todd Modic                        Senior Vice President,
                                                  Chief/Principal Financial     April 22, 2005
                                                  Officer
----------------------------------------
              Todd Modic


                                                  Trustee                       April 22, 2005
----------------------------------------
          J. Michael Earley*


                                                  Trustee                       April 22, 2005
----------------------------------------
        R. Barbara Gitenstein*

                                                  Trustee                       April 22, 2005
----------------------------------------
          Patrick W. Kenny*


                                                  Trustee                       April 22, 2005
----------------------------------------
         Walter H. May, Jr.*


                                                  Trustee                       April 22, 2005
----------------------------------------
         Thomas J. McInerney*


                                                  Trustee                       April 22, 2005
----------------------------------------
             Jock Patton*


                                                  Trustee                       April 22, 2005
----------------------------------------
          David W.C. Putnam*


                                                  Trustee                       April 22, 2005
----------------------------------------
          Roger B. Vincent*


                                                  Trustee                       April 22, 2005
----------------------------------------
        Richard A. Wedemeyer*


*By: /s/ Huey P. Falgout, Jr.
     ------------------------
       Huey P. Falgout, Jr.
        Attorney-in-Fact**

----------
** Powers of Attorney for each Trustee and James M. Hennessy are filed herewith.

                                  EXHIBIT INDEX

                              ING PRIME RATE TRUST
                           (25,000,000 COMMON SHARES)

EXHIBIT NUMBER   EXHIBIT NAME
--------------   ---------------------------------------------------------------
None

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ David W.C. Putnam
------------------------------------
David W.C. Putnam, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ J. Michael Earley
------------------------------------
J. Michael Earley, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Officer, constitute and appoint Huey P. Falgout, Jr., Jeffrey
S. Puretz, Theresa K. Kelety and Michael J. Roland, and each of them individually, the true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment Companies:

   REGISTRANT                         1933 ACT SEC FILING #        1940 ACT SEC FILING #
   ING Investors Trust                33-23512                     811-5629
   ING Partners, Inc.                 333-32575                    811-08319
   ING Equity Trust                   333-56881                    811-8817
   ING Funds Trust                    333-59745                    811-8895
   ING Investment Funds, Inc.         002-34552                    811-1939
   ING Mayflower Trust                33-67852                     811-7978
   ING Mutual Funds                   33-56094                     811-7428
   ING Variable Insurance Trust       333-83071                    811-9477
   ING Variable Products Trust        33-73140                     811-8220
   ING VP Emerging Markets Fund, Inc. 33-73520                     811-8250
   ING VP Natural Resources Trust     33-26116                     811-5710
   USLICO Series Fund                 33-20957                     811-05451
   ING Prime Rate Trust               333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
   ING Senior Income Fund             333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ James M. Hennessy
----------------------------
James M. Hennessy
      President and Chief Executive Officer
        ING Investors Trust and ING Partners, Inc.
      President, Chief Executive Officer and Chief Operating Officer
        ING Equity Trust, ING Funds Trust, ING Investment Funds, Inc., ING Mayflower Trust, ING Mutual Funds, ING Variable Insurance Trust, ING Variable Products Trust, ING VP Emerging Markets Fund, Inc., ING VP Natural Resources Trust, USLICO Series Fund, ING Prime Rate Trust and ING Senior Income Fund.

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ Jock Patton
--------------------------------
Jock Patton, Chairman, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Chairman and Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ John G. Turner
-----------------------------------------
John G. Turner, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ R. Barbara Gitenstein
----------------------------------------
R. Barbara Gitenstein, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ Richard A. Wedemeyer
---------------------------------------
Richard A. Wedemeyer, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ Roger B. Vincent
-----------------------------------
Roger B. Vincent, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ Thomas J. McInerney
--------------------------------------
Thomas J. McInerney, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ Walter H. May
--------------------------------
Walter H. May, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ John V. Boyer
--------------------------------
John V. Boyer, Director/Trustee

                                POWER OF ATTORNEY

I, the undersigned Director/Trustee, constitute and appoint Huey P. Falgout, Jr., Theresa K. Kelety, Jeffrey S. Puretz, James M. Hennessy and Michael J. Roland, and each of them individually, my true and lawful attorneys-in-fact and agents, with full power to them and each of them to sign for me, and in my name and in the capacity indicated below, as the case may be, any and all Post-Effective Amendments to Registration Statements filed with the Securities and Exchange Commission under the Securities Act of 1933 and under the Investment Company Act of 1940 for the following Registered Investment
Companies:

REGISTRANT                            1933 ACT SEC FILING #        1940 ACT SEC FILING #
ING Investors Trust                   33-23512                     811-5629
ING Partners, Inc.                    333-32575                    811-08319
ING Equity Trust                      333-56881                    811-8817
ING Funds Trust                       333-59745                    811-8895
ING Investment Funds, Inc.            002-34552                    811-1939
ING Mayflower Trust                   33-67852                     811-7978
ING Mutual Funds                      33-56094                     811-7428
ING Variable Insurance Trust          333-83071                    811-9477
ING Variable Products Trust           33-73140                     811-8220
ING VP Emerging Markets Fund, Inc.    33-73520                     811-8250
ING VP Natural Resources Trust        33-26116                     811-5710
USLICO Series Fund                    33-20957                     811-05451
ING Prime Rate Trust                  333-68239 ($5 mil)           811-5410
                                      333-61831 ($25 mil)          811-5410
ING Senior Income Fund                333-54910                    811-10223

I hereby ratify and confirm on the date set forth below, my signature as it may be signed by my said attorney-in-fact and agent to any and all amendments to such Registration Statements.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of January 1, 2005.


/s/ Patrick Kenny
--------------------------------
Patrick Kenny, Director/Trustee